                                                                      Exhibit 10









                                  MULTICURRENCY
                           REVOLVING CREDIT AGREEMENT



                          dated as of December 16, 1996



                                      among



                      SENSORMATIC ELECTRONICS CORPORATION,



                     THE FIRST NATIONAL BANK OF BOSTON, the
             other lending institutions listed on Schedule 1 hereto



                                       and



                       THE FIRST NATIONAL BANK OF BOSTON,
                                    as Agent



                                       and



                     NATIONSBANK, N.A. as Syndication Agent

                                TABLE OF CONTENTS


1.  DEFINITIONS AND RULES OF INTERPRETATION.  .......................................................1
         1.1.  Definitions.  ........................................................................1
         1.2.  Rules of Interpretation.  ............................................................18
2.  THE REVOLVING CREDIT FACILITY.  .................................................................18
         2.1.  Commitment to Lend.  .................................................................18
         2.2.  Facility Fee.  .......................................................................19
         2.3.  Reduction of Total Commitment.  ......................................................19
         2.4.  The Revolving Credit Notes.  .........................................................19
         2.5.  Interest on Revolving Credit Loans.  .................................................20
         2.6.  Requests for Revolving Credit Loans.  ................................................20
         2.7.  Conversion Options.  .................................................................21
                  2.7.1.  Conversion to Different Type of Revolving Credit Loan.  ...................21
                  2.7.2.  Continuation of Type of Revolving Credit Loan.  ...........................21
                  2.7.3.  Eurocurrency Rate Loans.  .................................................21
         2.8.  Funds for Revolving Credit Loan.  ....................................................22
                  2.8.1.  Funding Procedures.  ......................................................22
                  2.8.2.  Advances by Agent.  .......................................................22
         2.9.  Optional Currencies.  ................................................................23
                  2.9.1.  Request for Optional Currency..............................................23
                  2.9.2.  Exchange Rate.  ...........................................................24
                  2.9.3.  Multiple Denominations.  ..................................................24
                  2.9.4.  Repayment.  ...............................................................24
                  2.9.5.  Funding.  .................................................................24
         2.10.  Termination of Total Commitment; Change in Control.  ................................25
         2.11.  Swing Line Loans; Settlements........................................................25
3.  REPAYMENT OF THE REVOLVING CREDIT LOANS.  .......................................................27
         3.1.  Maturity.  ...........................................................................27
         3.2.  Mandatory Repayments of Revolving Credit Loans.  .....................................27
         3.3.  Optional Repayments of Revolving Credit Loans.  ......................................27
4.  COMPETITIVE BID LOANS.  .........................................................................28
         4.1.  The Competitive Bid Option.  .........................................................28
         4.2.  Competitive Bid Loan Accounts: Competitive Bid Notes.  ...............................28
         4.3.  Competitive Bid Quote Request; Invitation for Competitive Bid Quotes.  ...............29
         4.4.  Alternative Manner of Procedure.  ....................................................29
         4.5.  Submission and Contents of Competitive Bid Quotes.  ..................................30
         4.6.  Notice to Parent.  ...................................................................31
         4.7.  Acceptance and Notice by Parent and Agent.  ..........................................31
         4.8.  Allocation by Agent.  ................................................................32
         4.9.  Funding of Competitive Bid Loans.  ...................................................32
         4.10.  Funding Losses.  ....................................................................32
         4.11.  Repayment of Competitive Bid Loans; Interest.  ......................................32
         4.12.  Optional Repayment of Competitive Bid Loans.  .......................................32
5.  LETTERS OF CREDIT.  .............................................................................33
         5.1.  Letter of Credit Commitments..........................................................33
                  5.1.1.  Commitment to Issue Letters of Credit.  ...................................33
                  5.1.2.  Letter of Credit Applications.  ...........................................33
                  5.1.3.  Terms of Letters of Credit.  ..............................................33
                  5.1.4.  Reimbursement Obligations of Banks.  ......................................33
                  5.1.5.  Participations of Banks.  .................................................34

         5.2.  Reimbursement Obligation of the Borrowers.  ..........................................34
         5.3.  Letter of Credit Payments.  ..........................................................34
         5.4.  Obligations Absolute.  ...............................................................35
         5.5.  Reliance by Issuer.  .................................................................35
         5.6.  Letter of Credit Fee.  ...............................................................35
6.  GUARANTY.  ......................................................................................36
         6.1.  Guaranty.  ...........................................................................36
         6.2.  Guaranty Absolute.  ..................................................................36
         6.3.  Effectiveness; Enforcement.  .........................................................37
         6.4.  Waiver.  .............................................................................38
         6.5.  Concerning Joint and Several Liability of the Parent.  ...............................38
         6.6.  Waiver.  .............................................................................39
         6.7.  Subrogation; Subordination.  .........................................................39
         6.8.  Currency of Payment.  ................................................................40
         6.9.  Underlying Obligations.  .............................................................40
7.  CERTAIN GENERAL PROVISIONS.  ....................................................................40
         7.1.  Closing Fee.  ........................................................................40
         7.2.  Agent's Fee.  ........................................................................40
         7.3.  Funds for Payments.  .................................................................40
                  7.3.1.  Payments to Agent.  .......................................................40
                  7.3.2.  No Offset, etc.  ..........................................................41
         7.4.  Computations.  .......................................................................41
         7.5.  Inability to Determine Eurocurrency Rate.  ...........................................41
         7.6.  Illegality.  .........................................................................42
         7.7.  Additional Costs, etc.  ..............................................................42
         7.8.  Capital Adequacy.  ...................................................................44
         7.9.  Certificate.  ........................................................................45
         7.10.  Indemnity.  .........................................................................45
         7.11.  Interest on Overdue Amounts.  .......................................................45
         7.12.  Lending Office.  ....................................................................45
         7.13.  Replacement Banks.  .................................................................46
8.  REPRESENTATIONS AND WARRANTIES.  ................................................................46
         8.1.  Corporate Existence and Power.  ......................................................46
         8.2.  Corporate and Governmental Authorization; No Contravention.  .........................47
         8.3.  Binding Effect.  .....................................................................47
         8.4.  Financial Information.  ..............................................................47
         8.5.  No Litigation.  ......................................................................48
         8.6.  Compliance with ERISA.  ..............................................................48
         8.7.  Compliance with Laws; Payment of Taxes.  .............................................48
         8.8.  Subsidiaries.  .......................................................................49
         8.9.  Investment Company Act.  .............................................................49
         8.10.  Public Utility Holding Company Act.  ................................................49
         8.11.  Ownership of Property; Liens.  ......................................................49
         8.12.  No Default.  ........................................................................49
         8.13.  Full Disclosure.  ...................................................................49
         8.14.  Environmental Matters.  .............................................................49
         8.15.  Capital Stock.  .....................................................................50
         8.16.  Margin Stock.  ......................................................................50
         8.17.  Insolvency.  ........................................................................50
         8.18.  Governmental Approvals.  ............................................................51
         8.19.  No Filing, Recording Required.  .....................................................51
9.  AFFIRMATIVE COVENANTS OF THE BORROWER.  .........................................................51

         9.1.  Punctual Payment.  ...................................................................51
         9.2.  Maintenance of Office.  ..............................................................51
         9.3.  Records and Accounts.  ...............................................................52
         9.4.  Information.  ........................................................................52
         9.5.  Notices.  ............................................................................54
                  9.5.1.  Environmental Events.  ....................................................54
                  9.5.2.  Notice of Litigation and Judgments.  ......................................54
                  9.5.3.  Notice of Cancellation of Factoring Arrangements.  ........................54
         9.6.  Corporate Existence; Maintenance of Properties.  .....................................54
         9.7.  Insurance.  ..........................................................................55
         9.8.  Taxes.  ..............................................................................55
         9.9.  Inspection of Properties and Books, etc.  ............................................55
         9.10.  Compliance with Laws, Contracts, Licenses, and Permits.  ............................55
         9.11.  Employee Benefit Plans.  ............................................................56
         9.12.  Use of Proceeds.  ...................................................................56
         9.13.  Material Subsidiaries.  .............................................................56
         9.14.  Further Assurances.  ................................................................56
10.  CERTAIN NEGATIVE COVENANTS OF THE BORROWER.  ...................................................56
         10.1.  Debt.  ..............................................................................56
         10.2.  Liens.  .............................................................................57
         10.3.  Restricted Payments.  ...............................................................59
         10.4.  Merger or Consolidation.  ...........................................................59
         10.5.  Sale of Assets.  ....................................................................60
         10.6.  Environmental Matters.  .............................................................61
         10.7.  Environmental Release.  .............................................................61
         10.8.  Transactions with Affiliates.  ......................................................61
         10.9.  Sale and Leaseback.  ................................................................61
         10.10.  Subordinated Debt and Senior Notes.  ...............................................61
         10.11.  Employee Benefit Plans.  ...........................................................62
         10.12.  Dissolution.  ......................................................................62
         10.13.  Use of Proceeds.  ..................................................................62
         10.14.  Restrictions on Investments.  ......................................................62
11.  FINANCIAL COVENANTS OF THE BORROWERS.  .........................................................63
         11.1.  Net Worth.  .........................................................................63
         11.2.  Senior Debt/Total Capitalization.  ..................................................63
         11.3.  Total Indebtedness/Total Capitalization.  ...........................................63
12.  CLOSING CONDITIONS.  ...........................................................................63
         12.1.  Loan Documents.  ....................................................................64
         12.2.  Certified Copies of Charter Documents.  .............................................64
         12.3.  Corporate, Action.  .................................................................64
         12.4.  Incumbency Certificate.  ............................................................64
         12.5.  UCC Search Results.  ................................................................64
         12.6.  Certificates of Insurance.  .........................................................64
         12.7.  Solvency Certificate.  ..............................................................64
         12.8.  Opinion of Counsel.  ................................................................64
         12.9.  Payment of Fees.  ...................................................................64
13.  CONDITIONS TO ALL BORROWINGS.  .................................................................65
         13.1.  Representations True; No Event of Default.  .........................................65
         13.2.  No Legal Impediment.  ...............................................................65
         13.3.  Governmental Regulation.  ...........................................................65
14.  EVENTS OF DEFAULT; ACCELERATION; ETC.  .........................................................65
         14.1.  Events of Default and Acceleration.  ................................................65


         14.2.  Termination of Commitments.  ........................................................68
         14.3.  Remedies.  ..........................................................................68
         14.4.  Distribution of Proceeds.  ..........................................................68
         14.5.  Exchange Rate.  .....................................................................69
15.  SETOFF.  .......................................................................................70
16.  THE AGENT.  ....................................................................................70
         16.1.  Authorization.  .....................................................................70
         16.2.  Employees and Agents.  ..............................................................71
         16.3.  No Liability.  ......................................................................71
         16.4.  No Representations.  ................................................................71
         16.5.  Payments.  ..........................................................................71
                  16.5.1.  Payments to Agent.  ......................................................71
                  16.5.2.  Distribution by Agent.  ..................................................72
                  16.5.3.  Delinquent Banks.  .......................................................72
         16.6.  Holders of Notes.  ..................................................................72
         16.7.  Indemnity.  .........................................................................72
         16.8.  Agent as Bank.  .....................................................................73
         16.9.  Resignation.  .......................................................................73
17.  EXPENSES.  .....................................................................................73
18.  INDEMNIFICATION.  ..............................................................................74
19.  SURVIVAL OF COVENANTS, ETC.  ...................................................................75
20.  ASSIGNMENT AND PARTICIPATION.  .................................................................75
         20.1.  Conditions to Assignment by Banks.  .................................................75
         20.2.  Certain Representations and Warranties; Limitations; Covenants.  ....................76
         20.3.  Register.  ..........................................................................77
         20.4.  General.  ...........................................................................77
         20.5.  Participations.  ....................................................................77
         20.6.  Disclosure.  ........................................................................77
         20.7.  Assignee or Participant Affiliated with the Parent.  ................................78
         20.8.  Miscellaneous Assignment Provisions.  ...............................................78
         20.9.  Assignment by Borrowers.  ...........................................................78
21.  NOTICES, ETC.  .................................................................................78
22.  GOVERNING LAW.  ................................................................................79
23.  HEADINGS.  .....................................................................................79
24.  COUNTERPARTS.  .................................................................................79
25.  ENTIRE AGREEMENT, ETC.  ........................................................................79
26.  WAIVER OF JURY TRIAL.  .........................................................................80
27.  CONSENTS, AMENDMENTS, WAIVERS, ETC.  ...........................................................80
28.  SEVERABILITY.  .................................................................................80

                                    SCHEDULES

         Schedule    1     Banks; Commitments
         Schedule  8.8     Subsidiaries
         Schedule 10.1     Debt
         Schedule 10.2     Liens


                                    EXHIBITS

         Exhibit A                  Revolving Credit Note
         Exhibit B                  Loan Request
         Exhibit C                  Swing Line Note
         Exhibit D                  Competitive Bid Note
         Exhibit E                  Competitive Bid Quote Request
         Exhibit F                  Invitation for Competitive Bid Quotes
         Exhibit G                  Competitive Bid Quote
         Exhibit H                  Notice of Acceptance or Non-acceptance
         Exhibit I                  Compliance Certificate
         Exhibit J                  Subordination Provisions
         Exhibit K                  Assignment and Acceptance
         Exhibit L                  Form of Election Request

                                  MULTICURRENCY
                           REVOLVING CREDIT AGREEMENT

         This MULTICURRENCY REVOLVING CREDIT AGREEMENT is made as of December 16, 1996, by and among (a) SENSORMATIC ELECTRONICS CORPORATION (the "Parent"), a Delaware corporation having its principal place of business at 951 Yamato Road, Boca Raton, Florida, (b) the other Borrowing Subsidiaries which may from time to time become parties hereto in accordance with the terms hereof, (c) THE FIRST NATIONAL BANK OF BOSTON, a national banking association, the other lending institutions listed on Schedule 1 hereto and (d) THE FIRST NATIONAL BANK OF BOSTON as agent for itself and such other lending institutions.

                   1. DEFINITIONS AND RULES OF INTERPRETATION.


         1.1. Definitions. The following terms shall have the meanings set forth in this Section 1 or elsewhere in the provisions of this Credit Agreement referred to below:

         Absolute Competitive Bid Loan(s).  See Section 4.3(a).

         Affiliate. Any Person that would be considered to be an affiliate of the Parent under Rule 144(a) of the Rules and Regulations of the Securities and Exchange Commission, as in effect on the date hereof, if the Parent were issuing securities.

         Agent. The First National Bank of Boston acting as agent for the Banks.

         Agent's Head Office. The Agent's head office located at 100 Federal Street, Boston, Massachusetts 02110, or at such other location as the Agent may designate from time to time.

         Agent's Letter Agreement. That certain letter agreement, dated as of December 16, 1996, between the Parent and the Agent relating to certain fees from time to time payable by the Borrowers to the Agent, together with all amendments and modifications thereto.

         Agent's Special Counsel. Bingham, Dana & Gould LLP or such other counsel as may be approved by the Agent.

         Applicable Eurocurrency Rate. The applicable rate per annum of interest on the Eurocurrency Loans shall be as set forth in the Pricing Table.

         Applicable Facility Fee Rate. The applicable rate per annum with respect to the Facility Fee as set forth in the Pricing Table.

         Applicable L/C Rate. The applicable rate per annum on the Maximum Drawing Amount shall be as set forth in the Pricing Table.

         Applicable Percentage. For the period from (a) the Closing Date through the date which is the first anniversary of the Closing Date, the Applicable Percentage shall be 32%, (b) the day after the first anniversary of the Closing Date through the date which is the second anniversary of the Closing Date, the Applicable Percentage shall be 29.6%, (c) the day after the second anniversary of the Closing Date through the date which is the third anniversary of the Closing Date, the Applicable Percentgage shall be 27.2% and (c) thereafter the Applicable Percentage shall be 24.8%.

         Applicable Swing Line Rate. The annual rate of interest agreed upon from time to time by FNBB and the Parent with respect to Swing Line Loans.

         Assignment and Acceptance.  See Section 20.1.

         Balance Sheet Date.  June 30, 1996.

         Banks. FNBB and the other lending institutions listed on Schedule 1 hereto and any other Person who becomes an assignee of any rights and obligations of a Bank pursuant to Section 20; provided that for purposes of any determinination with respect to Citicorp USA, Inc. under Sections 7.5, 7.6 or
7.7 or the third sentence of Section 2.9.1, "Bank" shall be deemed to include Citibank, N.A.

         Base Rate. The higher of (a) the annual rate of interest announced from time to time by FNBB at its head office in Boston, Massachusetts, as its "base rate" and (b) one-half of one percent (1/2%) above the Federal Funds Effective Rate. For the purposes of this definition, "Federal Funds Effective Rate" shall mean for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three funds brokers of recognized standing selected by the Agent.

         Base Rate Loans. Loans bearing interest calculated by reference to the Base Rate.

         Borrower. The Parent or any Borrowing Subsidiary, and "Borrowers" shall mean the Parent and each Borrowing Subsidiary.

         Borrowing Subsidiary. A Wholly-Owned Subsidiary of the Parent which shall have delivered to the Agent an election to become a Borrowing Subsidiary, in substantially the form of Exhibit L hereto (the "Election Request"), duly executed by such Wholly-Owned Subsidiary and the Parent and acknowledged by the Agent; provided, however that at any time at which a Borrowing Subsidiary owes no amounts hereunder, such Borrowing Subsidiary may, by written notice to the Agent (receipt of which is acknowledged by the Agent), rescind its election to become a Borrowing Subsidiary; and provided, further, in the event that any Wholly-Owned Subsidiary of the Parent elects to become a Borrowing Subsidiary, and such Subsidiary when it is a Borrower will be a Foreign Borrower that is not organized under the laws of the Netherlands, such Subsidiary shall only be permitted to become a Borrowing Subsidiary with the consent of all of the Banks.

         Business Day. Any day on which banking institutions in Boston, Massachusetts and New York, New York, are open for the transaction of commercial lending business and, in addition, (a) if Eurocurrency Rate Loans are involved, a day on which dealings in Dollars and the relevant Optional Currency and exchange can be carried on the relevant Eurocurrency Interbank Market and Dollar settlements of such dealings may be effected, in New York, New York and (b) if Optional Currency is involved, a day on which dealings in Dollars and in the relevant Optional Currency and exchange can be carried on in the principal financial center of the country in which such currency is legal tender.

         Capital Stock. Any nonredeemable capital stock of the Parent or any Consolidated Subsidiary (to the extent issued to a Person other than the Parent), whether common or preferred.

         Capitalized Leases. Leases under which any of the Borrowers or any of their Subsidiaries is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with generally accepted accounting principles.

         CERCLA. The Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Section 9601 et. seq. and its implementing regulations and amendments.

         CERCLIS. The Comprehensive Environmental Response Compensation and Liability Inventory System established pursuant to CERCLA.

         Change in Control. The (a) acquisition through purchase or otherwise by any Person, or group of Persons acting in concert, directly or indirectly, in one or more transactions, of beneficial ownership or control of securities representing more than fifty percent (50%) of the combined voting power of the Parent's voting stock (including the written agreement to act in concert (in a way which could reasonably be expected to have a material impact on the operations or methods of operation of the Parent) by Persons who beneficially own or control securities representing more than fifty percent (50%) of the combined voting power of the Parent's voting stock), or (b) entering into by the Parent of a written agreement providing for or contemplating an acquisition described in clause (a) or (c) hereof, or (c) expiration, without withdrawls reducing such percentage to fifty percent (50%) or less, of ten (10) days following the date on which shares representing more than fifty percent (50%) of the combined voting power of the Parent's voting stock have been tendered pursuant to a tender offer by any Person, including the Parent or a Subsidiary, for securities representing more than fifty percent (50%) of the combined voting power of the Parent's voting stock, whether or not such securities are purchased pursuant to such tender offer, or (d) the occurrence of any change of control under any other Debt instrument or agreement for the securitization or other sale of receivables to which the Parent or any Subsidiary is a party. The date on which an acquisition described in the foregoing sentence occurs is referred to as the "Effective Date of the Change in Control".

         Closing Date. The first date on which the conditions set forth in
Section 12 have been satisfied and any Loans are to be made or any Letter of Credit is to be issued hereunder.

         Code.  The Internal Revenue Code of 1986.

         Commitment. With respect to each Bank, the amount set forth on Schedule 1 hereto as the amount of such Bank's commitment to make Loans to, and to participate in the issuance, extension and renewal of Letters of Credit for the account of, the Borrowers, as the same may be reduced from time to time; or if such commitment is terminated pursuant to the provisions hereof, zero.

         Commitment Percentage. With respect to each Bank, the percentage set forth on Schedule 1 hereto as such Bank's percentage of the aggregate Commitments of all of the Banks (subject to automatic adjustment based upon termination of any Commitments and reduction of the Total Commitment pursuant to
Section 2.10).

         Competitive Bid Loan Accounts.  See Section 4.2(a).

         Competitive Bid Loans. A borrowing hereunder consisting of one or more loans made by any of the participating Banks whose offer to make a Competitive Bid Loan as part of such borrowing has been accepted by the Parent under the auction bidding procedure described in Section 4 hereof.

         Competitive Bid Margin.  See Section 4.5(b)(iv).

         Competitive Bid Notes.  See Section 4.2(b).

         Competitive Bid Quote. An offer by a Bank to make a Competitive Bid Loan in accordance with Section 4.5 hereof.

         Competitive Bid Quote Request.  See Section 4.3.

         Competitive Bid Rate.  See Section 4.5(b)(v).

         Compliance Certificate.  Section 9.4(c).

         Consolidated or consolidated. With reference to any term defined herein, shall mean that term as applied to the accounts of the Parent and its Consolidated Subsidiaries, consolidated in accordance with generally accepted accounting principles.

         Consolidated Debt. At any date the Debt of the Parent and its Consolidated Subsidiaries, determined on a consolidated basis as of such date.

         Consolidated Net Income. For any period, the net income (or loss) of the Parent and its Subsidiaries for such period, determined on a consolidated basis in accordance with generally accepted accounting principles after eliminating earnings or losses attributable to outstanding minority interests, but excluding in any event (a) net earnings and losses of any Subsidiary accrued prior to the date it became a Subsidiary; (b) net earnings and losses for any corporation (other than a Subsidiary), substantially all the assets of which have been acquired in any manner, realized by such other corporation prior to the date of such acquisition; (c) net earnings and losses of any corporation (other than a Subsidiary) with which the Parent or a Subsidiary shall have consolidated or which shall have merged into or with the Parent or a Subsidiary prior to the date of such consolidation or merger; (d) net earnings of any business entity (other than a Subsidiary) in which the Parent or any Subsidiary has an ownership interest unless such net earnings are immediately available without legal or contractual restriction for cash distributions to the Parent or such Subsidiary; (e) any portion of the net earnings of any Subsidiary which for any reason is legally or contractually unavailable for payment of cash dividends to the Parent or any other Subsidiary; (f) earnings resulting from any reappraisal, revaluation or write-up of assets; (g) any deferred or other credit representing any excess of the equity in any Subsidiary at the date of acquisition thereof over the amount invested in such Subsidiary; and (h) any reversal subsequent to March 31, 1996 of any reserve (other than a reserve created in the ordinary course of business in accordance with generally accepted accounting principles) except to the extent that provision for such reserve shall have been made from income arising subsequent to March 31, 1996.

         Consolidated Net Worth. The consolidated stockholders equity of the Parent and its Subsidiaries determined in accordance with generally accepted accounting principles.

         Consolidated Subsidiary. At any date any Subsidiary or other entity the accounts of which, in accordance with generally accepted accounting principles, would be consolidated with those of the Parent in its consolidated financial statements as of such date.

         Consolidated Total Assets. The total assets of the Parent and its Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles.

         Consolidated Total Capitalization. The sum of Consolidated Net Worth and Consolidated Debt.

         Consolidated Total Interest Expense. With respect to any Person, for any fiscal period, the aggregate amount of interest expense in respect of all Debt of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with generally accepted accounting principles (including but not limited to all non-cash interest payments, the interest portion of any deferred payment obligation and the interest component of Capitalized Lease obligations).

         Controlled Group. All members of a controlled up of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under
Section 414 of the Code.

         Conversion Request. A notice given by a Borrower to the Agent of a Borrower's election to convert or continue a Revolving Credit Loan in accordance with Section 2.7.

         Credit Agreement. This Multicurrency Revolving Credit Agreement, including the Schedules and Exhibits hereto.

         Debt. With respect to any Person at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) all obligations of such Person as lessee under capital leases, (e) all obligations of such Person to reimburse any bank or other Person in respect of amounts payable under a banker's acceptance, (f) all Redeemable Preferred Stock of such Person (in the event such Person is a corporation), (g) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (h) all Debt of others secured by a Lien on any asset of such Person, even though such Debt is not assumed by such Person, (i) all Debt of others Guaranteed by such Person,
(j) amounts of any reserves for doubtful accounts recorded on the books of such Person for leases, receivables and other accounts sold, factored or otherwise disposed of by such Person, (k) solely for purposes of Sections 10.1(d), 11.2 and 11.3 hereof, and without duplication for amounts set forth in subparagraph
(j) of this definition, (i) the recourse portion of all Term Receivables sold by such Person and (ii) the aggregate principal amount of all advances against Trade Receivables sold or factored by such Person in excess of $75,000,000, and
(l) solely for purposes of Section 10.1(e) hereof and without duplication for amounts set forth in subparagraph (j) of this definition, the recourse portion of all Term Receivables and Trade Receivables sold or factored by any Subsidiary; provided, that in no event shall "Debt" include any Factored Receivables Obligations except as expressly provided in subparagraphs (k) and
(l) of this definition.

         Default.  See Section 14.1.

         Disposition.  See Section 10.5.

         Dollar Equivalent. With respect to any amounts denominated in a currency other than Dollars, the amount (as conclusively ascertained by the Agent absent manifest error) in Dollars which is or could be purchased by the Agent (in accordance with its normal banking practices) with such amounts denominated in such other currency in the Nassau foreign currency deposits market for delivery on such date at the spot rate of exchange, at or about 11:00 a.m., local time at the Nassau Branch, on the date of determination.

         Dollars or $. Dollars in lawful currency of the United States of America.

         Domestic Borrowers.  Any Borrower which is not a Foreign Borrower.

         Domestic Lending Office. Initially, the office of each Bank designated as such in Schedule 1 hereto; thereafter, such other office of such Bank, if any, located within the United States that will be making or maintaining Base Rate Loans.

         Drawdown Date. The date on which any Loan is made or is to be made, and the date on which any Loan is converted or continued in accordance with Section 2.7.

         EBITDA. With respect to any fiscal period, an amount equal to Consolidated Net Income for such fiscal period, plus, to the extent otherwise deducted from Consolidated Net Income and without duplication, (a) depreciation and amortization for such period, plus (b) other noncash charges made in calculating Consolidated Net Income for such period, plus (c) tax expense for such period, plus (d) Consolidated Total Interest Expense for such period, all as determined in accordance with generally accepted accounting principles.

         Eligible Assignee. Any of (a) a commercial bank or financial institution organized under the laws of the United States, or any State thereof or the District of Columbia, and having total assets in excess of $1,000,000,000; (b) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having a net worth of at least $100,000,000, calculated in accordance with generally accepted accounting principles; (c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having total assets in excess of $1,000,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; (d) the central bank of any country which is a member of the OECD; and (e) if, but only if, any Event of Default has occurred and is continuing, any other bank, insurance company, commercial finance company or other financial institution or other Person approved by the Agent, such approval not to be unreasonably withheld.

         Employee Benefit Plan. Any employee benefit plan within the meaning of
Section 3(3) of ERISA maintained of contributed to by the Borrower or any ERISA Affiliate, other than a Multiemployer Plan.

         Environmental Authority. Any foreign, federal, state, local or regional government that exercises any form of jurisdiction or authority under any Environmental Requirement.

         Environmental Authorizations. All licenses, permits, orders, approvals, notices, registrations or other legal prerequisites for conducting the business of the Parent or any Subsidiary required by any Environmental Requirement.

         Environmental Judgments and Orders. All judgments, decrees or orders arising from or in any way associated with any Environmental Requirements, whether or not entered upon consent or written agreements with an Environmental Authority or other entity arising from or in any way associated with any Environmental Requirement, whether or not incorporated in a judgment, decree or order.

         Environmental Liabilities. Any liabilities whether accrued, contingent or otherwise, arising from and in any way associated with any Environmental Requirements.

         Environmental Notices. Notice from any Environmental Authority or by any other person or entity, of possible or alleged noncompliance with or liability under any Environmental Requirement, including without limitation any complaints, citations, demands or requests from any Environmental Authority or from any other person or entity for correction of any, violation of any Environmental Requirement or any investigations concerning any violation of any Environmental Requirement.

         Environmental Proceedings. Any judicial or administrative proceeding arising from or in any way associated with any Environmental Requirement.

         Environmental Releases. Releases as defined in CERCLA or under any applicable state or local environmental law or regulation.

         Environmental Requirements. Any legal requirement relating to health, safety or the environment and applicable to the Parent, any Subsidiary or the Properties, including but not limited to any such requirement under CERCLA or similar state legislation and all federal, state and local laws, ordinances, regulations, orders, writs, decrees and common law.

         ERISA.  The Employee Retirement Income Security Act of 1974.

         ERISA Affiliate. Any Person which is treated as a single employer with the Borrower under Section 414 of the Code.

         ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of Section 4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived.

         Eurocurrency Competitive Bid Loan(s).  See Section 4.3(a).

         Eurocurrency Interbank Market. Any lawful recognized market in which deposits of Dollars and the relevant Optional Currencies are offered by international banking units of United States banking institutions and by foreign banking institutions to each other and in which foreign currency and exchange operations or eurocurrency funding operations are customarily conducted. From the Closing Date through the date the Agent delivers a notice to the Borrowers and the Banks of its election to change the Eurocurrency Interbank Market, the Eurocurrency Interbank Market shall be designated as the London interbank market.

         Eurocurrency Lending Office. Initially, the office of each Bank designated as such in Schedule 1 hereto; thereafter, such other office of such Bank, if any, that shall be making or maintaining Eurocurrency Rate Loans.

         Eurocurrency Offered Rate. The rate per annum determined by the Agent to be the rate per annum quoted by the British Bankers Association at approximately 11:00 a.m. (London time) on the date two (2) Business Days prior to the first day of the applicable Interest Period for deposits in the relevant currency for a period of time approximately equal to such Interest Period. Such quotation shall be determined by the Agent either (a) by being designated as the "London Interbank Offered Rate" on Telerate BBA LIBOR page 3750 (or such other page as may replace such page on the Telerate service for the purpose of displaying the London interbank offered rate) or (b) if there is no such page on the Telerate service, by being designated as the "London Interbank Offered Rate" on the Bloomberg LIBOR BBA Page. With respect to the Loans which will bear interest by reference to the Eurocurrency Rate, the Agent shall select a Eurocurrency Interbank Market (subject to the last sentence of the definition of that term).

         Eurocurrency Rate. With respect to all Eurocurrency Rate Amounts for any Interest Period, the annual rate of interest, rounded to the nearest 1/100th of one percent, determined by the Agent for such Interest Period in accordance with the following formula:

                  Eurocurrency Rate = Eurocurrency Offered Rate
                                      -------------------------
                                      1-Eurocurrency Reserve Rate

         Eurocurrency Rate Amounts. Any portions of the principal amount of the Revolving Credit Loans denominated in Dollars or in an Optional Currency, on which the Borrower has elected pursuant to Section 2.6 and Section 2.7 hereof to pay interest based on the Eurocurrency Rate.

         Eurocurrency Rate Loans. Loans bearing interest calculated by reference to the Eurocurrency Rate.

         Eurocurrency Reserve Rate. For any day with respect to a Eurocurrency Rate Loan, the maximum rate (expressed as a decimal) at which any lender subject thereto would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against "Eurocurrency Liabilities" (as that term is used in Regulation D), if such liabilities were outstanding. The Eurocurrency Reserve Rate shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Rate.

         Event of Default.  See Section 14.1.

         Excluded Taxes. All taxes in respect of, measured by or calculated by reference to, the overall net income or profits of the Agent or any Bank, whether worldwide or in any jurisdiction, or franchise or similar taxes imposed in lieu thereof , or any tax arising solely as a result of the Agent's or the respective Bank's actions or presence in the jurisdiction imposing such tax if such actions or presence are in no manner related to the transactions contemplated by this Credit Agreement.

         Factored Receivables Obligations. Any recourse or non-recourse obligation, guarantee or other contractual undertaking of the Parent or any Subsidiary arising in connection with the sale, factoring or other disposition of leases, receivables or other accounts, if such sale, factoring or disposition, whether with or without recourse, is for a fair price (on the basis of the face amount of the respective item, on the basis of the present value or its income stream or on the basis of another arms' length determination) together with the interests of the seller of such lease, receivable or other account in the equipment or other property related to such lease, receivable or other account, and not at a distress sale or other "deep" discount.

         Fiscal Quarter.  Any fiscal quarter of the Parent.

         Fiscal Year.  Any fiscal year of the Parent.

         FNBB. The First National Bank of Boston, a national banking association, in its individual capacity.

         Foreign Borrowers. Any Borrowing Subsidiary that conducts substantially all of its business in countries other than the United States of America and that is organized under the laws of a jurisdiction other than the United States of America and the states thereof and the Commonwealth of Puerto Rico.

         generally accepted accounting principles. (a) When used in Sections
10 and 11, whether directly or indirectly through reference to a capitalized term used therein, means (i) principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, in effect for the fiscal year ended on the Balance Sheet Date, and
(ii) to the extent consistent with such principles, the accounting practice of the Parent reflected in its financial statements for the year ended on the Balance Sheet Date, and (b) when used in general, other than as provided above, means principles that are (i) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time, and (ii) consistently applied with past financial statements of the Parent adopting the same principles, provided that in each case referred to in this definition of "generally accepted accounting principles" a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in generally accepted accounting principles) as to financial statements in which such principles have been properly applied.

         Guaranteed. By any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to secure, purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue or partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to provide collateral security, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guaranteed shall not include endorsements for collection or deposit in the ordinary course of business.

         Guaranteed Obligations.  Section 6.1.

         Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of Section 3(2) of ERISA maintained or contributed to by the Parent or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

         Hazardous Materials. Includes, without limitation, (a) solid or hazardous waste, as defined in the Resource Conservation and Recovery Act of 1980, 42 U.S.C. Section 6901 et seq. and its implementing regulations and amendments, or in any applicable state or local law or regulation, (b) "hazardous substance", "pollutant", or "Contaminant" as defined in CERCLA, or in any applicable state or local law or regulation, (c) gasoline, or any other petroleum product or by-product, including, crude oil or any fraction thereof
(d) toxic substances, as defined in the Toxic Substances Control Act of 1976, or in any applicable state or local law or regulation or (e) insecticides, fungicides, or rodenticides, as defined in the Federal Insecticide, Fungicide, and Rodenticide Act of 1975, or in any applicable state or local law or regulation, as each such Act, statute or regulation may be amended from time to time.

         Interest Coverage Ratio. As at any date of determination and with respect to the Parent and its Subsidiaries, the ratio of (a) the sum of the EBITDA of the Parent and its Subsidiaries for the fiscal period ending on such date to (b) Consolidated Total Interest Expense of the Parent and its Subsidiaries for such fiscal period.

         Interest Payment Date. (a) As to any Base Rate Loan, the last day of the calendar quarter which includes the Drawdown Date thereof; and (b) as to any Eurocurrency Rate Loan in respect of which the Interest Period is (i) three (3) months or less, the last day of such Interest Period and (ii) more than three
(3) months, the date that is three (3) months from the first day of such Interest Period and, in addition, the last day of such Interest Period.

         Interest Period. With respect to each Loan, (a) initially, the period commencing on the Drawdown Date of such Loan and ending on the last day of one of the periods set forth below, as selected by the Borrower in a Loan Request
(i) for any Base Rate Loan, the last day of the calendar quarter; and (ii) for any Eurocurrency Rate Loan, 1, 2, 3, or 6 months; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Loan and ending on the last day of one of the periods set forth above, as selected by the Borrower in a Conversion Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

                  (i) if any Interest Period with respect to a Eurocurrency Rate Loan would otherwise end on a day that is not a Eurocurrency Business Day, that Interest Period shall be extended to the next succeeding Eurocurrency Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Eurocurrency Business Day;

                  (ii) if any Interest Period with respect to a Base Rate Loan would end on a day that is not a Business Day, that Interest Period shall end on the next succeeding Business Day;

                  (iii) if the Borrower shall fail to give notice as provided in
         Section 2.7, the Borrower shall be deemed to have requested a conversion of the affected Eurocurrency Rate Loan to a Base Rate Loan and the continuance of all Base Rate Loans as Base Rate Loans on the last day of the then current Interest Period with respect thereto;

                  (iv) any Interest Period relating to any Eurocurrency Rate Loan that begins on the last Eurocurrency Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such

         Interest Period) shall end on the last Eurocurrency Business Day of a calendar month; and

                  (v) any Interest Period relating to any Eurocurrency Rate Loan that would otherwise extend beyond the Maturity Date shall end on the Maturity Date.

         Investments. All expenditures made and all liabilities incurred (contingently or otherwise) for the acquisition of stock or Debt of, or for loans, advances, capital contributions or transfers of property to, or in respect of any guaranties (or other commitments as described under Debt), or obligations of, any Person. In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (b) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (c) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (d) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (b) may be deducted when paid; and (e) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

         Lien. With respect to any asset, any mortgage, deed to secure debt, deed of trust, lien, pledge, charge, security interest, security title, preferential arrangement which has the practical effect of constituting a security interest or encumbrance, or encumbrance or servitude of any kind in respect of such asset to secure or assure payment of a Debt or a Guarantee, whether by consensual agreement or by operation of statute or other law, or by any agreement, contingent or otherwise, to provide any of the foregoing. For the purposes of this Credit Agreement, the Parent or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset. Notwithstanding the foregoing, in no event shall any of the following be deemed to be a "Lien" on any assets or other properties of any Person: (a) filings of financing statements in respect of operating leases of such Person, sales of (and not merely security interests in) leases, receivables and other accounts and of the equipment or other property related to such accounts, and other similar filings of a precautionary nature, (b) the interest of a lessee in the property subject to a lease under which such Person is the lessor, or (c) the interest of the purchaser or factor of leases, receivables or other accounts of such Person in the leases, receivables or accounts sold, factored or otherwise disposed of, or in the related equipment or other property that is the subject of such lease, receivable or account, even if described as a Lien in the instrument pursuant to which such sale, factoring or other disposition is effected.

         Letter of Credit.  See Section 5.1.1.

         Letter of Credit Application.  See Section 5.1.1.

         Letter of Credit Participation.  See Section 5.1.4.

         Loan Documents. This Credit Agreement, the Notes, the Letter of Credit Applications and the Letters of Credit.

         Loan Request.  See Section 2.6.

         Loans. The Revolving Credit Loans (which shall include the Swing Line Loans) and the Competitive Bid Loans.

         Majority Banks. The Banks holding fifty-one percent (51%) of the outstanding principal amount of the Revolving Credit Loans on such date (provided, however, in the event any Swing Line Loan is outstanding and has not been participated to the other Banks, for purposes of this definition, each Bank (including FNBB) will be assumed to have fully funded its participation in such Swing Line Loan; or to the extent no Revolving Credit Loans are outstanding, the Banks with fifty-one percent (51%) of the Total Commitment (which shall include participating interests in the risk relating to Swing Line Loans); provided that in the event that the Total Commitment has been terminated by the Banks and no Revolving Credit Loans or Letters of Credit are outstanding, the Majority Banks shall be the Banks holding fifty-one percent (51%) of the outstanding principal amount of the Competitive Bid Loans on such date.

         Material Adverse Effect. With respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (a) the financial condition, operations, business, or properties which are central to the business at such time, of the Parent and its Consolidated Subsidiaries taken as a whole,
(b) the ability of the Borrowers or the Parent to perform their respective obligations under the Loan Documents to which it is a party, as applicable, or
(c) the legality, validity or enforceability of any Loan Document.

         Material Subsidiary. As of each date of determination, any Consolidated Subsidiary (a) whose consolidated total assets exceed five percent (5%) of Consolidated Total Assets or (b) whose consolidated total revenues exceed ten percent (10%) of the consolidated revenues of the Parent and its Subsidiaries determined in accordance with generally accepted accounting principles as of the last day of the Fiscal Quarter of the Parent most recently ended as of such date of determination and for which financial statements have been delivered to the Banks pursuant to Section 9.4 hereof, and in any event shall include Sensormatic GmbH and each Borrowing Subsidiary.

         Maturity Date.  December 10, 1999.

         Maximum Drawing Amount. The maximum aggregate amount that the beneficiaries may at any time draw under outstanding Letters of Credit, as such aggregate amount may be reduced from time to time pursuant to the terms of the Letters of Credit.

         Moody's.  Moody's Investors Service, Inc.

         Multiemployer Plan. Any multiemployer plan within the meaning of
Section 3(37) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate.

         Nassau Branch.  The Agent's Nassau, The Bahamas, branch office.

         Net Cash Amount. In respect of any judgment or settlement, the aggregate amount to be paid by the Parent or any of its Subsidiaries in cash pursuant to such judgment or settlement on a reasonably estimated after-tax basis, net of all amounts which are reasonably anticipated (as determined by mutual agreement of the Parent and the Agent) to be paid by independent third party insurers in respect of such judgment or settlement.

         Note Agreement (1993). The Note Agreement dated as of January 15, 1993 pertaining to the Parent's $135,000,000 Principal Amount 8.21% Senior Notes Due January 30, 2003, as amended by the First Amendment dated as of May 31, 1993, and as it may be amended or supplemented from time to time.

         Note Agreement (1996). The Note Agreement dated as of March 29, 1996, pertaining to Parent's $230,000,000 Principal Amount 7.74% Senior Notes Due March 29, 2006, $50,000,000 Principal Amount 7.11% Senior Notes Due March 29, 2001 and $70,000,000 Principal Amount 6.99% Senior Notes Due March 29, 2000, and as it may be amended or supplemented from time to time.

         Note Agreement Closing Date. The "Closing Date", as defined in the Note Agreement (1993).

         Notes. The Revolving Credit Notes, the Competitive Bid Notes and the Swing Line Note.

         Obligations. All indebtedness, obligations and liabilities of any of the Parent and each of the other Borrowers to any of the Banks and the Agent, individually or collectively, existing on the date of this Credit Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Credit Agreement or any of the other Loan Documents or in respect of any of the Loans made or Reimbursement Obligations incurred or any of the Notes, Letter of Credit Application, Letter of Credit or other instruments at any time evidencing any thereof.

         OC Notice.  See Section 2.9.1.

         Optional Currency. Any currency other than Dollars which is fully convertible into Dollars and which is traded on any recognized Eurocurrency Interbank Market selected by the Agent in good faith; provided, however, in the event any Borrower requests an Optional Currency denominated in a currency other than Austrian schillings, Belgian francs, German deutsche marks, Danish kroners, Spanish pesetas, French francs, Finnish marks, British pounds sterling, Italian liras, Dutch guilders, Norwegian kroners, Portuguese escudos, Swedish kroners or Swiss francs, the request for such other Optional Currency shall be subject to the consent of the Banks.

         outstanding. With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination.

         Parent.  See preamble.

         PBGC. The Pension Benefit Guaranty Corporation created by Section 4002 of ERISA and any successor entity or entities having similar responsibilities.

         Permitted Liens. Liens, security interests and other encumbrances permitted by Section 10.2.

         Person. Any individual, corporation, partnership, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

         Plan. At any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (a) maintained by a member of the Controlled Group for employees of any member of the Controlled Group or (b) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding 5 plan years made contributions but shall not include any plan which is maintained under the laws of Puerto Rico, is covered by Section 4021(b) of ERISA, or is unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management, key executives or highly compensated employees.

         Pricing Table. With respect to all Eurocurrency Rate Loans, Letters of Credit and the facility fee, at any time of determination thereof, the applicable annual percentage rate set forth in the table below opposite the Debt Ratings with respect to Long Term Senior Debt of the Parent then in effect, subject to the provisions set forth below:


   --------------------------------------------------------------------------------------------------------
                                                      Applicable                        Applicable
                                                     Facility Fee    Applicable        Eurocurrency
                                                         Rate         L/C Rate             Rate
   Level           Senior Public Debt Rating          (per annum)    (per annum)        (per annum)
   --------------------------------------------------------------------------------------------------------

     1     At least A - by Standard & Poor's or at      0.0900%        0.1500%    Eurocurrency Rate plus
           least A3 by Moody's                                                            0.1500%
   --------------------------------------------------------------------------------------------------------

     2     At least BBB+ by Standard & Poor's or at     0.1000%        0.1750%    Eurocurrency Rate plus
           least Baa1 by Moody's                                                          0.1750%
   --------------------------------------------------------------------------------------------------------

     3     At least BBB by Standard & Poor's or at      0.1250%        0.2500%    Eurocurrency Rate plus
           least Baa2 by Moody's                                                          0.2500%
   --------------------------------------------------------------------------------------------------------

     4     At least BBB- by Standard & Poor's or at     0.1750%        0.3000%    Eurocurrency Rate plus
           least Baa3 by Moody's                                                          0.3000%
   --------------------------------------------------------------------------------------------------------

     5     At least BB+ by Standard & Poor's or at      0.2250%        0.3750%    Eurocurrency Rate plus
           least Ba1 by Moody's                                                           0.3750%
   --------------------------------------------------------------------------------------------------------

     6     If no other level applies or if no           0.2500%        0.5000%    Eurocurrency Rate plus
           rating is available                                                            0.5000%
   --------------------------------------------------------------------------------------------------------

         provided that:

         (a) Notwithstanding anything to the contrary contained in this definition, for the Applicable Facility Fee Rate, Applicable L/C Rate and Applicable Eurocurrency Rate with respect to the period commencing on the Closing Date through the date which is the earlier to occur of
         (i) the Parent having obtained a Senior Public Date Rating of at least BBB by Standard & Poor's or (ii) the Parent having demonstrated to the satisfaction of the Agent an Interest Coverage Ratio for two (2) consecutive fiscal quarters of not less than 2.75:1.00 for each such fiscal quarter, the Applicable Facility Fee Rate, Applicable L/C Rate and Applicable Eurocurrency Rate shall be the higher of (1) the annual percentage rates applicable to Level 5 or (2) the annual percentage rates applicable to the actual Senior Public Debt Rating applicable to the Parent;

         (b) In the event of a split rating by the two rating agencies with respect to the same Long Term Senior Debt, the lower Senior Public Debt Rating (and the higher applicable rate) shall control;

         (c) In the event that only one of the two rating agencies issues a Senior Public Debt Rating, such rating shall determine the applicable rate;

         (d) In the event that different types or series of Long Term Senior Debt have different Senior Public Debt Ratings, the Long Term Senior Debt with the lowest Senior Public Debt Ratings will be used to determine the applicable rate; and

         (e) Determinations of the applicable rate and any resulting adjustments of the effective interest rates and fees with respect to Eurocurrency Rate Loans, Letters of Credit and the Facility Fee, shall be made on a daily basis and all adjustments shall take effect on the effective date of any change in the applicable Senior Public Debt Rating.

         Properties. All real property owned, leased or otherwise used or occupied by the Parent or any Subsidiary, wherever located.

         Rate of Exchange.  See Section 2.9.2.

         Record. The grid attached to a Note, or the continuation of such grid, or any other similar record, including computer records, maintained by any Bank with respect to any Loan referred to in such Note.

         Redeemable Preferred Stock. With respect to any Person, any preferred stock issued by such Person which by its terms is, at any time prior to the Maturity Date, subject to mandatory redemption by such Person for cash at the demand of the holder of such stock. No security shall be considered "Redeemable Preferred Stock" by reason of such security being convertible into other shares of capital stock (whether common or preferred) or any other property other than cash, even if the terms of redemption or conversion provide for a nominal portion of such security to be redeemable for cash in order to avoid the issuance of fractional shares or irregular lots of shares or for similar purposes, but in such case only an amount equal to the probable aggregate cash expenditure in connection with the cash redemption shall be considered "Redeemable Preferred Stock".

         Reimbursement Obligation. The obligation of a Borrower to reimburse the Agent and the Banks on account of any drawing under any Letter of Credit as provided in Section 5.2.

         Restricted Payments.  See Section 10.3.

         Revolving Credit Loans. Revolving credit loans made or to be made by the Banks to a Borrower pursuant to Section 2 (including, without limitation, the Swing Line Loans).

         Revolving Credit Note Record. A Record with respect to a Revolving Credit Note.

         Revolving Credit Notes.  See Section 2.4.

         Senior Notes. The senior notes issued prior to the Closing Date under the Note Agreement (1993) or the Note Agreement (1996).

         Senior Public Debt Rating. The rating of the Parent's public unsecured long-term senior debt, without third party credit enhancement, (the "Long Term Senior Debt") issued by Moody's and/or Standard & Poor's, or such other rating service or services as the Parent may designate from time to time with the consent of the Majority Banks (each a "Successor Rating Agency"); or in the event no Long Term Senior Debt is outstanding, the rating of this credit facility issued by Moody's and/or Standard & Poor's or such Successor Rating Agency upon the request of the Parent; provided that until such time as the Parent receives such rating on such Long Term Senior Debt or this credit facility, the Parent's corporate credit rating by Standard & Poor's or such Successor Rating Agency shall apply. In the event Standard & Poor's, Moody's or such Successor Rating Agency changes its debt rating designations, definitions or symbols, the Parent and the Majority Banks shall agree as to the exact application of such new debt rating terminology to the Pricing Table, taking into account the explanation of such new rating terminology by Standard & Poor's, Moody's or such Successor Rating Agency, as the case may be, and its comparability to the Senior Debt Ratings referred to in the Pricing Table.

         Subordinated Consolidated Debt. Any unsecured Consolidated Debt which
(a) is expressly subordinate in right of payment to the Obligations and the Senior Notes pursuant to a form of subordination substantially in the form of Exhibit J, and (b) has a Weighted Average Life to Maturity extending beyond the Maturity Date in effect from time to time and the latest final maturity of the Senior Notes.

         Standard & Poor's. Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc.

         Subsidiary. Any corporation, association, trust, or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Stock.

         Swing Line Loans.  See Section 2.12(a).

         Swing Line Note.  See Section 2.12(a).

         Swing Line Settlement Amount.  See Section 2.12(b).

         Swing Line Settling Bank.  See Section 2.12(b).

         Swing Line Settlement Date.  See Section 2.12(b).

         Swing Line Settlement. The making or receiving of, payments in immediately available funds, by the Banks to or from the Agent in accordance with Section 2.12 hereof to the extent necessary to cause each Bank's actual share of the outstanding amount of the Revolving Credit Loans to be equal to such Bank's Commitment Percentage of the outstanding amount of such Revolving Credit Loans, in any case when, prior to such action, the actual share is not so equal.

         Term Receivable. Any account receivable, lease or other account owned by any Person which is not a Trade Receivable.

         Third Parties. All lessees, sublessees, licensees and other users of the Properties, excluding those users of the Properties in the ordinary course of Parent's or any Consolidated Subsidiary's business and or a temporary basis.

         Total Commitment. The sum of the Commitments of the Banks, as in effect from time to time.

         Trade Receivable. Any account receivable, lease and other account owned by any Person with original terms of ninety (90) days or less.

         Type. As to any Revolving Credit Loan, its nature as a Base Rate Loan or a Eurocurrency Rate Loan.

         Uniform Customs. With respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 or any successor version thereto adopted by the Agent in the ordinary course of its business as a letter of credit issuer and in effect at the time of issuance of such Letter of Credit.

         Unpaid Reimbursement Obligation. Any Reimbursement Obligation for which a Borrower does not reimburse the Agent and the Banks on the date specified in, and in accordance with, Section 5.2.

         Voting Stock. Stock or similar interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, trust or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.

         Weighted Average Life to Maturity. As applied to any prepayment of principal of the Senior Notes, or to any Subordinated Consolidated Debt, at any date, the number of years obtained by dividing (a) the then outstanding principal amount of the Senior Notes to be prepaid, or the then outstanding principal amount of such Subordinated Consolidated Debt, into (b) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity, or other required payment, including payment at final maturity, foregone by virtue of such prepayment of the Senior Notes, or in respect of such Subordinated Consolidated Debt, by (ii) the number of years (calculated to the nearest 1/12th) which would have elapsed between such date and the making of such payment.

         Wholly Owned Subsidiary. Any Subsidiary all of the shares of capital stock or other ownership interests of which (except directors' qualifying shares and, in the case of certain Subsidiaries which are not U.S. Persons, nominal shares held by non-U.S. Persons in accordance with applicable laws) are at the time directly or indirectly owned by the Parent. Each Borrower other than the Parent is a Wholly Owned Subsidiary.

         1.2.  Rules of Interpretation.

                  (a) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Credit Agreement.

                  (b) The singular includes the plural and the plural includes the singular.

                  (c) A reference to any law includes any amendment or modification to such law.

                  (d) A reference to any Person includes its permitted successors and permitted assigns.

                  (e) Accounting terms not otherwise defined herein have the meanings assigned to them by generally accepted accounting principles applied on a consistent basis by the accounting entity to which they refer.

                  (f) The words "include", "includes" and "including" are not limiting.

                  (g) All terms not specifically defined herein or by generally accepted accounting principles, which terms are defined in the Uniform Commercial Code as in effect in the Commonwealth of Massachusetts, have the meanings assigned to them therein, with the term "instrument" being that defined under Article 9 of the Uniform Commercial Code.

                  (h) Reference to a particular "Section " refers to that section of this Credit Agreement unless otherwise indicated.

                  (i) The words "herein", "hereof", "hereunder" and words of like import shall refer to this Credit Agreement as a whole and not to any particular section or subdivision of this Credit Agreement.

                        2. THE REVOLVING CREDIT FACILITY.

         2.1. Commitment to Lend. Subject to the terms and conditions set forth in this Credit Agreement, each of the Banks severally agrees to lend to any Borrower and any Borrower may borrow, repay, and reborrow from time to time between the Closing Date and the Maturity Date upon notice by such Borrower to the Agent given in accordance with Section 2.6, such sums, in Dollars and/or at any Borrower's option from time to time, subject to Section 2.9 hereof (including, without limitation, any restrictions arising from currency fluctuations as set forth in Section 2.9.4), in an Optional Currency, as are requested by any Borrower up to a maximum aggregate amount outstanding (after giving effect to all amounts requested, and including any Bank's participating interest in any Swing Line Loans outstanding) at any one time equal to such Bank's Commitment minus such Bank's Commitment Percentage of the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations, provided that the sum of the outstanding amount of the Revolving Credit Loans (after giving effect to all amounts requested) and the Competitive Bid Loans plus the Maximum Drawing Amount and all Unpaid Reimbursement Obligations shall not at any time exceed the Total Commitment. The Revolving Credit Loans shall be made pro rata in accordance with each Bank's Commitment Percentage. Each request for a Revolving Credit Loan hereunder shall constitute a representation and warranty by the Borrowers that the conditions set forth in Section 12 and Section 13, in the case of the initial Revolving Credit Loans to be made on the Closing Date, and Section 13, in the case of all other Revolving Credit Loans, have been satisfied on the date of such request. Each Base Rate Loan shall be denominated in Dollars, and each Eurocurrency Rate Loan shall be denominated in Dollars, or, subject to Section
2.9 hereof, in an Optional Currency. No Foreign Borrower may borrow funds pursuant to a Revolving Credit Loan hereunder in any currency other than (a) the currency of the country in which such Borrower is organized and doing business or (b) Dollars.

         2.2. Facility Fee. The Parent agrees to pay to the Agent for the accounts of the Banks in accordance with their respective Commitment Percentages a facility fee calculated at the rate of the Applicable Facility Fee Rate per annum on the average daily amount during each calendar quarter or portion thereof from the Closing Date to the Maturity Date of the Total Commitment. The facility fee shall be payable quarterly in arrears on the first day of each calendar quarter for the immediately preceding calendar quarter commencing on the first such date following the date hereof, with a final payment on the Maturity Date or any earlier date on which the Commitments shall terminate.

         2.3. Reduction of Total Commitment. (a) The Parent shall have the right at any time and from time to time upon seven (7) Business Days prior written notice to the Agent to reduce by $10,000,000 or an integral multiple of $5,000,000 in excess thereof or terminate entirely the Total Commitment, whereupon the Commitments of the Banks shall be reduced pro rata in accordance with their respective Commitment Percentages of the amount specified in such notice or, as the case may be, terminated. Promptly after receiving any notice of the Parent delivered pursuant to this Section 2.3, the Agent will notify the Banks of the substance thereof. Upon the effective date of any such reduction or termination, the Borrowers shall pay to the Agent for the respective accounts of the Banks the full amount of any facility fee then accrued on the amount of the reduction. No reduction or termination of the Commitments may be reinstated.

         (b) The principal amount available to the Borrowers in Optional Currencies pursuant to Section 2.9 hereof shall be reduced pro rata in accordance with the Banks' respective Commitment Percentages by the amount by which the Total Commitment is reduced in accordance with Section 2.3(a).

         2.4. The Revolving Credit Notes. The Revolving Credit Loans shall be evidenced by a separate promissory note of the applicable Borrower in substantially the form of Exhibit A hereto (each a "Revolving Credit Note"), dated as of the Closing Date and completed with appropriate insertions. Each Revolving Credit Note shall be payable to the order of the Agent for the respective accounts of the Banks in a principal amount equal to the Total Commitment or, if less, the outstanding amount of all Revolving Credit Loans made by all the Banks, plus interest accrued thereon, as set forth below. Each Borrower irrevocably authorizes the Agent to make or cause to be made, at or about the time of the Drawdown Date of any Revolving Credit Loan or at the time of receipt of any payment of principal on the Revolving Credit Note, an appropriate notation on the Revolving Credit Note Record reflecting the making of such Revolving Credit Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Revolving Credit Loans set forth on each Revolving Credit Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to the Agent for the accounts of the Banks, but the failure to record, or any error in so recording, any such amount on any Revolving Credit Note Record shall not limit or otherwise affect the obligations of each of the Borrowers hereunder or under any Revolving Credit Note to make payments of principal of or interest on any Revolving Credit Note when due. At the request of any Bank, the applicable Borrower shall execute and deliver to such requesting Bank a Revolving Credit Note made payable to such Bank in a principal amount equal to such Bank's Commitment Percentage of the Revolving Credit Loans, or, if less, the outstanding amount of all Revolving Credit Loans made by such Bank, plus interest accrued thereon, as set forth below, and the Borrower shall execute and deliver to the Agent for the respective accounts of the Banks which do not hold their own Revolving Credit Note, an amended and restated Revolving Credit Note in a principal amount equal to the Total Commitment less the Commitment amount of any Banks which hold their own Revolving Credit Notes, or, if less, the outstanding amount of all Revolving Credit Loans made by all such Banks plus interest accrued thereon, as set forth below. Upon receipt of a duly executed and delivered replacement Revolving Credit Note, the Agent shall return to the Borrower the Revolving Credit Note which has been superseded.

         2.5. Interest on Revolving Credit Loans. Except as otherwise provided in Section 7.11,

                  (a) Each Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the Base Rate.

                  (b) Each Eurocurrency Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate of the Applicable Eurocurrency Rate determined for such Interest Period.

                  (c) Each of the Borrowers promises to pay interest on each Revolving Credit Loan made to such Borrower in arrears on each Interest Payment Date with respect thereto.

         2.6. Requests for Revolving Credit Loans. Any Borrower shall give to the Agent, and in the event such Borrower is a Foreign Borrower requesting an Optional Currency, to the Nassau Branch with a copy to the Agent, written notice in the form of Exhibit B hereto (or telephonic notice confirmed in a writing in the form of Exhibit B hereto) of each Revolving Credit Loan requested by such Borrower hereunder (a "Loan Request") (a) by 11:00 a.m. (Boston time) on the proposed Drawdown Date of any Base Rate Loan and (b) no less than three (3) Business Days prior to the proposed Drawdown Date of any Eurocurrency Rate Loan; provided that any such notice requesting an Optional Currency must comply with the requirements of this Section 2.6 and the requirements of an OC Notice pursuant to Section 2.9.1. Each such notice shall specify (a) the principal amount of the Revolving Credit Loan requested, stated either in Dollars, or, subject to Section 2.9, in an Optional Currency; (b) the proposed Drawdown Date of such Revolving Credit Loan, (c) the initial Interest Period for such Revolving Credit Loan; (d) the Type of such Revolving Credit Loan; provided, however, that the Foreign Borrowers shall only be permitted to select Eurocurrency Rate Loans; (e) the Borrower's account to which payment of the proceeds of such Revolving Credit Loan is to be made and (f) a representation that each of the representations and warranties set forth in Section 8 hereof shall be deemed to be true at the time of the borrowing (subject to the limitations in Section 13.1 hereof). Promptly upon receipt of any such notice, the Agent shall notify each of the Banks thereof. Each Loan Request shall be irrevocable and binding on such Borrower and shall obligate such Borrower to accept the Revolving Credit Loan requested from the Banks on the proposed Drawdown Date. Each Loan Request shall be in a minimum aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof (or the Dollar equivalent if such request is for an Optional Currency).

         2.7.  Conversion Options.

                2.7.1. Conversion to Different Type of Revolving Credit Loan. Any Domestic Borrower may elect from time to time to convert any outstanding Revolving Credit Loan denominated in Dollars to a Revolving Credit Loan of another Type denominated in Dollars, provided that (a) with respect to any such conversion of a Revolving Credit Loan to a Base Rate Loan, such Borrower shall give the Agent written notice of such election prior to 11:00 a.m. (Boston time) on the date of such conversion; (b) with respect to any such conversion of a Base Rate Loan to a Eurocurrency Rate Loan, such Borrower shall give the Agent at least three (3) Business Days prior written notice of such election;
         (c) with respect to any such conversion of a Eurocurrency Rate Loan into a Revolving Credit Loan of another Type, such conversion shall only be made on the last day of the Interest Period with respect thereto and (d) no Base Rate Loan may be converted into a Eurocurrency Rate Loan when any Default or Event of Default has occurred and is continuing. On the date on which such conversion is being made each Bank shall take such action as is necessary to transfer its Commitment Percentage of such Revolving Credit Loans to its Domestic Lending Office or its Eurocurrency Lending Office, as the case may be. All or any part of outstanding Revolving Credit Loans denominated in Dollars of any Type may be converted into a Revolving Credit Loan of another Type as provided herein, provided that any partial conversion shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Each Conversion Request relating to the conversion of a Revolving Credit Loan to a Eurocurrency Rate Loan shall be irrevocable by a Borrower.

                2.7.2. Continuation of Type of Revolving Credit Loan. Any Revolving Credit Loan of any Type may be continued as a Revolving Credit Loan of the same Type upon the expiration of an Interest Period with respect thereto by compliance by a Borrower with the notice provisions contained in Section 2.7.1; provided that (a) as to Eurocurrency Rate Loans denominated in Dollars, no such Eurocurrency Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto ending during the continuance of any Default or Event of Default of which officers of the Agent active upon the Parent's account have actual knowledge; and (b) as to Eurocurrency Rate Loans denominated in Optional Currency, no such Eurocurrency Rate Loan may be continued as such when any Default or Event of Default has occurred or is continuing or the provisions of Section 2.9 hereof have not or cannot be met at the time of such continuation, but shall be repaid by the applicable Borrower on the last day of the Interest Period relating thereto. In the event that a Borrower fails to provide any such notice with respect to the continuation of any Eurocurrency Rate Loan as such, then (a) as to Eurocurrency Rate Loans denominated in Dollars, such Eurocurrency Rate Loans shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto, and
         (b) as to Eurocurrency Rate Advances denominated in an Optional Currency, shall be repaid on the last day of the Interest Period relating thereto. The Agent shall notify the Banks promptly when any such automatic conversion contemplated by this Section 2.7 is scheduled to occur.

                2.7.3. Eurocurrency Rate Loans. Any conversion to or from Eurocurrency Rate Loans shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all Eurocurrency Rate Loans having the same Interest Period shall not be less than $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, in the case of Eurocurrency Rate Loans denominated in an Optional Currency, that whole number which is nearest to the Dollar equivalent of $5,000,000 or $1,000,000, as the case may be, rounded to the nearest one thousandth). In no event shall the Foreign Borrowers have more than five (5) Eurocurrency Rate Loans outstanding at any one time.

         2.8.  Funds for Revolving Credit Loan.

                2.8.1. Funding Procedures. Not later than 1:00 p.m. (Boston time) on the proposed Drawdown Date of any Revolving Credit Loans denominated in Dollars, and not later than 1:00 p.m. (in the jurisdiction for which an Optional Currency is being requested) on the proposed Drawdown Date of any Revolving Credit Loans denominated in an Optional Currency, each of the Banks will make available to the Agent, at the Agent's Head Office, in immediately available funds, the amount of such Bank's Commitment Percentage of the amount of the requested Revolving Credit Loans and, in the case of a Revolving Credit Loan denominated in an Optional Currency, at the place specified in the notice delivered by the Borrower pursuant to Section 2.6 and in immediately available funds in the country in which such Optional Currency is legal tender. Upon receipt from each Bank of such amount, and upon receipt of the documents required by Sections 12 and 13 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Agent will make available to a Borrower the aggregate amount of such Revolving Credit Loans made available to the Agent by the Banks. The failure or refusal of any Bank to make available to the Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Revolving Credit Loans shall not relieve any other Bank from its several obligation hereunder to make available to the Agent the amount of such other Bank's Commitment Percentage of any requested Revolving Credit Loans.

                2.8.2 Advances by Agent. The Agent may, unless notified to the contrary by any Bank prior to a Drawdown Date, assume that such Bank has made available to the Agent on such Drawdown Date the amount of such Bank's Commitment Percentage of the Revolving Credit Loans to be made on such Drawdown Date, and the Agent may (but it shall not be required to), in reliance upon such assumption, make available to a Borrower a corresponding amount. If any Bank makes available to the Agent such amount on a date after such Drawdown Date, such Bank shall pay to the Agent on demand an amount equal to the product of (a) the average computed for the period referred to in clause (c) below, of the weighted average interest rate paid by the Agent for federal funds acquired by the Agent during each day included in such period, times
         (b) the amount of such Bank's Commitment Percentage of such Revolving Credit Loans, times (c) a fraction, the numerator of which is the number of days that elapse from and including such Drawdown Date to the date on which the amount of such Bank's Commitment Percentage of such Revolving Credit Loans shall become immediately available to the Agent, and the denominator of which is 365. A statement of the Agent submitted to such Bank with respect to any amounts owing under this paragraph shall be prima facie evidence of the amount due and owing to the Agent by such Bank. If the amount of such Bank's Commitment Percentage of such Revolving Credit Loans is not made available to the Agent by such Bank within three (3) Business Days following such Drawdown Date, the Agent shall be entitled to recover such amount from such Borrower within three (3) Business Days of noticing the Borrower that it is required to repay such amounts, with interest thereon at the rate per annum applicable to the Revolving Credit Loans made on such

         Drawdown Date provided that any such payment by the Borrower hereunder shall be without prejudice to any rights that the Borrower may have against the Bank which did not fund its Commitment Percentage of the requested Revolving Credit Loan. In the event any Bank fails to make such Bank's Commitment Percentage of such Revolving Credit Loan available to the Agent within one (1) Business Day following the Drawdown Date, the Agent will endeavor to provide to the Borrower notice of such failure, provided, a failure by the Agent to so provide such notice shall not affect the Agent's rights under this Section 2.8.2.

         2.9.  Optional Currencies.

                2.9.1. Request for Optional Currency. Subject to the limitations set forth in Section 2.1.1., any Borrower may, upon at least three (3) Business Days' notice to the Agent (an "OC Notice"), request that one or more Revolving Credit Loans be made as Eurocurrency Rate Loans in an Optional Currency, provided that (a) any Revolving Credit Loan proposed to be made under this Section 2.9.1 shall be in an amount not less than $5,000,000, or a greater amount which is an integral multiple of $1,000,000, or the equivalent in an Optional Currency and (b) the aggregate principal amount outstanding at any one time of Revolving Credit Loans denominated in Optional Currencies shall not exceed the equivalent of $100,000,000, subject to reduction in accordance with
         Section 2.2(b) hereof. Each OC Notice requesting a Revolving Credit Loan in an Optional Currency shall be by telephone, telex, telecopy or cable (in each case confirmed in writing by the Borrower), specifying
         (a) the Revolving Credit Loan to be made, (b) the requested date of the proposed borrowing, (c) the requested currency in which the Revolving Credit Loan is to be made, (d) the initial Interest Period for the Revolving Credit Loan to be borrowed, and (e) the Borrower's account with the Agent, or, in the case of an Optional Currency which is the legal tender of a country in which the Agent has no office, with another depository specified by the Borrower in such country, to which payment of the proceeds of such Revolving Credit Loan is to be made. If any Bank has provided notice to the Parent and the Agent prior to the Closing Date of its election not to fund in any Optional Currencies until further notice, or if any Bank, on or prior to the second Business Day preceding the first day of any Interest Period for which an OC Notice has been delivered requesting a Revolving Credit Loan in an Optional Currency or on any funding date, any Bank determines (which determination shall be conclusive) that the Optional Currency is not freely transferable and convertible into Dollars or that it will be impracticable for such Bank to fund the Revolving Credit Loan in such Optional Currency, then such Bank shall so notify Agent, which notification shall be given immediately by the Agent to the Borrower, and (a) as to any Foreign Borrower, such Bank's portion of the requested Revolving Credit Loan shall be denominated in Dollars as a Eurocurrency Rate Loan; and (b) as to any Domestic Borrower, such Bank's portion of the requested Revolving Credit Loan shall, notwithstanding any contrary election by such Domestic Borrower or any other provisions hereof, be denominated in Dollars as a Base Rate Loan unless the Domestic Borrower, on the second Business Day prior to the commencement of the Interest Period and pursuant to the terms of
         Section 2.6 hereof elects to have such Revolving Credit Loan denominated in Dollars as a Eurocurrency Rate Loan. In the event that the Borrower repays such portion of a Revolving Credit Loan denominated in Dollars as a Base Rate Loan or a Eurocurrency Rate Loan, as the case may be, in accordance with Section 3.3 hereof and such repayment results in Revolving Credit Loans outstanding that are not pro rata in accordance with the Commitment Percentages, then all subsequent principal repayments denominated in the Optional Currency which the applicable Bank did not advance shall be made by the Borrower to the Agent for the respective accounts of such Banks other than such Bank on a pro rata basis until such time as the Revolving Credit Loans are outstanding on a pro rata basis. Subject to the foregoing and to the satisfaction of the terms and conditions of Sections 12 and 13, each Revolving Credit Loan requested to be made in an Optional Currency will be made on the date specified therefor in the OC Notice, in the currency requested in the OC Notice and, upon being so made, will have the Interest Period requested in the OC Notice.

                2.9.2. Exchange Rate. For purposes of this Credit Agreement the amount in one currency which shall be equivalent on any particular date to a specified amount in another currency shall be that amount (as conclusively ascertained by the Agent by its normal banking practices, absent manifest error) in the first currency which is or could be purchased by the Agent (in accordance with normal banking practices) with such specified amount in the second currency in any recognized Eurocurrency Interbank Market selected by the Agent in good faith for delivery on such date at the spot rate of exchange prevailing at 10:00 A.M. (Boston time) (or as soon thereafter as practicable) on such date (such amount described in this Section 2.9.2, the "Rate of Exchange").

                2.9.3. Multiple Denominations. In the event that any portion of the funds available under the terms of this Credit Agreement is denominated in one or more Optional Currencies, the Dollar equivalent of such portion of the funds shall be calculated pursuant to Section
         2.9.2 above. The amount so determined shall then be added to the amount already outstanding in Dollars for the purpose of determining the remaining availability of funds under Section 2.1 and Section 2.9.1 hereof and any required repayments under the following Section 2.9.4.

                2.9.4. Repayment. If at any time prior to the Maturity Date, the Dollar equivalent of the aggregate principal amount outstanding of (a) all Loans, Unpaid Reimbursement Obligations and the Maximum Drawing Amount hereunder shall exceed the Total Commitment or (b) all Revolving Credit Loans designated in an Optional Currency shall exceed $100,000,000, in either case as a result of fluctuations in respective conversion rates by more than five percent (5%) of the Total Commitment or $100,000,000 as the case may be, for three (3) or more consecutive Business Days, the Borrowers shall pay or cause to be paid immediately, upon demand made by the Agent, such amounts as are sufficient to eliminate such excess and to reduce the aggregate principal amount outstanding to the Dollar equivalent of the Total Commitment or $100,000,000, as the case may be. In the event there are any Revolving Credit Loans outstanding which are denominated in an Optional Currency, the Agent shall provide the Banks and the Borrowers with calculations on the last day of each calendar month that such Loans are outstanding as to the Dollar Equivalents of such Loans.

                2.9.5. Funding. Each Bank may make any Eurocurrency Rate Loan denominated in an Optional Currency by causing any of its foreign branches or foreign affiliates to make such Eurocurrency Rate Loan (whether or not such branch or affiliate is named as a lending office on the signature pages hereof); provided that in such event the obligation of any Borrower to repay such Eurocurrency Rate Loan shall nevertheless be to such Bank and shall, for all purposes of this Credit Agreement (including without limitation for purposes of the definition of the term "Majority Banks") be deemed made by such Bank, to the extent of such Eurocurrency Rate Loan, for the account of such branch or affiliate.

         2.10. Termination of Total Commitment; Change in Control. The Parent shall give written notice to the Agent of the occurrence of any Change in Control promptly after the senior management of the Parent obtains knowledge thereof, and shall offer to terminate the Commitments of all of the Banks on a date specified in such notice, which shall be not less than thirty (30) nor more than forty-five (45) days after the date of such notice, or such earlier time as provided for such notice in the change of control provision of any other Debt instrument or agreement for the securitization or other sale of receivables to which the Parent or any Subsidiary is a party, but in any event shall not be later than the Effective Date of the Change in Control. The Agent shall provide to each Bank a copy of such written notice promptly after its receipt thereof. Such notice by the Parent also shall specify the date by which each Bank that wishes to accept such offer must deliver notice to the Parent (with a copy to the Agent) of such acceptance, which date shall be no earlier than twenty (20) and no later than ten (10) days prior to the date of the proposed termination, or such earlier time as provided for such notice in the change of control provision of any other Debt instrument or agreement for the securitization or other sale of receivables to which the Parent or any Subsidiary is a party. If any Bank shall accept such offer, then on the date so specified, or such earlier time as provided for repayment in the change of control provision of any other Debt instrument or agreement for the securitization or other sale of receivables to which the Parent or any Subsidiary is a party, the Commitment of such Bank shall terminate on the date so specified in the Parent's notice (which date shall become the Maturity Date for those Banks for all purposes hereunder), any Loans owing to such Banks (together with accrued interest thereon and all accrued fees, including, without limitation and fees incurred pursuant to
Section 7.10) then outstanding shall be due and payable on such date, all Reimbursement Obligations of such Bank and such Bank's Commitment Percentage of the Maximum Drawing Amount of all issued and outstanding Letters of Credit shall be cash collaterialized in accordance with Section 5 hereof and the Total Commitment shall automatically and permanently be reduced by all such amounts.

         2.11.  Swing Line Loans; Settlements.

                (a) Solely for ease of administration of the Revolving Credit Loans, FNBB shall, subject to the terms and conditions contained in this Credit Agreement (including but not limited to Section 13 hereof) fund Base Rate Revolving Credit Loans made in accordance with the provisions of this Credit Agreement ("Swing Line Loans"); provided, however, notwithstanding anything to the contrary contained in Section
         2.6 hereof, the Borrower shall have until 2:00 p.m. (Boston time) on the proposed Drawdown Date of the Swing Line Loan to request such Swing Line Loan. The Swing Line Loans shall be evidenced by a promissory note of the Borrower requesting such Revolving Credit Loan in substantially the form of Exhibit C hereto (the "Swing Line Note"). Each Bank shall remain severally and unconditionally liable to fund its pro rata share (based upon each Bank's Commitment Percentage) of such Swing Line Loans on each Swing Line Settlement Date and, in the event FNBB chooses not to fund all Base Rate Revolving Credit Loans requested on any date, to fund its Commitment Percentage of the Base Rate Revolving Credit Loans, as the case may be, requested, subject to satisfaction of the provisions hereof relating to the making of Base Rate Revolving Credit Loans. Prior to each Swing Line Settlement, all payments or repayments of the principal and interest on Swing Line Loans shall be credited to the account of FNBB. The aggregate outstanding amount of Swing Line Loans advanced by FNBB hereunder shall not exceed $10,000,000, and there shall not be more than six (6) Swing Line Loans outstanding at any one time.

                (b) The Banks shall effect Swing Line Settlements on (i) the Business Day immediately following any day which FNBB gives written notice to the Agent to effect a Swing Line Settlement, (ii) the Business Day immediately following the Agent's becoming aware of the existence of any Default or Event of Default, (iii) the Maturity Date and (iv) the Business Day immediately following any day on which the outstanding amount of Swing Line Loans advanced by FNBB exceeds $10,000,000 (each such date, a "Swing Line Settlement Date"). One (1) Business Day prior to each such Swing Line Settlement Date, the Agent shall give telephonic notice to the Banks of (A) the respective outstanding amount of Revolving Credit Loans made by each Bank as at the close of business on the prior day, (B) the amount that any Bank, as applicable (the "Swing Line Settling Bank"), shall pay to effect a Swing Line Settlement (the "Swing Line Settlement Amount") and (C) the portion (if any) of the aggregate Swing Line Settlement Amount to be paid to each Bank. A statement of the Agent submitted to the Banks with respect to any amounts owing hereunder shall be prima facie evidence of the amount due and owing. Each Swing Line Settling Bank shall, not later than 1:00 p.m. (Boston time) on each Swing Line Settlement Date, effect a wire transfer of immediately available funds to the Agent at the Agent's Head Office in the amount of such Bank's Swing Line Settlement Amount. The Agent shall, as promptly as practicable during normal business hours on each Swing Line Settlement Date, effect a wire transfer of immediately available funds to FNBB of the Swing Line Settlement Amount to be paid to FNBB. All funds advanced by any Bank as a Swing Line Settling Bank pursuant to this Section 2.11(b) shall for all purposes be treated as a Base Rate Revolving Credit Loan made by such Swing Line Settling Bank to a Borrower, and all funds received by any Bank pursuant to this Section 2.11(b) shall for all purposes be treated as repayment of amounts owed by the Borrower with respect to Base Rate Loans made by such Bank.

                (c) The Agent may (unless notified to the contrary by any Swing Line Settling Bank by 12:00 noon (Boston time) one (1) Business Day prior to the Settlement Date) assume that each Swing Line Settling Bank has made available (or will make available by the time specified in Section 2.11(b)) to the Agent its Swing Line Settlement Amount, and the Agent may (but shall not be required to), in reliance upon such assumption, make available to FNBB the aggregate Swing Line Settlement Amount. If the Swing Line Settlement Amount of such Swing Line Settling Bank is made available to the Agent by such Swing Line Settling Bank on a date after such Swing Line Settlement Date, such Swing Line Settling Bank shall pay the Agent on demand an amount equal to the product of
         (i) the average, computed for the period referred to in clause (iii) below, of the weighted average annual interest rate paid by the Agent for federal funds acquired by the Agent during each day included in such period times (ii) the Swing Line Settlement Amount times (iii) a fraction, the numerator of which is the number of days that elapse from and including such Swing Line Settlement Date to but not including the date on which the Swing Line Settlement Amount shall become immediately available to the Agent, and the denominator of which is 365 or 366, as the case may be. Upon payment of such amount the Swing Line Settling Bank shall be deemed to have delivered its Swing Line Settlement Amount on the Swing Line Settlement Date and shall become entitled to interest payable by the Borrowers with respect to such Bank's Swing Line Settlement Amount as if such share were delivered on the Swing Line Settlement Date. If the Swing Line Settlement Amount is not in fact made available to the Agent by the Swing Line Settling Bank within three (3) Business Days of such Swing Line Settlement Date, the Agent shall be entitled to recover such amount from the Borrower, with interest thereon at the Base Rate, provided that any such payment by the Borrower hereunder shall be without prejudice to any rights that the Borrower may have against the Swing Line Settling Bank which did not fund its required portion of the Swing Line Loan. In the event any Swing Line Settling Bank fails to make such Swing Line Settlement available to the Agent within one (1) Business Day following the Swing Line Settlement Date, the Agent will endeavor to provide to the Borrower notice of such failure, provided, a failure by the Agent to so provide such notice shall not affect the Agent's rights under this
         Section 2.11(c).

                (d) After any Swing Line Settlement Date, any payment by the Borrowers of Swing Line Loans hereunder shall be allocated among the Banks, in amounts determined so as to provide that after such application and the related Swing Line Settlement, the outstanding amount of Revolving Credit Loans of each Bank equals, as nearly as practicable, such Bank's Commitment Percentage of the aggregate amount of Revolving Credit Loans.

                (e) FNBB will notify the Agent promptly following each advance of a Swing Line Loan or any repayment with respect thereto.

                   3. REPAYMENT OF THE REVOLVING CREDIT LOANS.

         3.1. Maturity. Each of the Borrowers promise to pay on the Maturity Date, and there shall become absolutely due and payable on the Maturity Date, all of the Revolving Credit Loans made to such Borrower and outstanding on such date, together with any and all accrued and unpaid interest thereon.

         3.2. Mandatory Repayments of Revolving Credit Loans. If at any time the sum of the outstanding amount of the Revolving Credit Loans, the Competitive Bid Loans, the Maximum Drawing Amount and all Unpaid Reimbursement Obligations exceeds the Total Commitment, then the Borrowers shall immediately pay the amount of such excess to the Agent for the respective accounts of the Banks for application: first, to any Unpaid Reimbursement Obligations; second, to the Revolving Credit Loans; and third, to provide to the Agent cash collateral for Reimbursement Obligations as contemplated by Section 5.2(b) and (c). Each payment of any Unpaid Reimbursement Obligations or prepayment of Revolving Credit Loans shall be allocated among the Banks, in proportion, as nearly as practicable, to each Reimbursement Obligation or (as the case may be) the respective unpaid principal amount of each Bank's Revolving Credit Note, with adjustments to the extent practicable to equalize any prior payments or repayments not exactly in proportion.

         3.3. Optional Repayments of revolving Credit Loans. Any Borrower shall have the right, at its election, to repay the outstanding amount of the Revolving Credit Loans, as a whole or in part, at any time without penalty or premium, provided that any full or partial prepayment of the outstanding amount of any Eurocurrency Rate Loans pursuant to this Section 3.3 may be made only on the last day of the Interest Period relating thereto or, if made prior to such date, shall be subject to the provisions of Section 7.10. The Borrower shall give the Agent, no later than 11:00 a.m., Boston time, on the date of prepayment written notice of any proposed prepayment pursuant to this Section
3.3 of Base Rate Loans, and no less than three (3) Business Days notice of any proposed prepayment pursuant to this Section 3.3 of Eurocurrency Rate Loans, in each case specifying the proposed date of prepayment of Revolving Credit Loans and the principal amount to be prepaid. Each such partial prepayment of the Revolving Credit Loans shall be in an integral multiple of $1,000,000, shall be accompanied by the payment of accrued interest on the principal prepaid to the date of prepayment and shall be applied, in the absence of instruction by a Borrower, first to the principal of Base

Rate Loans and then to the principal of Eurocurrency Rate Loans or both, at the Agent's option. Each partial prepayment shall be allocated among the Banks, in proportion, as nearly as practicable, to the respective unpaid principal amount of each Bank's Revolving Credit Commitment, with adjustments to the extent practicable to equalize any prior repayments not exactly in proportion.

                            4. COMPETITIVE BID LOANS.

         4.1. The Competitive Bid Option. In addition to the Revolving Credit Loans made pursuant to Section 4 hereof, any Borrower may request Competitive Bid Loans pursuant to the terms of this Section 4. The Banks may, but shall have no obligation to, make such offers and the Parent may, but shall have no obligation to, accept such offers in the manner set forth in this Section 4. Notwithstanding any other provision herein to the contrary, at no time shall the aggregate principal amount of Competitive Bid Loans outstanding at any time exceed the lesser of (a) the Total Commitment minus the sum of (i) the aggregate outstanding principal amount of Revolving Credit Loans (including the Swing Loans), plus (ii) the Maximum Drawing Amount of Letters of Credit and Unpaid Reimbursement Obligations outstanding at such time, or (b) $100,000,000.

         4.2.  Competitive Bid Loan Accounts: Competitive Bid Notes.

                  (a) The obligation of any Borrower to repay the outstanding principal amount of any and all Competitive Bid Loans, plus interest at the applicable Competitive Bid Rate accrued thereon, shall be evidenced by this Credit Agreement and by individual loan accounts (the "Competitive Bid Loan Accounts" and individually, a "Competitive Bid Loan Account") maintained by the Agent on its books for each of the Banks, it being the intention of the parties hereto that, except as provided for in paragraph (b) of this Section 4.2, the Borrowers' obligations with respect to Competitive Bid Loans are to be evidenced only as stated herein and not by separate promissory notes.

                  (b) Any Bank may at any time, and from time to time, request that any Competitive Bid Loans outstanding to such Bank be evidenced by a promissory note of such Borrower in substantially the form of Exhibit D hereto (each, a "Competitive Bid Note"), dated as of the Closing Date and completed with appropriate insertions. One Competitive Bid Note shall be payable to the order of each Bank in an amount equal to the principal amount of the Competitive Bid Loan made by such Bank to such Borrower, and representing the obligation of the Borrower to pay such Bank such principal amount or, if less, the outstanding principal amount of any and all Competitive Bid Loans made by such Bank, plus interest at the applicable Competitive Bid Rate or the sum of the Competitive Bid Margin plus the Applicable Eurocurrency Rate accrued thereon, as set forth herein. Upon execution and delivery by the Borrower of a Competitive Bid Note, the Borrower's obligation to repay any and all Competitive Bid Loans made to it by such Bank and all interest thereon shall thereafter be evidenced by such Competitive Bid Note.

                  (c) Each of the Borrowers irrevocably authorizes (i) each Bank to make or cause to be made, in connection with a Drawdown Date of any Competitive Bid Loan or at the time of receipt of any payment of principal on such Bank's Competitive Bid Note in the case of a Competitive Bid Note, and (ii) the Agent to make or cause to be made, in connection with a Drawdown Date of any Competitive Bid Loan or at the time of receipt of any payment of principal on such Bank's

         Competitive Bid Loan Account in the case of a Competitive Bid Loan Account, an appropriate notation on such Bank's records or on the schedule attached to such Bank's Competitive Bid Note or a continuation of such schedule attached thereto, or the Agent's records, as applicable, reflecting the making of the Competitive Bid Loan or the receipt of such payment (as the case may be) and may, prior to any transfer of a Competitive Bid Note, endorse on the reverse side thereof the outstanding principal amount of Competitive Bid Loans evidenced thereby. The outstanding amount of the Competitive Bid Loans set forth on such Bank's record or the Agent's records, as applicable, shall be prima facie evidence of the principal amount thereof owing and unpaid to such Bank, but the failure to record, or any error in so recording, any such amount shall not limit or otherwise affect the obligations of the Borrowers hereunder to make payments of principal of or interest on any Competitive Bid Loan when due.

         4.3. Competitive Bid Quote Request; Invitation for Competitive Bid Quotes.

                  (a) When a Borrower wishes to request offers to make Competitive Bid Loans under this Section 4, it shall transmit to the Agent by telex or facsimile a Competitive Bid Quote Request substantially in the form of Exhibit E hereto (a "Competitive Bid Quote Request") so as to be received no later than 11:00 a.m. (Boston time) (i) five (5) Business Days prior to the requested Drawdown Date in the case of a Eurocurrency Competitive Bid Loan (a "Eurocurrency Competitive Bid Loan") or (ii) one (1) Business Day prior to the requested Drawdown Date in the case of an Absolute Competitive Bid Loan (an "Absolute Competitive Bid Loan"), specifying:

                           (A) the requested Drawdown Date (which must be a
                  Business Day);

                           (B) the aggregate amount of such Competitive Bid
                  Loans, which shall be $10,000,000 or larger multiple of $1,000,000;

                           (C) the duration of the Interest Period applicable
                  thereto, subject to the provisions of the definition of Interest Period; and

                           (D) whether the Competitive Bid Quotes requested are
                  for Eurocurrency Competitive Bid Loans or Absolute Competitive Bid Loans.

         A Borrower may request offers to make Competitive Bid Loans for more than one Interest Period in a single Competitive Bid Quote Request. No new Competitive Bid Quote Request shall be given until a Borrower has notified the Agent of its acceptance or non-acceptance of the Competitive Bid Quotes relating to any outstanding Competitive Bid Quote Request.

                  (b) Promptly upon receipt of a Competitive Bid Quote Request and payment by the Borrowers of a $2,000 auction fee to the Agent for its own account, the Agent shall send to the Banks by telecopy or facsimile transmission an Invitation for Competitive Bid Quotes substantially in the form of Exhibit F hereto, which shall constitute an invitation by a Borrower to each Bank to submit Competitive Bid Quotes in accordance with this Section 4.

         4.4. Alternative Manner of Procedure. If, after receipt by the Agent and each of the Banks of a Competitive Bid Quote Request from a Borrower in accordance with Section 4.3, the Agent or any Bank shall be unable to complete any procedure of the auction process described in Sections 4.5 through 4.6 (inclusive) due to the inability of such Person to transmit or receive communications through the means specified therein, such Person may rely on telephonic notice for the transmission or receipt of such communications. In any case where such Person shall rely on telephone transmission or receipt, any communication made by telephone shall, as soon as possible thereafter, be followed by written confirmation thereof.

         4.5.  Submission and Contents of Competitive Bid Quotes.

                  (a) Each Bank may, but shall be under no obligation to, submit a Competitive Bid Quote containing an offer or offers to make Competitive Bid Loans in response to any Competitive Bid Quote Request. Each Competitive Bid Quote must comply with the requirements of this
         Section 4.5 and must be submitted to the Agent by telex or facsimile transmission at its offices as specified in or pursuant to Section 21 not later than (i) 2:00 p.m. (Boston time) on the fourth Eurocurrency Business Day prior to the proposed Drawdown Date, in the case of a Eurocurrency Competitive Bid Loan or (y) 10:00 a.m. (Boston time) on the proposed Drawdown Date, in the case of an Absolute Competitive Bid Loan, provided that Competitive Bid Quotes may be submitted by the Agent in its capacity as a Bank only if it submits its Competitive Bid Quote to a Borrower not later than (ii) one hour prior to the deadline for the other Banks, in the case of a Eurocurrency Competitive Bid Loan or (y) 15 minutes prior to the deadline for the other Banks, in the case of an Absolute Competitive Bid Loan. Subject to the provisions of Sections 12 and 13 hereof, any Competitive Bid Quote so made shall be irrevocable except with the written consent of the Agent given on the instructions of a Borrower.

                  (b) Each Competitive Bid Quote shall be in substantially the form of Exhibit G hereto and shall in any case specify:

                           (i)  the proposed Drawdown Date;

                           (ii) the principal amount of the Competitive Bid Loan
                  for which each proposal is being made, which principal amount
                  (i) may be greater than or less than the Commitment of the quoting Bank, (ii) must be $5,000,000 or a larger multiple of $1,000,000, (iii) may not exceed the aggregate principal amount of Competitive Bid Loans for which offers were requested and (iv) may be subject to an aggregate limitation as to the principal amount of Competitive Bid Loans for which offers being made by such quoting Bank may be accepted;

                           (iii) the Interest Periods for which Competitive Bid
                  Quotes are being submitted;

                           (iv) in the case of a Eurocurrency Competitive Bid
                  Loan, the margin above or below the applicable Eurocurrency Rate (the "Competitive Bid Margin") offered for each such Competitive Bid Loan, expressed as a percentage (specified to the nearest 1/10,000th of 1%) to be added to or subtracted from such Eurocurrency Rate;

                           (v) in the case of an Absolute Competitive Bid Loan,
                  the rate of interest per annum (specified to the nearest 1/10,000th of 1%) (the "Competitive Bid Rate") offered for each such Absolute Competitive Bid Loan; and

                           (vi)  the identity of the quoting Bank.

         A Competitive Bid Quote may include up to five (5) separate offers by the quoting Bank with respect to each Interest Period specified in the related Invitation for Competitive Bid Quotes.

                  (c)  Any Competitive Bid Quote shall be disregarded if it:

                           (i) is not substantially in the form of Exhibit G
                  hereto;

                           (ii) contains qualifying, conditional or similar
                  language;

                           (iii) proposes terms other than or in addition to
                  those set forth in the applicable Invitation for Competitive Bid Quotes; or

                           (iv) arrives after the time set forth in Section
                  4.5(a) hereof.


         4.6. Notice to Parent. The Agent shall promptly notify the Parent of the terms (a) of any Competitive Bid Quote submitted by a Bank that is in accordance with Section 4.5 and (b) of any Competitive Bid Quote that amends, modifies or is otherwise inconsistent with a previous Competitive Bid Quote submitted by such Bank with respect to the same Competitive Bid Quote Request. Any such subsequent Competitive Bid Quote shall be disregarded by the Agent unless such subsequent Competitive Bid Quote is submitted solely to correct a manifest error in such former Competitive Bid Quote. The Agent's notice to the Parent shall specify (i) the aggregate principal amount of Competitive Bid Loans for which offers have been received for each Interest Period specified in the related Competitive Bid Quote Request, (ii) the respective principal amounts and Competitive Bid Margins or Competitive Bid Rates, as the case may be, so offered, and the identity of the respective Banks submitting such offers, and (iii) if applicable, limitations on the aggregate principal amount of Competitive Bid Loans for which offers in any single Competitive Bid Quote may be accepted.

         4.7. Acceptance and Notice by Parent and Agent. Not later than 11:00 a.m. (Boston time) on (a) the third Business Day prior to the proposed Drawdown Date, in the case of a Eurocurrency Competitive Bid Loan or (b) the proposed Drawdown Date, in the case of an Absolute Competitive Bid Loan, the Borrower shall notify the Agent of its acceptance or non-acceptance of each Competitive Bid Quote in substantially the form of Exhibit H hereto. The Borrower may accept any Competitive Bid Quote in whole or in part; provided that:

                           (i) the aggregate principal amount of each
                  Competitive Bid Loan may not exceed the applicable amount set forth in the related Competitive Bid Quote Request;

                           (ii) acceptance of offers may only be made on the
                  basis of ascending Competitive Bid Margins or Competitive Bid Rates, as the case may be, and

                           (iii) the Borrower may not accept any offer that is
                  described in subsection 4.5(c) or that otherwise fails to comply with the requirements of this Credit Agreement.

The Agent shall promptly notify each Bank which submitted a Competitive Bid Quote of the Parent's acceptance or non-acceptance thereof. At the request of any Bank which submitted a Competitive Bid Quote and with the consent of the Parent, the Agent will promptly notify all Banks which submitted Competitive Bid Quotes of (a) the aggregate principal amount of, and (b) the range of Competitive Bid Rates or Competitive Bid Margins of, the accepted Competitive Bid Loans for each requested Interest Period.

         4.8. Allocation by Agent. If offers are made by two (2) or more Banks with the same Competitive Bid Margin or Competitive Bid Rate, as the case may be, for a greater aggregate principal amount than the amount in respect of which offers are accepted for the related Interest Period, the principal amount of Competitive Bid Loans in respect of which such offers are accepted shall be allocated by the Agent among such Banks as nearly as possible (in such multiples, not less than $1,000,000, as the Agent may deem appropriate) in proportion to the aggregate principal amounts of such offers. Determination by the Agent of the amounts of Competitive Bid Loans shall be conclusive in the absence of manifest error.

         4.9. Funding of Competitive Bid Loans. If, on or prior to the Drawdown Date of any Competitive Bid Loan, the Total Commitment has not terminated in full and if, on such Drawdown Date, the applicable conditions of Sections 12 and 13 hereof are satisfied, the Bank or Banks whose offers the Parent has accepted will fund each Competitive Bid Loan so accepted. Such Bank or Banks will make such Competitive Bid Loans by crediting the Agent for further credit to a Borrower's specified account with the Agent, in immediately available funds not later than 1:00 p.m. (Boston time) on such Drawdown Date.

         4.10. Funding Losses. If, after acceptance of any Competitive Bid Quote pursuant to Section 4, a Borrower (a) fails to borrow any Competitive Bid Loan so accepted on the date specified therefor, or (b) repays the outstanding amount of the Competitive Bid Loan prior to the last day of the Interest Period relating thereto, such Borrower shall indemnify the Bank making such Competitive Bid Quote or funding such Competitive Bid Loan against any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund or maintain such unborrowed Loans, including, without limitation compensation as provided in Section 7.10.

         4.11. Repayment of Competitive Bid Loans; Interest. The principal of each Competitive Bid Loan shall become absolutely due and payable by the Borrower requesting such Competitive Bid Loan on the last day of the Interest Period relating thereto, and such Borrower hereby absolutely and unconditionally promises to pay to the Agent for the account of the relevant Banks at or before 1:00 p.m. (Boston time) on the last day of the Interest Periods relating thereto the principal amount of all such Competitive Bid Loans, plus interest thereon at the applicable Competitive Bid Rates. The Competitive Bid Loans shall bear interest at the rate per annum specified in the applicable Competitive Bid Quotes. Interest on the Competitive Bid Loans shall be payable (a) on the last day of the applicable Interest Periods, and if any such Interest Period is longer than three months, also on the last day of the third month following the commencement of such Interest Period, and (b) on the Maturity Date for all Loans. Subject to the terms of this Credit Agreement, the Borrowers may make Competitive Bid Quote Requests with respect to new borrowings of any amounts so repaid prior to the Maturity Date.

         4.12. Optional Repayment of Competitive Bid Loans. Any Borrower shall have the right, at its election, to repay the outstanding amount of any of the Competitive Bid Loans, as a whole or in part, at any time without penalty or premium, provided that any full or partial prepayment of the outstanding amount of any Competitive Bid Loan pursuant to this Section 4.12 may be made only on the last day of the Interest Period relating thereto, or, if made prior to such date, shall be made subject to the provisions of Section 4.10 hereof. The Borrower shall give the Agent, no less than three (3) Business Days notice of any proposed prepayment pursuant to this Section 4.12, specifying the proposed date of prepayment of the Competitive Bid Loan and the principal amount to be prepaid. Each such partial prepayment of any Competitive Bid Loan shall be in an integral multiple of $1,000,000, and shall be accompanied by the payment of accrued interest on the principal prepaid to the date of prepayment.

                              5. LETTERS OF CREDIT.

         5.1.  Letter of Credit Commitments.

                  5.1.1. Commitment to Issue Letters of Credit. Subject to the terms and conditions hereof (including, without limitation, the provisions of Section 13 hereof) and the execution and delivery by a Borrower of a letter of credit application on the Agent's customary form (a "Letter of Credit Application"), the Agent on behalf of the Banks and in reliance upon the agreement of the Banks set forth in
         Section 5.1.4 and upon the representations and warranties of the Borrower contained herein, agrees, in its individual capacity, to issue, extend and renew for the account of a Borrower one or more standby or documentary letters of credit (individually, a "Letter of Credit"), in such form as may be requested from time to time by a Borrower and agreed to by the Agent; provided, however, that, after giving effect to such request, (a) the sum of the aggregate Maximum Drawing Amount and all Unpaid Reimbursement Obligations shall not exceed $50,000,000 at any one time and (b) the sum of (i) the Maximum Drawing Amount on all Letters of Credit, (ii) all Unpaid Reimbursement Obligations, and (iii) the amount of all Revolving Credit Loans and Competitive Bid Loans outstanding shall not exceed the Total Commitment.

                  5.1.2. Letter of Credit Applications. Each Letter of Credit Application shall be completed to the satisfaction of the Agent. In the event that any provision of any Letter of Credit Application shall be inconsistent with any provision of this Credit Agreement, then the provisions of this Credit Agreement shall, to the extent of any such inconsistency, govern.

                  5.1.3. Terms of Letters of Credit. Each Letter of Credit issued, extended or renewed hereunder shall, among other things, (a) provide for the payment of sight drafts for honor thereunder when presented in accordance with the terms thereof and when accompanied by the documents described therein, and (b) have an expiry date no later than the earlier of the first anniversary of the issuance date or the date which is fourteen (14) days (or, if the Letter of Credit is confirmed by a confirmer or otherwise provides for one or more nominated persons, forty-five (45) days) prior to the Maturity Date. Each Letter of Credit so issued, extended or renewed shall be subject to the Uniform Customs.

                  5.1.4. Reimbursement Obligations of Banks. Each Bank severally agrees that it shall be absolutely liable, without regard to the occurrence of any Default or Event of Default or any other condition precedent whatsoever, to the extent of such Bank's Commitment Percentage, to reimburse the Agent on demand for the amount of each draft paid by the Agent under each Letter of Credit to the extent that such amount is not reimbursed by a Borrower pursuant to Section 5.2 (such agreement for a Bank being called herein the "Letter of Credit Participation" of such Bank).

                  5.1.5. Participation of Banks. Each such payment made by a Bank shall be treated as the purchase by such Bank of a participating interest in the Borrowers' Reimbursement Obligation under Section 5.2 in an amount equal to such payment. Each Bank shall share in accordance with its participating interest in any interest which accrues pursuant to Section 5.2.

         5.2. Reimbursement Obligation of the Borrowers. In order to induce the Agent to issue, extend and renew each Letter of Credit and the Banks to participate therein, the Borrower for whose account the Letter of Credit was issued hereby agrees to reimburse or pay to the Agent, for the account of the Agent or (as the case may be) the Banks, with respect to each Letter of Credit issued, extended or renewed by the Agent for such Borrower's account hereunder,

                  (a) except as otherwise expressly provided in Section 5.2(b) and (c), by not later than the third Business Day following each date that any draft presented under such Letter of Credit is honored by the Agent, or the Agent otherwise makes a payment with respect thereto, (i) the amount paid by the Agent under or with respect to such Letter of Credit, plus any and all interest accuring on such amounts from the date of payment by the Agent (with such interest accruing at the Base Rate), and (ii) the amount of any taxes, fees, charges or other costs and expenses whatsoever incurred by the Agent or any Bank in connection with any payment made by the Agent or any Bank under, or with respect to, such Letter of Credit,

                  (b) upon the reduction (but not termination) of the Total Commitment to an amount less than the Maximum Drawing Amount, an amount equal to such difference, which amount shall be held by the Agent for the benefit of the Banks and the Agent as cash collateral for all Reimbursement Obligations, and

                  (c) upon the termination of the Total Commitment, or the acceleration of the Reimbursement Obligations with respect to all Letters of Credit in accordance with Section 14, an amount equal to the then Maximum Drawing Amount on all Letters of Credit, which amount shall be held by the Agent for the benefit of the Banks and the Agent as cash collateral for all Reimbursement Obligations.

Each such payment shall be made to the Agent at the Agent's Head Office in immediately available funds. Interest on any and all amounts remaining unpaid by a Borrower under this Section 5.2 at any time from the date such amounts become due and payable (whether as stated in this Section 5.2, by acceleration or otherwise) until payment in full (whether before or after judgment) shall be payable to the Agent on demand at the rate specified in Section 7.11 for overdue principal on the Loans.

         5.3. Letter of Credit Payments. If any draft shall be presented or other demand for payment shall be made under any Letter of Credit, the Agent shall notify the Parent of the date and amount of the draft presented or demand for payment and of the date and time when it expects to pay such draft or honor such demand for payment. If the applicable Borrower fails to reimburse the Agent as provided in Section 5.2 on or before the date that such draft is paid or other payment is made by the Agent, the Agent may at any time thereafter notify the Banks of the amount of any such Unpaid Reimbursement Obligation. No later than 1:00 p.m. (Boston time) on the Business Day next following the receipt of such notice, each Bank shall make available to the Agent, at its Head Office, in immediately available funds, such Bank's Commitment Percentage of such Unpaid Reimbursement Obligation, together with an amount equal to the product of (a) the average, computed for the period referred to in clause (c) below, of the weighted average interest rate paid by the Agent for federal funds acquired by the Agent during each day included in such period, times (b) the amount equal to such Bank's Commitment Percentage of such Unpaid Reimbursement Obligation, times (c) a fraction, the numerator of which is the number of days that elapse from and including the date the Agent paid the draft presented for honor or otherwise made payment to the date on which such Bank's Commitment Percentage of such Unpaid Reimbursement obligation shall become immediately available to the Agent, and the denominator of which is
360. The responsibility of the Agent to the Borrowers and the Banks shall be only to determine that the documents (including each draft) delivered under each Letter of Credit in connection with such presentment shall be in conformity in all material respects with such Letter of Credit.

         5.4. Obligations Absolute. The Borrowers' obligations under this
Section 5 shall be absolute and unconditional under any and all circumstances and irrespective of the occurrence of any Default or Event of Default or any condition precedent whatsoever or any setoff, counterclaim or defense to payment which a Borrower may have or have had against the Agent, any Bank or any beneficiary of a Letter of Credit. The Borrowers further agree with the Agent and the Banks that the Agent and the Banks shall not be responsible for, and the Borrowers' Reimbursement Obligations under Section 5.2 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among a Borrower, the beneficiary of any Letter of Credit or any financing institution or other party to which any Letter of Credit may be transferred or any claims or defenses whatsoever of a Borrower against the beneficiary of any Letter of Credit or any such transferee (unless any of the foregoing is as a result of the Agent's gross negligence or willful misconduct). The Agent and the Banks shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit except for any error arising out of the Agent's or any Bank's gross negligence or willful misconduct. The Borrowers agree that any action taken or omitted by the Agent or any Bank under or in connection with each Letter of Credit and the related drafts and documents, if done in good faith, shall be binding upon the Borrowers and shall not result in any liability on the part of the Agent or any Bank to the Borrowers.

         5.5. Reliance by Issuer. To the extent not inconsistent with Section 5.4, the Agent shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, independent accountants and other experts selected by the Agent.. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Majority Banks, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Banks and all future holders of the Revolving Credit Notes or of a Letter of Credit Participation.

         5.6. Letter of Credit Fee. The Borrower requesting the Letter of Credit shall, on the date of issuance or any extension or renewal of any Letter of Credit and at such other time or times as such charges are customarily made by the Agent or as specified below, pay a fee (in each case, a "Letter of Credit Fee") to the Agent (a) in respect of each standby Letter of Credit, calculated at a per annum rate equal to the sum of 0.125% plus the Applicable L/C Rate in effect from time to time, payable quarterly in arrears on the first day following each calendar quarter thereafter plus the Agent's customary issuance fee, and (b) in respect of each documentary Letter of Credit, as the case may be, equal to (i) the Agent's customary issuance fee or amendment fee, as the case may be, plus
(ii) the Agent's customary time negotiation fee per document examination (iii) plus an amount calculated at a per annum rate equal to the sum of 0.125% plus the Applicable L/C Rate in effect from time to time, payable quarterly in arrears on the first day after each calendar quarter thereafter, plus (iv) a negotiation fee, such Letter of Credit Fee calculated based on the Applicable L/C Rate (but not such 0.125% fee or issuance, amendment, negotiation or document examination fee, which shall be for the account of the Agent) to be for the accounts of the Banks in accordance with their respective Commitment Percentages.

                                  6. GUARANTY.

         6.1. Guaranty. For value received and hereby acknowledged and as an inducement to the Banks and the Agent to make the Loans and Letters of Credit available to the Borrowers, the Parent hereby unconditionally and irrevocably guarantees (a) the full punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of the Borrowers (other than the Parent) now or hereafter existing whether for principal, interest, fees, expenses or otherwise, and (b) the strict performance and observance by the Borrowers of all agreements, warranties and covenants applicable to the Borrowers in the Loan Documents and (c) the obligations of the Borrowers under the Loan Documents (such Obligations collectively being hereafter referred to as the "Guaranteed Obligations").

         6.2. Guaranty Absolute. The Parent guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms hereof, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Bank with respect thereto. The liability of the Parent under this guaranty with regard to the Guaranteed Obligations of each of the Borrowers (other than the Parent) shall be absolute and unconditional irrespective of:

                  (a) any Borrower's lack of authorization, execution, validity or enforceability or any illegality of such Borrower's election to become a Borrower, this Credit Agreement and any amendment hereof (with regard to such Guaranteed Obligations), or any other obligation, agreement or instrument relating thereto (it being agreed by the Parent that the Guaranteed Obligations shall not be discharged prior to the final and complete satisfaction of all of the Obligations of the Borrowers) or any failure to obtain any necessary governmental consent or approvals or necessary third party consents or approvals;

                  (b) the Agent's or any Bank's exercise or enforcement of, or failure or delay in exercising or enforcing, legal proceedings to collect the Obligations or the Guaranteed Obligations or any power, right or remedy with respect to any of the Obligations or the Guaranteed Obligations, including (i) any suspension of the Agent or any Bank's right to enforce against any other Borrower of the Guaranteed Obligations, or (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations of such Borrower or any other amendment or waiver of or any consent to departure from this Credit Agreement or the other Loan Documents (with regard to such Guaranteed Obligations) or any other agreement or instrument governing or evidencing any of the Guaranteed Obligations;

                  (c) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations of such Borrower;

                  (d)      any change in ownership of such Borrower;

                  (e) any acceptance of any partial payment(s) from such Borrower;

                  (f) any insolvency, bankruptcy, reorganization, arrangement, adjustment, composition, assignment for the benefit of creditors, appointment of a receiver or trustee for all or any part of any Borrower's assets;

                  (g) any assignment, participation or other transfer, in whole or in part, of the Agent's or any Bank's interest in and rights under this Credit Agreement or any other Loan Document, or of the Agent or any Bank's interest in the obligations or the Guaranteed Obligations;

                  (h) any cancellation, renunciation or surrender of any pledge, guaranty or any debt instrument evidencing the Obligations or the Guaranteed Obligations;

                  (i) the Agent's or any Bank's vote, claim, distribution, election, acceptance, action or inaction in any bankruptcy or reorganization case related to the Obligations or the Guaranteed Obligations; or

                  (j) any other action or circumstance, other than payment, which might otherwise constitute a defense available to, or a discharge of, such Borrower or the Guarantor in respect of its Guaranteed Obligations (other than the defense of payment in full in cash).

         This guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any Guaranteed Obligation is rescinded or must otherwise be returned by the Agent or any Bank upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, all as though such payment had not been made.

         6.3. Effectiveness; Enforcement. The guaranty hereunder shall be effective and shall be deemed to be made with respect to each Loan made and each Letter of Credit issued as of the time it is made, issued or accepted, as applicable. No invalidity, irregularity or unenforceability by reason of any bankruptcy or similar law, or any law or order of any government or agency thereof purporting to reduce, amend or otherwise affect any liability of any Borrower, and no defect in or insufficiency or want of powers of any Borrower or irregular or improperly recorded exercise thereof, shall impair, affect, be a defense to or claim against such guaranty. The guaranty hereunder is a continuing guaranty and shall (a) survive any termination of this Credit Agreement, and (b) remain in full force and effect until payment in full of, and performance of, all Guaranteed Obligations and all other amounts payable under the guaranty hereunder. The guaranty under this Credit Agreement is made for the benefit of the Agent and the Banks and their successors and assigns, and may be enforced from time to time as often as occasion therefor may arise and without requirement on the part of the Agent or the Banks first to exercise any rights against the Borrowers, or to resort to any other source or means of obtaining payment of any of the said obligations or to elect any other remedy.

         6.4. Waiver. The Parent hereby waives promptness, diligence, protest, notice of protest, all suretyship defenses, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and the guaranty under and any requirement that the Banks or the Agent protect, secure, perfect any security interest or lien or any property subject thereto or exhaust any right or take any action against the Borrowers, or any other Person. The Parent also irrevocably waives, to the fullest extent permitted by law, all defenses which at any time may be available to it in respect of the Guaranteed Obligations by virtue of any statute of limitations, valuation, stay, moratorium law or other similar law now or hereafter in effect (other than the defense of payment in full in cash).

         6.5.  Concerning Joint and Several Liability of the Parent.

                  (a) The Parent hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the applicable Borrower, with respect to the payment and performance of all of the Guaranteed Obligations, it being the intention of the parties hereto that all such Guaranteed Obligations shall be the joint and several Guaranteed Obligations of such Parent and the applicable Borrowers without preferences or distinction among them.

                  (b) If and to the extent that the applicable Borrowers shall fail to make any payment with respect to any of its Guaranteed Obligations as and when due or to perform any of the Guaranteed Obligations in accordance with the terms thereof, then in each such event the Parent will make such payment with respect to, or perform, such Guaranteed Obligation.

                  (c) The Guaranteed Obligations of the Parent under the provisions of this Section 6 constitute full recourse obligations of the Parent enforceable against the Parent to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Credit Agreement or any other circumstance whatsoever.

                  (d) The Parent hereby waives notice of acceptance of its joint and several liability, notice of any Loans made or Letters of Credit issued under this Credit Agreement, notice of any action at any time taken or omitted by the Agent or the Banks under or in respect of any of the Guaranteed Obligations, and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Credit Agreement. The Parent hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Guaranteed Obligations, the acceptance of any payment of any of the Guaranteed Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Agent or the Banks at any time or times in respect of any Default or Event of Default by any of the Borrowers or the Parent in the performance or satisfaction of any term, covenant, condition or provision of this Credit Agreement, any and all other indulgences whatsoever by the Agent or the Banks in respect of any of the Guaranteed Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Guaranteed Obligations or the addition, substitution or release, in whole or in part, of any of the Borrowers or any other guarantor. Without limiting the generality of the foregoing, the Parent assents to any other action or delay in acting or failure to act on the part of the Banks or the Agent with respect to the failure by any of the Borrowers or the other guarantor to comply with its respective Obligations or guaranty, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 6, afford grounds for terminating, discharging or relieving the Parent, in whole or in part, from any of the Guaranteed Obligations under this Section 6, it being the intention of the Parent that, so long as any of the Guaranteed Obligations hereunder remain unsatisfied, the Guaranteed Obligations of the Parent under this
         Section 6 shall not be discharged except by performance and then only to the extent of such performance. The Guaranteed Obligations of the Parent under this Section 6 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any of the Borrowers or the Parent or the Banks or the Agent. The joint and several liability of the Parent hereunder shall continue in full force and effect notwithstanding any absorption, merger, consolidation, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of the Borrowers or the Parent, the Banks or the Agent.

                  (e) The provisions of this Section 6 are made for the benefit of the Agent and the Banks and their successors and assigns, and may be enforced in good faith by them from time to time against the Parent as often as occasion therefor may arise and without requirement on the part of the Agent or the Banks first to marshal any of their claims or to exercise any of their rights against the Borrowers or any other guarantor or to exhaust any remedies available to them against the Borrowers or any other Parent or to resort to any other source or means of obtaining payment of any of the obligations hereunder or to elect any other remedy. The provisions of this Section 6 shall remain in effect until all of the Guaranteed Obligations shall have been paid in full or otherwise fully satisfied and the Commitments have expired and all outstanding Letters of Credit have expired, matured or otherwise been terminated. If at any time, any payment, or any part thereof, made in respect of any of the Guaranteed Obligations, is rescinded or must otherwise be restored or returned by the Banks or the Agent upon the insolvency, bankruptcy or reorganization of any of the Borrowers or the Parent, or otherwise, the provisions of this
         Section 6 will forthwith be reinstated in effect, as though such payment had not been made.

         6.6. Waiver. Until the final payment and performance in full of all of the Obligations, the Parent shall not exercise and hereby waives any rights the Parent may have against the Borrowers arising as a result of payment by the Parent hereunder, by way of subrogation, reimbursement, restitution, contribution or otherwise, and will not prove any claim in competition with the Agent or any Bank in respect of any payment hereunder in any bankruptcy, insolvency or reorganization case or proceedings of any nature; the Parent will not claim any setoff, recoupment or counterclaim against the Borrowers in respect of any liability of any Borrower to the Parent; and the Parent waives any benefit of and any right to participate in any collateral security which may be held by the Agent or any Bank.

         6.7. Subrogation; Subordination. The payment of any amounts due with respect to any indebtedness of the Borrowers for money borrowed or credit received now or hereafter owed to the Parent is hereby subordinated to the prior payment in full of all of the Obligations of such Borrower on the terms hereinafter set forth in this Section 6.7; provided, however, that so long as no Default or Event of Default has occurred and is continuing, nothing in this
Section 6.7 shall prohibit any of the Borrowers from making regularly scheduled payments of principal and interest to the Parent when such obligations become due and payale. The Parent agrees that, after the occurrence and during the continance of any default in the payment or performance of any of the Obligations of a Borrower, the Parent will not demand, sue for or otherwise attempt to collect any such indebtedness of such Borrower to the Parent until all of the Obligations of such Borrower shall have been paid in full. If, notwithstanding the foregoing sentence, the Parent shall collect, enforce or receive any amounts in respect of such indebtedness in violation of the foregoing sentence while any Obligations of such Borrower are still outstanding, such amounts shall be collected, enforced and received by the Parent as trustee for the Bank and the Agent and be paid over to the Agent, for the benefit of the Banks and the Agent on account of the Obligations of such Borrower without affecting in any manner the liability of the Parent under the other provisions hereof.

         6.8. Currency of Payment. The Parent shall pay its respective Guaranteed Obligations in the currency in which such Obligation was incurred by the applicable Borrower.

         6.9. Underlying Obligations. Anything in this Section 6 to the contrary notwithstanding, the Agent and the Banks hereby agree that the Banks shall not enter into any amendment to this Credit Agreement with any of the Borrowers (other than the Parent) without the consent of the Parent.


                         7. CERTAIN GENERAL PROVISIONS.

         7.1. Closing Fee. The Borrowers agrees to pay to the Agent a closing fee in accordance with the Agent's Letter Agreement.

         7.2. Agent's Fee. The Borrowers shall pay to the Agent annually in advance, for the Agent's own account, on the Closing Date and on each anniversary of the Closing Date, an Agent's fee in the amount of $50,000.

         7.3.  Funds for Payments.

                  7.3.1. Payments to Agent. All payments of principal, interest, Reimbursement Obligations, facility fees, Letter of Credit Fees and any other amounts due hereunder or under any of the other Loan Documents shall be made in Dollars to the Agent, for the respective accounts of the Banks and the Agent, at the Agent's Head Office or at such other location that the Agent may from time to time designate, in each case in immediately available funds. All payments of principal of and interest on Loans made to any Borrower which are denominated in an Optional Currency or Currencies and all other fees due hereunder shall be made by such Borrower to the Agent on the currency of such Loans, at or prior to 11:00 a.m., local time, on any payment date, in immediately available funds, for the account of the Agent, at a depository designated by the Agent in the country in which such Optional Currency is a legal tender. Each payment in respect of any Loan made by such Borrower shall be made in the same currency in which such Loan was made unless otherwise agreed to by the Agent. The Agent shall be entitled to debit payment when due in order to effect timely payment thereof. Upon receipt by the Agent of any such payment, the Agent shall promptly send by wire transfer, in immediately available like funds, to each Bank, to an individual account designated by such Bank, such Bank's pro rata share of such payment.

                  7.3.2. No Offset, Etc. All payments by a Borrower hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein (other than Excluded Taxes). Subject to the limitations in Section 7.7 hereof, if any Borrower is compelled by law to make such deduction or withholding with respect to any amount payable by it hereunder or under any of the other Loan Documents (other than for Excluded Taxes), (i) such Borrower will pay to the Agent, for the account of the Banks or (as the case may be) the Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary after making all required deductions (including deductions applicable to additional amounts payable under this Section 7.3.2) to enable the Banks or the Agent to receive the same net amount which the Banks or the Agent would have received on such due date had no such obligation been imposed upon such Borrower, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law Such Borrower will deliver promptly to the Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by such Borrower hereunder or under such other Loan Document (other than for Excluded Taxes).

         7.4. Computations. All computation of interest on the Loans and of facility fees, Letter of Credit Fees shall be based on a 360-day year and paid for the actual number of days elapsed, except that interest on Base Rate Loans shall be based on a 365 or 366-day year, as the case may be, and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term "Interest Period" with respect to Eurocurrency Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The outstanding amount of the Loans as reflected on the Revolving Credit Note Records from time to time shall be considered correct and binding on the Borrowers unless within five (5) Business Days after receipt of any notice by the Agent or any of the Banks of such outstanding amount, a Borrower shall notify the Agent and the Banks to the contrary.

         7.5. Inability to Determine Eurocurrency Rate. In the event, prior to the commencement of any Interest Period relating to any Eurocurrency Rate Loan, the Agent shall determine that adequate and reasonable methods do not exist for ascertaining the Eurocurrency Rate that would otherwise determine the rate of interest to be applicable to any Eurocurrency Rate Loan during any Interest Period or deposits of Dollars or the relevant Optional Currency, as the case may be, in the relevant Interest Period are not available to any Bank or the Agent in the relevant Eurocurrency Interbank Market, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrowers and the Banks) to the Parent and the Banks. In such event (a) any Loan Request or Conversion Request with respect to Eurocurrency Rate Loans shall be automatically withdrawn and shall be deemed a request for Base Rate Loans, (b) each Eurocurrency Rate Loan will automatically, on the last day of the then current Interest Period relating thereto if denominated in Dollars, become a Base Rate Loan and if denominated in Optional Currency be repaid, and (c) the obligations of the Banks to make Eurocurrency Rate Loans or Loans in such Optional Currency, as the case may be, shall be suspended until the Agent determines that the circumstances giving rise to such suspension no longer exist, whereupon the Agent shall so notify the Parent and the Banks.

         7.6. Illegality. Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or in the interpretation or application thereof shall make it unlawful for any Bank to make or maintain Eurocurrency Rate Loans or perform its obligations in respect of any Loans in any Optional Currency or Currencies, such Bank shall forthwith give notice of such circumstances to the Parent and the other Agent, and the Agent shall then give notice to the other Banks, and thereupon (a) the commitment of such Bank to make Eurocurrency Rate Loans or convert Loans of another Type to Eurocurrency Rate Loans or to make Loans in such Optional Currency, as the case may be, shall forthwith be suspended and (b) such Bank's Revolving Credit Loans then outstanding as Eurocurrency Rate Loans and denominated in Dollars, if any, shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such Eurocurrency Rate Loans or within such earlier period as may be required by law and the Loans then outstanding as Eurocurrency Rate loans and denominated in Optional Currency, if any, shall be repaid on the last day of each Interest Period applicable to such Eurocurrency Rate Advance or within such earlier period as may be required by law. The Parent hereby agrees promptly to pay the Agent for the account of such Bank, upon demand by such Bank, any additional amounts necessary to compensate such Bank for any costs incurred by such Bank in making any conversion in accordance with this Section 7.6, including any interest or fees payable by such Bank to lenders of funds obtained by it in order to make or maintain its Eurocurrency Rate Loans hereunder.

         7.7. Additional Costs, Etc. If any present or future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Bank or the Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

                  (a) subject any Bank or the Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Credit Agreement, the other Loan Documents, any Letters of Credit, such Bank's Commitment or the Loans (other than Excluded Taxes), or

                  (b) impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Credit Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or letters of credit issued by, or commitments of an office of any Bank (except to the extent already reflected in the calculation of the Eurocurrency Rate), or

                  (c) impose on any Bank or the Agent any other conditions or requirements with respect to this Credit Agreement, the other Loan Documents, any Letters of Credit, the Loans, such Bank's Commitment, or any class of loans, letters of credit or commitments of which any of the Loans or such Bank's Commitment forms a part, and the result of any of the foregoing is

                           (i) to increase the cost to any Bank of making, funding, issuing, renewing, extending or maintaining any of the Loans or such Bank's Commitment or any Letter of Credit, or

                           (ii) to reduce the amount of principal, interest, Reimbursement Obligation or other amount payable to such Bank or the Agent hereunder on account of such Bank's Commitment, any Letter of Credit or any of the Loans, or

                           (iii) to require such Bank or the Agent to make any payment or to forego any interest or Reimbursement Obligation or other sum payable hereunder, the amount of which payment or foregone interest or Reimbursement Obligation or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Bank or the Agent from the Borrower hereunder, then, and in each such case, the Borrowers will, upon demand made by such Bank or (as the case may be) the Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Bank or the Agent such additional amounts as will be sufficient to compensate such Bank or the Agent for such additional cost, reduction, payment or foregone interest or Reimbursement Obligation or other sum. In the case of payments arising by reason of clauses (b) or (c) of this Section 7.7, each Bank agrees to provide the Parent with notice within ninety (90) days of becoming aware of any fact giving rise to this Section 7.7, and if it shall fail to do so, the Parent shall not be obligated to pay any amounts to such Bank arising by reason of such clauses.

On or before the date it becomes a party to this Credit Agreement and from time to time thereafter upon any change in status rendering any certificate or document previously delivered pursuant to this sentence invalid or inaccurate, each Bank that is organized under the laws of a jurisdiction outside the United States shall (but, with respect to any renewal or change in status, only to the fullest extent that it is legally able to do so) deliver to the Parent and each other Domestic Borrower such certificates, documents or other evidence, as required by the Code or Treasury Regulations issued pursuant thereto, including Internal Revenue Service Form 1001 or Form 4224 and any other certificate or statement of exemption required by Treasury Regulation Section 1.1441-1, 1.1441-4 or 1.1441-6(c) or any subsequent version thereof or subsequent version thereto, properly completed and duly executed by such Bank establishing that such payment is (a) not subject to United States Federal withholding tax under the Code because such payment is effectively connected with conduct by such Bank of a trade or business in the United States or (b) totally exempt from United States Federal withholding tax, or (other than in the case of such Bank on the date such Bank became a party to this Credit Agreement), subject to a reduced rate of such tax under a provision of an applicable tax treaty and in any event not subject to any back-up withholding. In addition, on or before the date on which each Foreign Borrower becomes a party to this Credit Agreement, and from time to time thereafter upon any change in status rendering any certificate or document previously delivered pursuant to this paragraph invalid or inaccurate, each Bank that is organized under the laws of a jursidiction other than that in which such Borrower is organized shall, to the extent requested by such Borrower and to the fullest extent that it lawfully may do so, deliver to such Borrower such certificates, documents, or other evidence, as required by applicable law or treaty, properly completed and duly executed by such Bank, establishing that such payment is (x) not subject to withholding tax under the law of such jurisdiction or (y) totally exempt from such withholding tax or subject to a reduced rate of such tax under a provision of an applicable tax treaty, and in any event not subject to any back-up withholding. The relevant Borrower agrees to furnish to each Bank the applicable tax forms promptly upon request therefor. Neither the Parent nor any Borrower shall be required to pay any additional amounts to any Bank pursuant to Section 7.3 or this Section 7.7 to the extent that the obligation to pay such additional amounts would not have arisen but for a failure by such Bank to comply with the provisions of the preceding sentences.

         Any Bank claiming any additional amounts payable pursuant to Section
7.3 or this Section 7.7 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by the Parent or to change the jurisdiction of its applicable lending certificate office if the making of such a filing or change would avoid the need for or substantially reduce the amount of any such additional amounts which may thereafter accrue and would not, in the sole and absolute determination of such Bank be otherwise disadvantageous to such Bank, which determination by such Bank shall be conclusive.

         If a Bank or the Agent shall become aware that it is entitled to receive a refund in respect of taxes as to which it has been indemnified by the Parent or any Borrower pursuant to Section 7.3 or this Section 7.7, it shall promptly notify the Parent of the availability of such refund and shall, within thirty (30) days after receipt of a request by the Parent, apply for such refund at the Parent's expense. If any Bank or the Agent, as applicable, receives a refund in respect of any taxes to which it has been indemnified by the Parent pursuant to Section 7.3 or this Section 7.7, it shall promptly repay such refund to the Parent (to the extent of amounts that have been paid by the Parent or any Borrower under Section 7.3 or this Section 7.7 with respect to such refund), net of all out-of-pocket expenses (including taxes imposed with respect to such refund) of such Bank or the Agent, as applicable, and without interest; provided, however, that the Borrower, upon the request of such Bank or the Agent, as applicable, agrees to return such refund (plus penalties, interest or other charges) to such Bank or the Agent in the event such Bank or the Agent is required to repay such refund. In addition, if any Borrower or the Parent makes a payment of any amounts in respect of taxes under Section 7.3 or this Section 7.7 and such Bank later realizes any other type of tax saving or other benefit (whether by receipt of a foreign tax credit, relief or repayment in respect of any tax or other imposition paid or payable by it or otherwise) in any jurisdiction, if such Bank determines, in its sole discretion and using any method which such Bank deems appropriate, that all or any portion of such tax saving or benefit is allocable to any taxes paid or indemnified by the Parent or any Borrower under this Credit Agreement, such Bank will promptly pay to such Borrower or the Parent, as the case may be, an amount equal to such portion. Nothing contained in this paragraph shall (a) entitle the Parent or any Borrower to inspect or review any books or records of any Bank, (b) require any Bank to disclose any information concerning its tax position or any other information determined by any Bank, in its sole discretion to be confidential or proprietary, (c) require any Bank to establish procedures for allocating to specific transactions any tax savings or benefits attributable to payments in respect of taxes of the type described in Section 7.3 and Section 7.7 or (d) require any Bank to disclose or detail the basis of any calculation of the amount of any tax saving or benefit obtained by such Bank or the basis of any determination made by such Bank under this paragraph.

         7.8. Capital Adequacy. If after the date hereof any Bank (which, for purposes of this Section 7.8 shall include any corporation controlling such
Bank) or the Agent determines that the adoption of or change in any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) regarding capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by a court or governmental authority with appropriate jurisdiction has the effect of reducing the return on such Bank's or the Agent's Commitment, any Loans made by it, or any Letter of Credit or participation therein to a level below that which such Bank or the Agent could have achieved but for such adoption, change or compliance (taking into consideration such Bank's or the Agent's then existing policies with respect to capital adequacy and assuming full utilization of such entity's capital) by any amount deemed by such Bank or (as the case may be) the Agent to be material, then such Bank or the Agent may notify the Parent of such fact. To the extent that the amount of such reduction in the return on capital is not reflected in the Base Rate, the Parent and such Bank shall thereafter attempt to negotiate in good faith, within thirty (30) days of the day on which the Parent receives such notice, an adjustment payable hereunder that will adequately compensate such Bank in light of these circumstances. If the Parent and such Bank are unable to agree to such adjustment within thirty (30) days of the date on which the Parent receives such notice, then commencing on the date of such notice (but not earlier than the effective date of any such increased capital requirement), the fees payable hereunder shall increase by an amount that will, in such Bank's reasonable determination, provide adequate compensation. Each Bank shall allocate such cost increases among its customers in good faith and on an equitable basis. Each Bank agrees to provide the Parent with notice within ninety (90) days of becoming aware of any fact giving rise to this Section 7.8, and if it shall fail to do so, the Parent shall not be obligated to pay any adjustment or other increased amount to such Bank under this Section 7.8.

         7.9. Certificate. A certificate setting forth any additional amounts payable pursuant to Sections 4.10, 7.7, 7.8 or 7.10 and a brief explanation of such amounts which are due and setting forth the calculations of such amounts due in reasonable detail, submitted by any Bank or the Agent to the Borrower, shall be conclusive, absent manifest error, that such amounts are due and owing.

         7.10. Indemnity. The Borrowers agree to indemnify each Bank and to hold each Bank harmless from and against any loss, cost or expense (excluding loss of anticipated profits) that such Bank may sustain or incur as a consequence of (a) default by a Borrower in payment of the principal amount of or any interest on any Eurocurrency Rate Loans as and when due and payable, to the extent that such loss or expense arises from interest or fees payable by such Bank to lenders of funds obtained by it in order to maintain its Eurocurrency Rate Loans, (b) default by a Borrower in making a borrowing or conversion after a Borrower has given (or is deemed to have given) a Loan Request or a Conversion Request relating thereto in accordance with Section 2.6 or Section 2.7 or (c) the making of any payment of a Eurocurrency Rate Loan or the making of any conversion of any such Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by such Bank to lenders of funds obtained by it in order to maintain any such Loans.

         7.11. Interest on Overdue Amounts. Overdue principal and (to the extent permitted by applicable law) interest on the Loans and all other overdue amounts payable hereunder or under any of the other Loan Documents shall bear interest compounded monthly and payable on demand at a rate per annum equal to two percent (2%) above the rate of interest otherwise applicable to such amount hereunder until the last day of the applicable Interest Period relating to such overdue amounts, and thereafter at two percent (2%) above the Base Rate until such amount shall be paid in full (after as well as before judgment).

         7.12. Lending Office. Each Loan made by the Banks in an Optional Currency, and each payment by any borrower in respect thereof, shall be made by, or as the case may be, for the account of, such applicable lending office of such Bank as such Bank shall designate; provided that if any Bank changes its lending office, neither the Parent nor any Borrower shall be liable for any amounts under Sections 4.10,
7.7 to the extent it relates to amounts other than taxes, 7.8 or 7.10 hereof in excess of those which the Bank would have otherwise been entitled to in its previous lending office.

         7.13. Replacement Banks. Within thirty (30) days after (a) any Bank has demanded compensation from the Parent pursuant to Sections 7.7 or 7.8 hereof, or
(b) there shall have occurred a change in law with respect to any Bank as a consequence of which it shall have become unlawful for such Bank to make a Eurocurrency Rate Loan on any Drawdown Date, as described in Section 7.6 hereof (any such Bank described in the foregoing clauses (a) or (b) is hereinafter referred to as an "Affected Bank"), the Borrower may request that the other Banks (the "Non-Affected Banks") acquire all, but not less than all, of the Affected Bank's outstanding Loans and assume all, but not less than all, of the Affected Bank's Commitment. If the Parent so requests, the Non-Affected Banks may elect to acquire all or any portion of the Affected Bank's outstanding Loans and to assume all or any portion of the Affected Bank's Commitment. If the Non-Affected Banks do not elect to acquire and assume all of the Affected Bank's outstanding Loans and Commitment, the Parent may designate a replacement bank or banks, which must be satisfactory to the Agent, to acquire and assume that portion of the outstanding Loans and Commitment of the Affected Bank not being acquired and assumed by the Non-Affected Banks. The provisions of Section 20 hereof shall apply to all reallocations pursuant to this Section 7.13, and the Affected Bank and any Non-Affected Banks and/or replacement banks which are to acquire the Loans and Commitment of the Affected Bank shall execute and deliver to the Agent, in accordance with the provisions of Section 20 hereof, such Assignments and Acceptances and other instruments, as are required pursuant to Section 20 hereof to give effect to such reallocations; provided, however, the Parent shall be required to pay the registration fee set forth in Section 20.3. Any Non-Affected Banks and/or replacement banks which are to acquire the Revolving Credit Loans and Commitment of the Affected Bank shall be deemed to be Eligible Assignees for all purposes of Section 20 hereof. On the effective date of the applicable Assignments and Acceptances, the Borrower shall pay to the Affected Bank all interest accrued on its Loans up to but excluding such date, along with any fees payable to such Affected Bank hereunder up to but excluding such date, including, without limitation, any amounts that would have been payable pursuant to Section 7.10 hereof in connection with a prepayment.

                       8. REPRESENTATIONS AND WARRANTIES.

         Each of the Borrowers represents and warrants to the Banks and the Agent as follows:

         8.1. Corporate Existence and Power. Each Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary, except for any failure to comply with the foregoing which could not reasonably be expected to have a Material Adverse Effect, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except for any failure to comply with the foregoing which could not reasonably be expected to have a Material Adverse Effect.

         8.2. Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by each Borrower of this Credit Agreement, the Notes and the other Loan Documents executed by such Borrower (a) are within such Borrower's corporate powers, (b) have been duly authorized by all necessary corporate action, (c) require no action by or in respect of or filing with, any governmental body, agency or official, (d) do not contravene, or constitute a default under, any material provision of applicable law or regulation or of the certificate of incorporation or by-laws of such Borrower or, to the best of such Borrower's knowledge, of any material agreement relating to Debt, or other material instrument relating to Debt, judgment, injunction, order, decree binding upon such Borrower or any of the Subsidiaries, and (e) do not result in the creation or imposition of any Lien on any asset of such Borrower or any of the Subsidiaries.

         8.3. Binding Effect. This Credit Agreement constitutes a valid and binding agreement of each Borrower enforceable in accordance with its terms, and the Notes and the other Loan Documents executed by each Borrower, when executed and delivered in accordance with this Credit Agreement, will constitute valid and binding obligations of such Borrower enforceable in accordance with their respective terms, provided that the enforceability hereof and thereof is subject in each case to general principles of equity and to bankruptcy, insolvency and similar laws affecting the enforcement of creditors' rights generally.

         8.4. Financial Information. (a) The consolidated balance sheet of the Parent and its Consolidated Subsidiaries as of June 30, 1996 and the related consolidated statements of income, shareholders', equity and cash flows for the Fiscal Year then ended, reported on by Ernst & Young LLP, copies of which have been delivered to each of the Banks, and the unaudited consolidated financial statements of the Parent for the interim period ended September 30, 1996, copies of which have been delivered to each of the Banks, (i) in the case of the aforementioned annual financial statements, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Parent and its Consolidated Subsidiaries as of such dates and their consolidated results of operations and cash flows for such periods stated and
(ii) in the case of the aforementioned interim financial statements, reflect all adjustments consisting only of normal recurring accruals necessary for a fair presentation of the consolidated financial condition of the Parent and its Subsidiaries as of such date and the consolidated results of their operations and changes in their cash flow for the period then ended, except that such interim financial statements omit certain footnotes and are subject to normal year-end adjustments; provided, that, during the term of this Credit Agreement after the Closing Date, future representation as to the matters set forth in this Section 8.4(a) shall be deemed to refer to the most recent financial statements delivered pursuant to Section 9.4(a) and (b), respectively, including the notes thereto and any statements of the Parent or auditors accompanying such financial statements.

         (b) Except for matters disclosed in the Parent's (i) Form 10-K for the fiscal year ended June 30, 1996 (the "Form 10-K"), (ii) Form 10-Q for the quarterly period ended September 30, 1996 (the "Form 10-Q"), and (iii) Form 8-K filed on November 21, 1996 (the "Form 8-K") as to which the ultimate outcome, and whether such matters could not reasonably be expected to have a Material Adverse Effect, cannot be determined at this time, and, in the case of actions, suits or proceedings, any other actions, suits or proceedings based primarily on allegations similar to those contained in such proceedings, since September 30, 1996, there has been no event, act, condition or occurrence having a Material Adverse Effect; provided, that, during the term of this Credit Agreement after the Closing Date, future representations as to the matters set forth in this
Section 8.4 shall be deemed to refer to the most recent financial statements delivered pursuant to Section 9.4(a) or (b), respectively, including notes thereto and any statement of the Parent or auditors accompanying such financial statements.

         8.5. No Litigation. Except for the proceedings described in the Form 10-K, the Form 10-Q and Form 8-K referred to above, as to which the ultimate outcome, and whether such proceedings would have a Material Adverse Effect, cannot be determined at this time, and any other actions, suits or proceedings based primarily on allegations similar to those contained in such proceedings, there is no action, suit or proceeding pending, or to the knowledge of each Borrower threatened, against or affecting such Borrower or any of the Subsidiaries before any court or arbitrator or any governmental body, agency or official which could have a Material Adverse Effect or which could impair in any material respect the ability of the Borrowers taken as a whole or, on the occasion of each borrowing, of the Borrower making such borrowing, to perform its obligations under, this Credit Agreement, the Notes or any of the other Loan Documents executed by such Borrower. In addition, there is no action, suit or proceeding pending, or to the knowledge of each Borrower threatened, against or affecting such Borrower or any of the Subsidiaries before any court or arbitrator or any governmental body, agency or official which in any manner draws into question the validity of this Credit Agreement, the Notes or any of the other Loan Documents executed by such Borrower.

         8.6. Compliance with ERISA. (a) The Parent and each member of the Controlled Group have fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable Provisions of ERISA and the Code with respect to each Plan, and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA, provided, that the Parent makes no representation or warranty under this Section 5.06 as to any Subsidiary for matters pertaining to periods prior to the date on which such Subsidiary became a Subsidiary of the Parent except to the extent that the Parent received any such representations and/or warranties from the seller (or any of its affiliates) of any relevant Subsidiary in connection with the acquisition of any relevant Subsidiary.

         (b) Neither the Parent nor any member of the Controlled Group is or ever has been obligated to contribute to any Multiemployer Plan provided, that the Parent makes no representation or warranty under this Section 8.6 as to any Subsidiary for matters pertaining to periods prior to the date on which such Subsidiary became a Subsidiary of the Parent except to the extent that the Parent received any such representations and/or warranties from the seller (or any of its affiliates) of any relevant Subsidiary in connection with the acquisition of any relevant Subsidiary.

         8.7. Compliance with Laws; Payment of Taxes. Each Borrower and each Material Subsidiary is in compliance with all applicable laws, regulations and similar requirements of governmental authorities, except where such compliance is being contested in good faith through appropriate proceedings or the non-compliance of which could not reasonably be expected to have a Material Adverse Effect. There have been filed on behalf of each Borrower and each Material Subsidiary all Federal, state and material local income, excise, property and other tax returns which are required to be filed by them and all taxes due pursuant to such returns or pursuant to any assessment received by or on behalf of such Borrower or any Material Subsidiary have been paid or are being contested in good faith or, if unpaid and uncontested, are in immaterial amounts. The charges, accruals and reserves on the books of each Borrower and each Material Subsidiary in respect of taxes or other governmental charges are, in the opinion of such Borrower, adequate. United States income tax returns of each Borrower which is a U.S. Person and each Subsidiary which is a U.S. Person have been examined and closed through the Fiscal Year ended 1988.

         8.8. Subsidiaries. The Parent represents that each Material Subsidiary which is not a Borrower is a corporation or joint venture duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except for failures to comply with the foregoing which could not reasonably be expected to have a Material Adverse Effect. The Parent has no active Subsidiaries except for those Subsidiaries listed on Exhibit 22 of Parent's annual report on form 10-K, as updated from time to time by filing with the Securities and Exchange Commission or by notice to the Agents or in Schedule
8.8 hereto. All of Parent's Subsidiaries which are Material Subsidiaries as of the Fiscal Quarter most recently ended at the Closing Date or any later date of determination and for which financial statements are required to have been delivered pursuant to Section 9.4(a) or (b), are specified in Schedule 8.8, as supplemented from time to time pursuant to Section 9.13.

         8.9. Investment Company Act. Neither any Borrower nor any of Subsidiaries is an "investment company,, within the meaning of the Investment Company Act of 1940, as amended.

         8.10. Public Utility Holding Company Act. Neither any Borrower nor any of Subsidiaries is a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

         8.11. Ownership of Property; Liens. Each of the Borrower and the Material Subsidiaries has title to or leasehold or other interests in its material properties sufficient for the conduct of its business, and none of such property is subject to any Lien except as permitted in the Section 10.2.

         8.12. No Default. Neither any Borrower nor any of the Consolidated Subsidiaries is in default under or with respect to any agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound which could reasonably be expected to have or cause a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

         8.13. Full Disclosure. To the best of each Borrower's knowledge, all written information heretofore furnished by the Borrowers to the Agent or any Bank for purposes of or in connection with this Credit Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Borrowers to the Agent or any Bank will be true, accurate and complete in every material respect or based on reasonable estimates on the date as of which such information is stated or certified.

         8.14. Environmental Matters. (a) To the best of each Borrower' s actual knowledge (without having performed any further independent inquiry therefor solely in connection with this Credit Agreement), neither any Borrower nor any Subsidiary is aware that it is subject to any Environmental Liability which could reasonably be expected to have or cause a Material Adverse Effect, neither any Borrower nor any Subsidiary (except in respect of immaterial Environmental Liabilities in de minimis amounts) has received notice that it has been designated as a potentially responsible party under CERCLA or under any state statute similar to CERCLA, and none of the Properties located in the United States, owned by any

Borrower or a Material Subsidiary, has been identified on any current or proposed (i) National Priorities List under 40 C.F.R. Section 300, (ii) CERCLIS list or (iii) any list arising from a state statute similar to CERCLA.

         (b) To the best of each Borrower's actual knowledge, (without having performed any further independent inquiry therefor solely in connection with this Agreement), no Hazardous Materials have been or are being used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, managed or otherwise handled at, or shipped or transported to or from the Properties or are otherwise present at, on, in or under the Properties owned by any Borrower or a Material Subsidiary, or, to the best of the actual knowledge of each Borrower, at or from any adjacent site or facility, except for Hazardous Materials, such as cleaning solvents, pesticides and other materials used produced, manufactured, processed, treated, recycled, generated, stored disposed of, managed, or otherwise handled in minimal amounts in the ordinary course of business in substantial compliance with all applicable Environmental Requirements.

         (c) Each Borrower represents as to itself, and Parent represents as to each Material Subsidiary which is not a Borrower, that to the best of each Borrower's and Parent's actual knowledge (without having performed any further independent inquiry therefor solely in connection with this Agreement), each Borrower and each of Material Subsidiaries which is not a Borrower is in compliance in all material respects with all Environmental Requirements in connection with the operation of the Properties and each Borrower's and each such Material Subsidiary's respective businesses.

         (d) Each Borrower represents as to itself, and the Parent represents as to each Material Subsidiary which is not a Borrower, that each such Person maintains reasonable procedures to monitor such Person's compliance with all Environmental Requirements.

         8.15. Capital Stock. All Capital Stock, debentures, bonds, notes and all other securities of each Borrower and the Material Subsidiaries presently issued and outstanding are validly and properly issued in accordance with all applicable laws in all material respects, including but not limited to, the "Blue Sky" laws of all applicable states and the federal securities laws. The issued shares of Capital Stock of the Wholly Owned Subsidiaries are owned by the Parent free and clear of any Lien or adverse claim, except for (a) nominal shares of Subsidiaries which are not U.S. Persons that are held by non-U.S. Persons in accordance with applicable law, (b) directors, qualifying shares, and
(c) the shares of American Dynamics, a New Jersey corporation, which are pledged to the sellers thereof to secure payment of the purchase price thereof. At least a majority of the issued shares of capital stock of each of the Parent's other Subsidiaries (other than Wholly Owned Subsidiaries) is owned by Parent free and clear of any Lien or adverse claim.

         8.16. Margin Stock. Neither any Borrower nor any Material Subsidiary is engaged principally, or as one of its important activities, in the business of purchasing or carrying any Margin Stock, and no part of the proceeds of any Loan will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, or be used for any purpose which violates, or which is inconsistent with, the provisions of Regulations U and X of the Board of Governors of the Federal Reserve System.

         8.17. Insolvency. After giving effect to the execution and delivery of the Loan Documents and the making of the Loans to such Borrower under this Agreement, no Borrower which is a U.S. Person will be "insolvent," within the meaning of such term as used in any state fraudulent transfer law or as defined in Section 101 of Title 11 of the United States

Code, as amended from time to time, or be unable to pay its debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated.

         8.18. Governmental Approvals. The execution, delivery and performance by the Borrowers of this Credit Agreement and the other Loan Documents to which such Borrower is or is to become a party and the transactions contemplated hereby and thereby (including, but not limited to the making by the Borrowers of the borrowings contemplated by this Credit Agreement) do not require the approval, consent, order, authorization or license by, or giving notice to, or taking any other action with respect to, any governmental agency or authority of any jurisdiction, or other fiscal, monetary or other authority, under any provisions of any laws or governmental rules, regulations, order or decrees of any jurisdiction or the central bank of any jurisdiction or other fiscal monetary or other authority, under any provisions of any laws or governmental rules, regulations, orders or decrees of any jurisdiction applicable to and binding on such Borrower other than those already obtained or, to the extent the Borrower is not required to have obtained such approvals, consents, orders, authorizations or licenses prior to the Closing Date or prior to the borrowing of the relevant Loan or issuance of the relevant Letter of Credit, but will be required to obtain such items at a later date, are obtainable and such Borrower will have used its best efforts to obtain the same when required, unless the failure to obtain such approvals, consents, orders, authorizations or licences could not reasonably be expected to have a Material Adverse Effect.

         8.19. No Filing, Recording Required. No filing, recording or enrolling of this Credit Agreement or any other Loan Document is required to ensure the legality, validity, enforceability or admissibility in evidence of this Credit Agreement or any other Loan Documents in which a Foreign Borrower is organized, unless such requirements have been complied with by the applicable Borrower to the extent that such requirements are required to be complied with prior to the commencement of judicial proceedings or unless the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

                    9. AFFIRMATIVE COVENANTS OF THE BORROWER.

         Each of the Borrowers covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or any Bank has any obligation to make any Loans or the Agent has any obligation to issue, extend or renew any Letters of Credit:

         9.1. Punctual Payment. Each of the Borrowers will duly and punctually pay or cause to be paid the principal and interest on the Loans, all Reimbursement Obligations and the Letter of Credit Fees incurred by such Borrower and the Parent will duly and punctually pay or cause to be paid, the facility fees, the Agent's fee and all other amounts provided for in this Credit Agreement and the other Loan Documents to which the Parent or any of its Subsidiaries is a party, all in accordance with the terms of this Credit Agreement and such other Loan Documents.


         9.2. Maintenance of Office. The Parent will maintain its chief executive office in Boca Raton, Florida, or at such other place in the United States of America as the Parent shall designate upon written notice to the Agent, where notices, presentations and demands to or upon the Borrowers in respect of the Loan Documents to which any of the Borrowers is a party may be given or made.

         9.3. Records and Accounts. The Parent will keep, and will cause each Subsidiary to keep, at all times proper books of record and account in which full, true and correct entries will be made of all dealings or transactions relating to the business and affairs of the Parent or such Subsidiary in order to permit preparation of consolidated financial statements in accordance with generally accepted accounting principles (except for the application of non-United States accounting principles and practices to the financial statements of certain non-United States Subsidiaries, to the extent that such application does not prevent the Parent from preparing consolidated financial statements in accordance with generally accepted accounting principles), and the Parent will, and will cause each Subsidiary to, provide reasonable protection against loss or damage to such books of record and account.

         9.4.  Information.  The Borrowers will deliver to each of the Banks:

                  (a) as soon as available and in any event within 120 days after the end of each Fiscal Year, a consolidated balance sheet of the Parent and its Consolidated Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, shareholders' equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, and accompanied by a report, unqualified as to scope of audit and unqualified as to going concern as to the consolidated balance sheet and the related consolidated statements of income and cash flows by Ernst & Young LLP, or any other firm of independent public accountants of recognized national standing selected by the Parent, as to fairness and consistency; provided, that the information required by this paragraph may be satisfied by delivery of information pursuant to paragraph (f) or (g) of this Section 9.4;

                  (b) as soon as available and in any event within sixty (60) days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year, a consolidated balance sheet of the Parent and its Consolidated Subsidiaries as of the end of such Fiscal Quarter and the related statement of income and statement of cash flows for such Fiscal Quarter and for the portion of the Fiscal Year ended at the end of such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter and the corresponding portion of the previous Fiscal Year, and a statement detailing the aggregate principal amount outstanding of all advances against Trade Receivables sold or factored by the Parent or any of its Subsidiaries as at the end of such fiscal quarter, all certified by a senior financial or accounting officer or the chief financial officer or the Treasurer of Parent (i) outlining the basis of presentation, and (ii) stating that the unaudited financial information presented in such financial statements reflects all adjustments consisting only of normal recurring accruals necessary for a fair presentation of the consolidated financial condition of the Parent and its Subsidiaries as of such dates and the consolidated results of their operations and changes in their cash flows for the periods then ended, except that such financial statements omit certain footnotes and are subject to normal year-end adjustments; provided, that the information required by this paragraph may be satisfied by delivery of information pursuant to paragraph (f) or (g) of this Section 9.4;

                  (c) simultaneously with the delivery of each set of financial statements referred to in paragraphs (a) and (b) above, a certificate, substantially in the form of Exhibit I (a "Compliance Certificate"), of a senior financial or accounting officer or the chief financial accounting officer or the Treasurer of the Parent (i) stating whether the Parent was in compliance the requirements of Sections 10.1-10.5,
         Section 10.14 and 11,
         inclusive, on the date of such financial statements and attaching a true, accurate and complete copy of the compliance certificate furnished on or about the date thereof pursuant to the Note Agreement
         (1996), (ii) stating whether, to such person's knowledge, after due inquiry, any Default or Event of Default exists on the date of such certificate and, if such officer is aware that any Default or Event of Default then exists, setting forth the details thereof and the action which the Parent is making or proposes to take with respect thereto and
         (iii) setting forth in reasonable detail an itemized accounting of all consolidated Debt and Factored Receivables Obligations of the Parent and its Subsidiaries;

                  (d) simultaneously with the delivery of each set of annual financial statements referred to in paragraph (a) above, a statement of the firm of independent public accountants which reported on such statements to the effect that nothing has come to their attention to cause them to believe that any Default or Event of Default the occurrence of which is ascertainable by accountants in the course of normal audit procedures under any of Sections 10 and 11, inclusive, existed on the date of such financial statements, or, if they obtained knowledge of any Default or Event of Default, describing the nature thereof and the length of time such Default or Event of Default existed;

                  (e) (i) promptly, and, in any event, within seven (7) Business Days after any Borrower becomes aware of the occurrence of any Default pertaining to the Parent, and (ii) within fifteen (15) Business Days after any Borrower becomes aware of any other Default or Event of Default, a certificate of a senior financial or accounting officer or the chief financial officer or the chief accounting officer or the Treasurer of the Parent setting forth the details thereof and the action which the Parent is taking or proposes to take with respect thereto;

                  (f) promptly upon the mailing thereof to the shareholders of the Parent generally, copies of all financial statements, reports and proxy statements so mailed;

                  (g) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent or any registration statements relating to employee benefit plans) and annual, quarterly or monthly reports which the Parent shall have filed with the Securities and Exchange Commission (other than exhibits thereto);

                  (h) if and when any member of the Controlled Group (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA, a copy of such notice; or (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, a copy of such notice; and

                  (i) from time to time such additional information regarding the financial position or business of the Parent and the Subsidiaries as the Agent, at the request of any Bank, may reasonably request.

         9.5.  NOTICES.

                  9.5.1. Environmental Events. The Parent will promptly give notice to the Agent and each of the Banks (a) of any violation of any Environmental Requirements that the Parent or any of its Material Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency that has the potential to have a Materially Adverse Effect and (b) upon becoming aware thereof, of any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, of any federal, state or local environmental agency or board, that has the potential to have a Material Adverse Effect.

                  9.5.2. Notice of Litigation and Judgments. The Parent will, and will cause each of its Subsidiaries to, give notice to the Agent and each of the Banks in writing within twenty-one (21) days (or such shorter time by which the Parent notifies the Securities and Exchange Commission) of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting the Parent or any of its Subsidiaries or to which any Borrower or any of its Subsidiaries is or becomes a party involving an uninsured claim against the Parent or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect on the Parent or any of its Subsidiaries and stating the nature and status of such litigation or proceedings. The Parent will, and will cause each of its Subsidiaries to, give notice to the Agent and each of the Banks, in writing, in form and detail satisfactory to the Agent, within ten (10) days of any judgment not covered by insurance, final or otherwise, against any Borrower or any of its Subsidiaries in an amount in excess of $10,000,000.

                  9.5.3. Notice of Cancellation of Factoring Arrangements. The Parent will, and will cause each of its Subsidiaries to, give notice to the Agent and each of the Banks in writing within five (5) Business Days of becoming aware of any cancellation or other termination event of any securitization or other factoring arrangements to which the Parent or any of its Subsidiaries was a party which has any outstanding advances thereunder on the date of such cancellation or termination.

         9.6. Corporate Existence; Maintenance of Properties. Except as expressly permitted by Section 10, the Parent will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and those of its Material Subsidiaries and will not, and will not cause or permit any of its Material Subsidiaries to, convert to a limited liability company provided, that the foregoing shall not prevent the termination of corporate existence or business of any Borrower other than Parent if: (a) on the date of termination of such Borrower's corporate existence or business, such Borrower shall have delivered to the Agent a letter terminating all rights of such Borrower to obtain borrowings under this Credit Agreement, and has no Loans outstanding under this Credit Agreement; and (b) in the opinion of the Parent's Board of Directors, such termination is in the best interests of the Parent, is not disadvantageous to the Banks and is not otherwise prohibited by this Credit Agreement. It (a) will cause all of its properties and those of its Material Subsidiaries used or useful in the conduct of its business or the business of its Material Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, (b) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Parent may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, and (c) will, and will cause each of its Material Subsidiaries to, continue to engage primarily in the businesses now conducted by them and in related businesses; provided that nothing in this Section 9.6 shall prevent the Parent from discontinuing the operation and maintenance of any of its properties or any of those of its Material Subsidiaries if such discontinuance is, in the judgment of the Parent, desirable in the conduct of its or their business and that do not in the aggregate have a Material Adverse Effect.

         9.7. Insurance. The Parent will, and will cause each of its Material Subsidiaries to, maintain with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent.

         9.8. Taxes. The Parent will, and will cause each of its Material Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges (including but not limited to any applicable stamp tax but other than taxes, assessment and other government charges imposed by foreign jurisdictions that in the aggregate are not material to the business or assets of any Borrower on an individual basis or of the Parent and its Subsidiaries on a consolidated basis) imposed upon it and its real properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid might by law become a lien or charge upon any of its property; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Parent or such Material Subsidiary shall have set aside on its books adequate reserves with respect thereto; and provided further that the Parent and each Material Subsidiary of the Borrower will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor.

         9.9. Inspection of Properties and Books, etc. The Parent shall permit the Banks, through the Agent or any of the Banks' other designated representatives, (a) at the Agent's or such Bank's expense and upon reasonable notice prior to the occurrence of a Default and (b) at the Parent's expense after the occurrence and continuation of a Default, to visit and inspect any of the properties of the Parent or any of its Material Subsidiaries, to examine the books of account of the Parent and its Material Subsidiaries (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Parent and its Material Subsidiaries with, and to be advised as to the same by, its and their officers, all at such reasonable times and intervals as the Agent or any Bank may reasonably request.

         9.10. Compliance with Laws, Contracts, Licenses, and Permits. The Parent will, and will cause each of its Material Subsidiaries to, comply with
(a) the applicable laws and regulations wherever its business is conducted, including all Environmental Requirements, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect, unless the Parent or the applicable Subsidiary is contesting such laws or regulations in good faith and has maintained adequate reserves on its books in accordance with generally accepted accounting principles applicable thereto (b) the provisions of its charter documents and by-laws, (c) all agreements and instruments by which it or any of its properties may be bound except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect or where the Parent or the applicable Subsidiary is contesting such compliance in good faith and has maintained adequate reserves on its books in accordance with generally accepted accounting principles applicable thereto and (d) all applicable decrees, orders, and judgments except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect or where the Parent or the applicable Subsidiary is contesting such decrees, orders or judgments in good faith and has maintained adequate reserves on its books in accordance with generally accepted accounting principles. If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Parent or any of its Material Subsidiaries may fulfill any of its obligations hereunder or any of the other Loan Documents to which the Parent or such Material Subsidiary is a party, the Parent will, or (as the case may be) will cause such Material Subsidiary to, immediately take or cause to be taken all reasonable steps within the power of the Parent or such Material Subsidiary to obtain such authorization, consent, approval, permit or license and furnish the Agent and the Banks with evidence thereof.

         9.11. Employee Benefit Plans. The Parent will (a) promptly upon filing the same with the Department of Labor or Internal Revenue Service upon request of the Agent, furnish to the Agent a copy of the most recent actuarial statement required to be submitted under Section 103(d) of ERISA and Annual Report, Form 5500, with all required attachments, in respect of each Guaranteed Pension Plan and (b) promptly upon receipt or dispatch, furnish to the Agent any notice, report or demand sent or received in respect of a Guaranteed Pension Plan under Sections 302, 4041, 4042, 4043, 4063, 4065, 4066 and 4068 of
ERISA, or in respect of a Multiemployer Plan, under Sections 4041A, 4202, 4219, 4242, or 4245 of ERISA.

         9.12. Use Of Proceeds. The Borrowers will use the proceeds of the Loans solely for working capital and general corporate purposes. The Borrowers will obtain Letters of Credit solely for general corporate purposes.

         9.13. Material Subsidiaries. Promptly after the delivery to the Banks of the financial statements referred to in 9.4(a) and (b), the Parent will deliver to the Banks a supplement to Schedule 8.8, showing any changes in the composition of the Material Subsidiaries since the date of the last delivery of such a notice.

         9.14. Further Assistance. The Parent will, and will cause each of its Subsidiaries to, cooperate with the Banks and the Agent and execute such further instruments and documents as the Banks or the Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Credit Agreement and the other Loan Documents.

                 10. CERTAIN NEGATIVE COVENANTS OF THE BORROWER.

         Each of the Borrowers covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or any Bank has any obligation to make any Loans or the Agent has any obligations to issue, extend or renew any Letters of Credit:

         10.1. Debt. The Parent will not, and will not permit any Subsidiary to, permit to exist, create, assume, incur or otherwise be or become liable for, directly or indirectly, any Debt other than:

                  (a)      the Notes and the Senior Notes;

                  (b) Debt of the Parent and its Subsidiaries existing on the date hereof and described in the attached Schedule 10.1;

                  (c) Debt of a Subsidiary owed to the Parent or another Subsidiary;

                  (d) Additional Debt, provided that at the time of incurring such additional Debt and after giving effect thereto and to the application of the proceeds therefrom, (i) the aggregate principal amount of all Senior Consolidated Debt then to be outstanding shall not exceed fifty percent (50%) of Consolidated Total Capitalization and
         (ii) the aggregate principal amount of all Consolidated Debt then to be outstanding shall not exceed fifty-five percent (55%) of Consolidated Total Capitalization;

                  (e) Additional Debt of Subsidiaries, provided that at the time of incurring such additional Debt and after giving effect thereto and to the application of the proceeds therefrom, (i) such Debt may be incurred pursuant to paragraph (d) of this Section 10.1 and (ii) the sum (without duplication) of the aggregate principal amount of outstanding (A) Debt of Subsidiaries (other than Debt referred to in paragraph (c) of this Section 10.1), and (B) Debt of the Parent or any Subsidiary (other than Debt referred to in paragraph
         (c) of this Section 10.1) secured by Liens permitted by Section 10.2 (other than secured Debt permitted by paragraphs (j) and (m) of Section 10.2) does not exceed the Applicable Percentage of the maximum aggregate principal amount of Consolidated Debt permitted to be outstanding under this Section 10.1; and

                  (f) Debt of a Person existing at the time it becomes a Subsidiary, or substantially all of its assets are acquired by the Parent or a Subsidiary, provided such Debt was not created or incurred in contemplation of such Person becoming a Subsidiary or such acquisition and extensions, renewals, refinancing and refundings of such Debt provided there is no increase in the principal amount of such Debt at the time thereof.

         10.2.  Liens.

         The Parent will not, and will not permit any Subsidiary to, permit to exist, create, assume or incur, directly or indirectly, any Lien on its properties or assets, whether owned or hereafter acquired, except:

                  (a) Liens existing on property or assets of the Parent or any Subsidiary as of the date of this Credit Agreement that are described in the attached Schedule 10.2;

                  (b) Liens for taxes, assessments, Governmental charges, levies or claims not then due and delinquent or the validity of which is being contested in good faith and as to which the Parent has established adequate reserves on its books in accordance with generally accepted accounting principles;

                  (c) Liens arising in connection with court proceedings provided the execution of such Liens is effectively stayed, such Liens are being contested in good faith by appropriate proceedings and the Parent has established adequate reserves therefor on its books in accordance with generally accepted accounting principles;

                  (d) Liens arising in the ordinary course of business or incidental to the ownership of property or assets and not incurred in connection with the borrowing of money (including, but not limited to, encumbrances in the nature of zoning restrictions, easements, rights and restrictions of record on the use of real property, defects in title and landlord's, lessor's mechanics' and materialmen's liens) that in the aggregate do not materially interfere with the conduct of the business of the Parent and its Subsidiaries taken as a whole or materially impair the value of the property or assets subject thereto;

                  (e) Liens in connection with workers' compensation, unemployment insurance or other social security obligations;

                  (f) Liens securing the performance of bids, tenders, contracts, surety and appeal bonds;

                  (g) Liens to secure progress or partial payments on contracts, surety and appeal bonds;

                  (h) Unexercised rights of set-off, bankers' liens and other rights arising solely by operation of law and not created to secure Debt;

                  (i) To the extent considered a Lien on assets of the Parent or any Subsidiary, Liens arising in connection with the sale of factoring of leases, receivables or other accounts in the ordinary course of business;

                  (j) liens on properties or assets of a Person existing at the time such Person becomes a Subsidiary or is merged or consolidated with or into the Parent or any Subsidiary and not created in contemplation of such event;

                  (k) to the extent considered a Lien on assets of the Parent or any Subsidiary, the interest of the lessee or purchaser in assets of the Parent or any Subsidiary leased to such lessee under a lease or sold to such purchaser under the terms of a conditional sale arrangement;

                  (l) liens securing Debt of a Subsidiary to the Parent or to another Wholly-Owned Subsidiary;

                  (m) Liens (i) existing on property at the time of its acquisition by the Parent or a Subsidiary and not created in contemplation thereof, provided the Debt secured by such Lien is assumed by the Parent or a Subsidiary; or (ii) on property created substantially contemporaneously with the date of acquisition or within twelve (12) months of the acquisition or completion of construction thereof to secure or provide for all or a portion of the purchase price or cost of construction of such property; provided in the case of clauses (i) and (ii) that such Liens do not extend to other property of the Parent or any Subsidiary, that the aggregate principal amount of Debt secured by each such Lien does not exceed 100% of the lesser of the cost or fair market value at the time of acquisition of the property or completion of construction subject thereto and that the Debt secured by such Liens could be incurred pursuant to Section 10.1; and

                  (n) Liens not otherwise permitted by paragraphs (a) through
         (m) above incurred subsequent to the Note Agreement Closing Date to secure Debt, provided that at the time of incurring such additional Debt and after giving effect thereto and to the application of the proceeds therefrom, (i) such Debt can be incurred pursuant to Section 10.1(d) and, if of a Subsidiary, Section 10.1(e) , and (ii) the sum (without duplication) of the aggregate principal amount of outstanding (A) Debt of Subsidiaries (other than Debt referred to in paragraph (c) of Section 10.1) and (B) Debt of the Parent or any Subsidiary (other than Debt referred to in paragraph (c) of Section 10.1) secured by Liens permitted by this Section 10.2 (other than secured Debt permitted by paragraphs (j) and (m) above) does not exceed twenty percent (20%) of the maximum aggregate principal amount of Consolidated Debt permitted to be outstanding under Section 10.1.

         10.3 Restricted Payments. The Parent will not, except as hereinafter provided:

                  (a) declare or pay any dividends, either in cash or property, on any shares of its capital stock of any class (except dividends or other distributions payable solely in shares of common stock of the Parent);

                  (b) directly or indirectly, or through any Subsidiary, purchase, redeem, retire or otherwise acquire any shares of its capital stock of any class or any warrants, rights or options to purchase or acquire any shares of its capital stock;

                  (c) make any other payment or distribution, either directly or indirectly, or through any Subsidiary, in respect of its capital stock; or

                  (d) make any payment (which shall not be deemed to include a conversion), other than a scheduled mandatory prepayment or payment, on any Subordinated Consolidated Debt;

(all such nonpermitted declarations, payments, purchases, redemptions, retirements, acquisitions or distributions being hereinafter referred to as "Restricted Payments") unless, after giving effect thereto, (i) the aggregate amount of Restricted Payments made after December 31, 1992 to and including the date of making the Restricted Payment in questions would not exceed the sum of:
(w) $25,000,000; (x) fifty percent (50%) of Consolidated Net Income for the period from January 1, 1993 to June 30, 1993 (less 100%; thereof in case of a deficit); (y) fifty percent (50%) of Cumulative Consolidated Net Income for each Fiscal Year ending after June 30, 1993 (less 100% thereof in case of a deficit); and (z) the net cash proceeds received by the Parent from the sale of common stock subsequent to the Closing Date or the net cash proceeds received by the Parent from the sale of securities convertible into common stock of the Parent upon conversion thereof subsequent to the Closing Date; (ii) no Default or Event of Default would exist; and (iii) the Parent could incur at least $1.00 of additional Debt under Section 10.1.

         10.4. Merger or Consolidation. The Parent will not, and will not permit any Subsidiary to, merge or consolidate with, or sell all or substantially all of its assets to, any Person, except that:

                  (a) The Parent may merge into or consolidate with, or sell all or substantially all of its assets to, any Person or permit any Person to merge into it, provided that immediately after giving effect thereto,

                           (i)  The Parent is the successor corporation;

                           (ii) There shall exist no Default or Event of
                  Default; and

                           (iii) The Parent could incur at least $1.00 of
                  additional Debt under Section 10.1; and

                  (b) So long as no Default or Event of Default has occurred and is continuing, any Subsidiary may merge with any other Person, provided, however, if such Person is not the Parent or another Borrowing Subsidiary, and such Subsidiary is a Borrower, all Obligations of such Subsidiary to the Agent and the Banks shall be indefeasibly repaid in full in cash and such Subsidiary shall cease being a Borrower hereunder prior to giving effect to such merger.

         10.5.  Sale of Assets.

                  (a) The Parent will not, and will not permit any Subsidiary to, (other than in the ordinary course of business, including sales of receivables, leases and rental equipment, and other than as permitted by clause (ii) of Section 10.4(b)), sell lease, transfer or otherwise (including by way of merger) dispose of (collectively a "Disposition") any assets, including capital stock of Subsidiaries, in one or a series of transactions, to any Person, (i) if in any Fiscal Year, after giving effect to such Disposition, the aggregate net book value of assets subject to Dispositions during such Fiscal Year would exceed fifteen percent (15%) of Consolidated Total Assets as of the immediately preceding Fiscal Year or (ii) if, after giving effect to such Disposition and all prior Dispositions since the Note Agreement Closing Date, the aggregate net book value of assets subject to Dispositions would exceed, on a cumulative basis, thirty percent (30%) of Consolidated Total Assets as of the end of the immediately preceding Fiscal Year or (iii) if a Default or Event of Default exists or (iv) if the Parent cannot incur at least $1.00 of additional Debt pursuant to
         Section 10.1.

                  (b) Notwithstanding the foregoing limitations in paragraph (a) of this Section 10.5, the Parent or a Subsidiary may make a Disposition and the net book value of the assets subject to such Disposition and shall not be subject to or included in the foregoing limitations and computations (i) if the proceeds (net of taxes and related expenses) from such Disposition are either (A) reinvested, within twelve months after such Disposition, in productive assets of the Parent or its Subsidiaries (including capital stock of Subsidiaries other than Wholly-Owned Subsidiaries) or (B) the Parent, by written notice mailed to each holder of outstanding Senior Consolidated Debt not less than thirty (30) days prior to the date fixed by the Parent for the prepayment or purchase referred to below (which notice shall state that it is given pursuant to this Section
         10.5 and that any holder that elects to accept such offer must do so by notice given to Parent not less than ten (10) days prior to such date of prepayment or purchase) shall have offered, pursuant to a pro-rata offer made concurrently to all holders of then outstanding Senior Consolidated Debt, to apply an amount equal to such proceeds to the prepayment or purchase, on the date specified in such notice
         (which date shall be not later than thirty (30) days following such Disposition) of Senior Consolidated Debt (at a prepayment or purchase price equal to the principal amount thereof and accrued interest thereon to the date of such prepayment or purchase) or (ii) if such Disposition is of assets of a Subsidiary within twelve (12) months of the date of such Disposition and the proceeds (net of taxes and related expenses) from such Disposition are applied contemporaneously to the repayment of Debt associated therewith or (iii) if such Disposition is to the Parent or a Wholly-Owned Subsidiary.

         10.6. Environmental Matters. The Borrowers will not, and will not knowingly permit any Third Party to, use, produce, manufacture, process, treat, recycle, generate, store, dispose of, manage at, or otherwise handle, or ship or transport to or from the Properties any Hazardous Materials except for Hazardous Materials such as cleaning solvents, pesticides and other similar materials used, produced, manufactured, processed, treated, recycled, generated, stored, disposed, managed, or otherwise handled in minimal amounts in the ordinary course of business or of management or maintenance of the Properties in material compliance with all applicable Environmental Requirements.

         10.7. Environmental Release. Each Borrower agrees that upon its becoming aware of the occurrence of an Environmental Release, except for any Environmental Release which occurred in substantial compliance with all Environmental Requirements, at or on any of the Properties owned or operated by it will act promptly to determine the extent of, and to take appropriate remedial action to eliminate, any such Environmental directed to do so by any Environmental Authority, except to the extent that failure to take remedial action would not have a Material Adverse Effect.

         10.8. Transactions with Affiliates. Neither any Borrower nor any of the Subsidiaries shall enter into, or be a party to any transaction with any Affiliate of any of the Borrowers or any Subsidiary (which Affiliate is not a Borrower or a Subsidiary, other than a Person in which such Borrower or Subsidiary owns less than a majority interest and which, if it were a Subsidiary, would not be a Material Subsidiary), except as permitted by law and in the ordinary course of business and pursuant to reasonable terms which are no less favorable to such Borrower or such Subsidiary than would be obtained in a comparable arm's length transaction with a Person which is not an Affiliate; provided, that the foregoing shall not affect the ability of the Parent, any other Borrower or any Subsidiary from determining, in its sole discretion, the amount or form of executive or directors compensation from time to time.

         10.9. Sale and Leaseback. The Parent will not, and will not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby the Parent or any Subsidiary of the Parent shall sell or transfer any property owned by it in order then or thereafter to lease such property or lease other property that the Parent or any Subsidiary of the Parent intends to use for substantially the same purpose as the property being sold or transferred.

         10.10. Subordinated Debt and Senior Notes. The Parent will not, and will not permit any of its Subsidiaries to, amend, supplement or otherwise modify the terms of any of the Subordinated Consolidated Debt or Senior Notes or voluntarily prepay, redeem or repurchase any of the Subordinated Consolidated Debt or Senior Notes; provided, however, (a) the Parent or such Subsidiary may amend, supplement or otherwise modify the terms of any of the Subordinated Consolidated Debt or Senior Notes if after giving effect to such amendment, supplement or modification, the terms of such Subordinated Consolidated Debt or Senior Notes are no less favorable to the Parent, such Subsidiary or the Banks than the terms of such Debt prior to such modification and, as to the Subordinated Consolidated Debt, such amendment, supplement or modification does not affect the subordination provisions in any manner which is materially adverse to the Agent or any of the Banks; and (b) the Parent or any of its Subsidiaries shall be permitted to convert such Debt into equity (and make any necessary cash payments associated with such conversion for fractional shares) or refinance such Subordinated Consolidated Debt or Senior Notes with other Debt so long as (i) in the case of a refinancing of Subordinated Consolidated Debt or the Senior Notes, no Default or Event of Default has occurred and is continuing or would exist as a result thereof and (ii) the terms and conditions of such Debt (including, without limitation, the principal amount of such Debt, the interest rate, the maturity, covenants and defaults) are no less favorable to the Parent or such Subsidiary as the terms and conditions contained in the Debt being refinanced; and provided, further, the Parent or such Subsidiary shall be permitted to make prepayments on such Subordinated Consolidated Debt or Senior Notes to the extent such Person is contractually obligated to make or offer to make such prepayments as a result of a Change in Control or similar event.

         10.11. Employee Benefit Plans. Neither the Parent nor any ERISA Affiliate will

                  (a) engage in any "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Code which could result in a material liability for the Borrower or any of its Subsidiaries; or

                  (b) permit any Guaranteed Pension Plan to incur an "accumulated funding deficiency", as such term is defined in Section 302 of ERISA, whether or not such deficiency is or may be waived; or

                  (c) fail to contribute to any Guaranteed Pension Plan to an extent which, or terminate any Guaranteed Pension Plan in a manner which, could result in the imposition of a lien or encumbrance on the assets of the Borrower or any of its Subsidiaries pursuant to Section 302(f) or Section 4068 of ERISA; or

                  (d) permit or take any action which would result in the aggregate benefit liabilities (with the meaning of Section 4001 of ERISA) of all Guaranteed Pension Plans exceeding the value of the aggregate assets of such Plans, disregarding for this purpose the benefit liabilities and assets of any such Plan with assets in excess of benefit liabilities.

         10.12. Dissolution. Neither any Borrower nor any Material Subsidiary shall be permitted to be dissolved or liquidated, except through corporate reorganization to the extent permitted by Section 10.4; provided, that any Borrower other than Parent, and any Material Subsidiary, may be dissolved if:
(a) on the date of liquidation or dissolution of such Borrower, such Borrower shall have delivered to the Agent a letter terminating all rights of such Borrower to obtain borrowings under this Credit Agreement, and has no Loans outstanding under this Credit Agreement; and (b) in the opinion of the Parent's Board of Directors, such dissolution is in the best interests of the Parent, is not disadvantageous to the Banks and is not otherwise prohibited by this Credit Agreement.

         10.13. Use of Proceeds. No portion of the proceeds of the Loans will be used by any Borrower (a) in connection with, whether directly or indirectly, any tender offer for, or other acquisition of, stock of any corporation with a view towards obtaining control of such other corporation, except in a negotiated, consensual transaction, (b) directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock, or (c) for any purpose in violation of any applicable law or regulation.

         10.14. Restrictions on Investments. The Parent will not and will not permit any of the other Borrowing Subsidiaries, directly or indirectly through one or more Subsidiaries, to made additional cash Investments after the date of this Credit Agreement in its Subsidiaries, whether in the form of intercompany debt or in the form of contributions to the stockholder's equity of such Subsidiaries, except to the extent that the aggregate net increase in such intercompany Debt and stockholder's equity after the date hereof as a result of such cash

Investments does not exceed (a) for the period from the date hereof to and including September 30, 1997, an amount equal to the sum of (i) $125,000,000 plus (ii) the aggregate amount of all cash dividends paid by the Subsidiares and received by the Parent or such Borrowing Subsidiary, as the case may be, during such period, and (b) for all periods after September 30, 1997, an amount equal to the sum of (i) the maximum amount permitted in clause (a) above less $50,000,000, plus (ii) the aggregate amount of all cash dividends paid by the Subsidiaries and received by the Parent or such Borrowing Subsidiary, as the case may be, after September 30, 1997.

                  11. FINANCIAL COVENANTS OF THE BORROWERS.

         Each of the Borrowers covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or any Bank has any obligation to make any Loans or the Agent has any obligation to issue, extend or renew any Letters of Credit:

         11.1. Net Worth. The Parent will not permit at any time its Consolidated Net Worth to be less than $730,000,000 plus (a) fifty (50%) of Consolidated Net Income (without reduction for any net losses) for the period from April 1, 1996 to June 30, 1996, plus (b) the cumulative sum of fifty percent (50%) of Consolidated Net Income (without reduction for any net losses) for each completed fiscal year ending after June 30, 1996 and on or before the date 120 days prior to the date of determination, plus (c) for the then current fiscal year, the cumulative sum of fifty percent (50%) of Consolidated Net Income (without reduction for any net losses) from the beginning of such year to the last day of the Fiscal Quarter of the Parent most recently ended as of the date sixty (60) days prior to the date of determination. For purposes of calculating compliance with this Section 11.1, the Parent will include as a debit (without duplication of any amounts which already may be reflected in the financial statements of the Parent or its Subsidiaries with respect to such amounts) the Net Cash Amount of any judgment or settlement in respect of any litigation described in Form 10-K, Form 10-Q or Form K (as defined in Section 8.4(b) hereof) or any other actions, suits or proceedings based primarily on allegations similar to those contained in such proceedings, in the case of a judgment, upon the entry of such judgment by the court (unless such judgment is being appealed and execution of such judgment is stayed) and, in the case of a settlement, upon the approval of such settlement by the court (or, if such settlement is not to be approved by the court, upon payment of such settlement).

         11.2. Senior Debt/Total Capitalization. The Parent will not permit at any time the principal amount of all Senior Consolidated Debt then outstanding to exceed fifty percent (50%) of Consolidated Total Capitalization at such time.

         11.3. Total Indebtedness/Total Capitalization. The Parent will not permit at any time the aggregate principal amount of all Consolidated Debt then outstanding to exceed fifty-five percent (55%) of Consolidated Total Capitalization at such time.

                           12. CLOSING CONDITIONS.

         The obligations of the Banks to make the initial Revolving Credit Loans and of the Agent to issue any initial Letters of Credit shall be subject to the satisfaction of the following conditions precedent:

         12.1. Loan Documents. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to each of the Banks. Each Bank shall have received a fully executed copy of each such document.

         12.2. Certified Copies of Charter Documents. Each of the Banks shall have received from the Parent and each other Borrower a copy, certified by a duly authorized officer of such Person to be true and complete on the Closing Date, of each of (a) its charter or other incorporation documents as in effect on such date of certification, and (b) its by-laws as in effect on such date.

         12.3. Corporate Action. All corporate action necessary for the valid execution, delivery and performance by the Parent and each other Borrower of this Credit Agreement and the other Loan Documents to which it is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Banks shall have been provided to each of the Banks.

         12.4. Incumbency Certificate. Each of the Banks shall have received from the Parent and each other Borrower an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of the Parent or such Borrower, and giving the name and bearing a specimen signature of each individual who shall be authorized: (a) to sign, in the name and on behalf of each of the Parent of such Borrower, each of the Loan Documents to which the Parent or such Borrower is or is to become a party; (b) to make Loan Requests, Conversion Requests, Competitive Bid Requests and to apply for Letters of Credit; and (c) to give notices and to take other action on its behalf under the Loan Documents.

         12.5. UCC Search Results. The Agent shall have received from each of the Parent and each of the Borrower the results of UCC searches, indicating no liens other than Permitted Liens and otherwise in form and substance satisfactory to the Agent.

         12.6. Certificates of Insurance. The Agent shall have received a certificate of insurance from an independent insurance broker dated as of the Closing Date, identifying insurers, types of insurance, insurance limits, and policy terms, and otherwise describing the insurance carried by the Parent and its Subsidiaries.

         12.7. Solvency Certificate. Each of the Banks shall have received an officer's certificate of the Parent dated as of the Closing Date as to the solvency of the Parent and its Subsidiaries following the consummation of the transactions contemplated herein and in form and substance satisfactory to the Banks.

         12.8. Opinion of Counsel. Each of the Banks and the Agent shall have received a favorable legal opinion addressed to the Banks and the Agent, dated as of the Closing Date, in form and substance satisfactory to the Banks and the Agent, from:

         (a) Christy & Viener, counsel to the Parent and its Subsidiaries; and

         (b) In-house counsel to the Parent and its Subsidiaries as applicable.

         12.9. Payment of Fees. The Borrower shall have paid to the Banks or the Agent, as appropriate, the fees required to be paid pursuant to Sections 7.1 and 7.2.

                      13. CONDITIONS TO ALL BORROWINGS.

         The obligations of the Banks to make any Loan, including the initial Revolving Credit Loan, and of the Agent to issue, extend or renew any Letter of Credit, in each case whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

         13.1. Representations True; No Event of Default. Each of the representations and warranties of any of the Parent and its Subsidiaries contained in this Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Credit Agreement shall be true at and as of the time of the making of such Loan or the issuance, extension or renewal of such Letter of Credit, with the same effect as if made at and as of that time (except to the extent that such representations and warranties relate expressly to an earlier date) and no Default or Event of Default shall have occurred and be continuing.

         13.2. No Legal Impediment. No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of any Bank would make it illegal for such Bank to make such Loan or to participate in the issuance, extension or renewal of such Letter of Credit or in the reasonable opinion of the Agent would make it illegal for the Agent to issue, extend or renew such Letter of Credit.

         13.3. Governmental Regulation. Each Bank shall have received such statements in substance and form reasonably satisfactory to such Bank as such Bank shall reasonably require for the purpose of compliance with any applicable regulations of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System.

                  14. EVENTS OF DEFAULT; ACCELERATION; ETC.

         14.1. Events of Default and Acceleration. If any of the following events ("Events of Default" or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, "Defaults") shall occur:

                  (a) the Borrowers shall fail to pay any principal of the Loans or any Reimbursement Obligation when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

                  (b) the Borrowers shall fail to pay any interest on the Loans, the facility fee, any Letter of Credit Fee, the Agent's fee, or other sums due hereunder or under any of the other Loan Documents, within three (3) Business Days after the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

                  (c) the Borrowers shall fail to comply with any of its covenants contained in Sections 9.4(e), 9.6 as it pertains to the corporate existence of the Parent), 9.9, 9.12, 10.1-10.5, 10.14 and
         Section 11;

                  (d) the Parent or any of its Subsidiaries shall fail to perform any term, covenant or agreement contained in Section 9.4(a)-
         (d), (f) and (g) for twenty (20) days after written notice of such failure has been given to the Parent by the Agent or the Parent or any of its Subsidiaries shall fail to perform any term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this Section 14.1) for thirty (30) days after written notice of such failure has been given to the Parent by the Agent;

                  (e) any representation or warranty of the Parent or any of its Subsidiaries in this Credit Agreement or any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Credit Agreement shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

                  (f) any Borrower or any Material Subsidiary shall fail to make any payment in respect of Debt outstanding in an aggregate principal amount equal to or greater than $10,000,000 (other than the Notes) after the expiry of any applicable grace period; or

                  (g) the Parent or any of its Material Subsidiaries shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of the Parent or any of its Material Subsidiaries or of any substantial part of the assets of the Parent or any of its Material Subsidiaries or shall commence any case or other proceeding relating to the Parent or any of its Material Subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against the Parent or any of its Material Subsidiaries and the Parent or any of its Material Subsidiaries shall indicate its approval thereof, consent thereto or acquiescence therein or such petition or application shall not have been dismissed within sixty (60) days following the filing thereof;

                  (h) a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating the Parent or any of its Material Subsidiaries bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of the Parent or any Material Subsidiary of the Parent in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

                  (i) there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty days, whether or not consecutive, any judgment against the Parent or any of its Material Subsidiaries that, with other outstanding final judgments, undischarged, against the Parent or any of its Material Subsidiaries exceeds in the aggregate $10,000,000;

                  (j) any event or condition (other than a Change in Control or similar event as provided for any loan agreement or other Debt instrument or agreement for the securitization or other sale of Term Receivables or Trade Receivables) shall occur which (i) has resulted in the acceleration of the maturity of Debt outstanding of any Borrower or any Material Subsidiary in an aggregate principal amount equal to or greater than $10,000,000 (including, without limitation, any required mandatory prepayment or "put" of such Debt to any Borrower or any Material Subsidiary) or which resulted in the involuntary termination of commitments to purchase receivables under any agreement for the securitization or other sale of receivables of any Borrower or any Material Subsidiary in an aggregate facility amount in excess of $10,000,000 other than a termination under any agreement to purchase Term Receivables where (1) such termination was not as a result of any default or event of default on behalf of the Parent or any Material Subsidiary, as the case may be or (2) the recourse to the Parent or such Material Subsidiary associated with all such terminations is not in excess of $5,000,000 in the aggregate for any period consisting of twelve (12) consecutive calendar months (or such shorter number of months as has elapsed from the Closing Date) from the date of such termination (a "Term Receivables Event") or (ii) enables (and any required notice of default or termination, as the case may be, has been given and any applicable cure or grace period has expired) the holders of such Debt or the purchasers of such receivables, as the case may be, or any Person acting on such holders' or purchasers' behalf to accelerate the maturity thereof or to terminate the commitments to purchase under such securitization facility (including, without limitation, any required mandatory prepayment or "put" of such Debt to any Borrower or any Material Subsidiary), other than a Term Receivables Event or a termination of the commitment on the maturity thereof as set forth in such facility or the termination of the commitment by the Borrower or any Material Subisidary, as the case may be, at its option provided that at the time of such optional termination no default or event of default has occurred and is continuing under such facility, including, without limitation, any default or similar event which, after the lapse of the grace periods provided for therein would permit the Purchaser to terminate or cancel such facility;

                  (k) if any of the Loan Documents shall be cancelled, terminated, revoked or rescinded, in each case otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Banks, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of the Parent or any of its Subsidiaries party thereto or any of their respective stockholders, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

                  (l) with respect to any Guaranteed Pension Plan, an ERISA Reportable Event shall have occurred and the Majority Banks shall have determined in their reasonable discretion that such event reasonably could be expected to result in liability of the Borrower or any of its Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $10,000,000 and such event in the circumstances occurring reasonably could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan; or a trustee shall have been appointed by the United States District Court to administer such Plan; or the PBGC shall have instituted proceedings to terminate such Guaranteed Pension Plan; and

                  (m) the Parent or any of its Material Subsidiaries shall be enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting any material part of its business and such order shall continue in effect for more than thirty (30) days and such injunction, restraint or prevention could reasonably be expected to have a Material Adverse Effect.

then, and in any such event, so long as the same may be continuing, the Agent may with the consent of the Majority Banks, and upon the request of the Majority Banks shall, by notice in writing to the Parent declare all amounts owing with respect to this Credit Agreement, the Notes and the other Loan Documents and all Reimbursement Obligations to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Parent; provided that in the event of any Event of Default specified in Sections 14.1(g) or 14.1(h), all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Agent or any Bank.

         14.2. Termination of Commitments. If any one or more of the Events of Default specified in Section 14.1(g) or Section 14.1(h) shall occur, any unused portion of the Commitments hereunder shall forthwith terminate and each of the Banks shall be relieved of all further obligations to make Loans to any Borrower and the Agent shall be relieved of all further obligations to issue, extend or renew Letters of Credit. If any other Event of Default shall have occurred and be continuing, the Agent may with the consent of the Majority Banks and, upon the request of the Majority Banks, shall, by notice to the Parent, terminate the unused portion of the credit hereunder, and upon such notice being given such unused portion of the credit hereunder shall terminate immediately and each of the Banks shall be relieved of all further obligations to make Loans and the Agent shall be relieved of all further obligations to issue, extend or renew Letters of Credit. No termination of the credit hereunder shall relieve the Parent or any of its Subsidiaries of any of the Obligations.

         14.3. Remedies. In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Banks shall have accelerated the maturity of the Loans pursuant to Section 14.1, each Bank, if owed any amount with respect to the Loans or the Reimbursement Obligations, may proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Credit Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to such Bank are evidenced, including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of such Bank. No remedy herein conferred upon any Bank or the Agent or the holder of any Note or purchaser of any Letter of Credit Participation is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

         14.4. Distribution of Proceeds. In the event that, following the occurrence or during the continuance of any Default or Event of Default, the Agent or any Bank, as the case may be, receives any monies in connection with the enforcement of any the Loan Documents, or otherwise with respect to the realization upon any collateral, such monies shall be distributed for application as follows:

                  (a) First, to the payment of, or (as the case may be) the reimbursement of the Agent for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Agent in connection with the collection of such monies by the Agent, for the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent under this Credit Agreement or any of the other Loan Documents or in respect of the collateral or in support of any provision of adequate indemnity to the Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Agent to such monies;

                  (b) Second, to all other Obligations then due in such order or preference as the Majority Banks may determine; provided, however, that distributions in respect of such obligations shall be made (i) pari passu among Obligations with respect to the Agent's fee payable pursuant to Section 6.2 and all other Obligations and (ii) Obligations owing to the Banks with respect to each type of Obligation such as interest, principal, fees and expenses, shall be made among the Banks pro rata; and provided, further, that the Agent may in its discretion make proper allowance to take into account any Obligations not then due and payable;

                  (c) Third, upon payment and satisfaction in full or other provisions for payment in full satisfactory to the Banks and the Agent of all of the Obligations, to the payment of any obligations required to be paid pursuant to a court order; and

                  (d) Fourth, the excess, if any, shall be returned to the Borrowers or to such other Persons as are entitled thereto.

         14.5. Exchange Rate. If, for the purpose of obtaining judgment in any court or obtaining an order enforcing a judgment, it becomes necessary to convert any amount due under this Credit Agreement in Dollars or in any other currency (hereinafter in this Section 14.5 called the "first currency") into any other currency (hereinafter in this Section 14.5 called the "second currency"), then the conversion shall be made at the Agent's spot rate of exchange for buying the first currency with the second currency prevailing at the Agent's close of business on the Business Day next preceding the day on which the judgment is given or (as the case may be) the order is made. Any payment made to the Agent pursuant to this Credit Agreement in the second currency shall constitute a discharge of the obligations of the respective Borrower to pay to the Agent or any Bank any amount originally due to the Agent or any Bank in the first currency under this Credit Agreement only to the extent of the amount of the first currency which the Agent or any Bank is able, on the date of the receipt by it of such payment in any second currency, to purchase, in accordance with the Agent's or such Bank's normal banking procedures, the amount of such second currency so received. If the amount of the first currency falls short of the amount originally due to the Agent or any Bank in the first currency under this Credit Agreement, the Borrowers hereby agree that they will indemnify the Agent and the Banks against and save the Agent and the Banks harmless from any shortfall so arising. This indemnity shall constitute an obligation of such Borrower separate and independent from the other obligations contained in this Credit Agreement, shall give rise to a separate and independent cause of action and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum or sums in respect of amounts due to the Agent and the Banks under this Credit Agreement or under any such judgment or order. Any such shortfall shall be deemed to constitute a loss suffered by the Agent and the Banks and the Borrowers shall not be entitled to require any proof or evidence of any actual loss. The covenant contained in this Section 14.5 shall survive the payment in full of all of the other obligations of the Borrowers under this Credit Agreement.

                                 15. SETOFF.

         Regardless of the adequacy of any collateral, during the continuance of any Event of Default, the Borrowers acknowledge that by operation of applicable law any deposits or other sums credited by or due from any of the Banks to a Borrower and any securities or other property of a Borrower in the possession of such Bank or any affiliate may be applied to or set off by such Bank against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of a Borrower to such Bank. Each of the Banks agrees with each other Bank that if such Bank shall receive from a Borrower, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by the Notes held by, or constituting Reimbursement Obligations owed to, such Bank, by proceedings against a Borrower at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Note or Notes held by, or Reimbursement Obligations owed to, such Bank any amount in excess of its ratable portion of the payments received by all of the Banks with respect to the Notes held by, and Reimbursement Obligations owed to, all of the Banks, such Bank will make such disposition and arrangements with the other Banks with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Bank receiving in respect of the Notes held by it or Reimbursement Obligations owed it, its proportionate payment as contemplated by this Credit Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Bank, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

                               16. THE AGENT.

         16.1.  Authorization.

                  (a) The Agent is authorized to take such action on behalf of each of the Banks and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Majority Banks as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

                  (b) The relationship between the Agent and each of the Banks is that of an independent contractor. The use of the term "Agent" is for convenience only and is used to describe, as a form of convention, the independent contractual relationship between the Agent and each of the Banks. Nothing contained in this Credit Agreement nor the other Loan Documents shall be construed to create an agency, trust or other fiduciary relationship between the Agent and any of the Banks.

                  (c) As an independent contractor empowered by the Banks to exercise certain rights and perform certain duties and responsibilities hereunder and under the other Loan Documents, the Agent is nevertheless a "representative" of the Banks, as that term is defined in Article 1 of the Uniform Commercial Code, for purposes of actions for the benefit of the Banks and the Agent with respect to all collateral security and guaranties contemplated by the Loan Documents. Such actions include the designation of the Agent as "secured party", "mortgagee" or the like on all financing statements and other documents and instruments, whether recorded or otherwise, relating to the attachment, perfection, priority or enforcement of any security interests, mortgages or deeds of trust in collateral security intended to secure the payment or performance of any of the Obligations, all for the benefit of the Banks and the Agent.

         16.2. Employees and Agents. The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Credit Agreement and the other Loan Documents. The Agent may utilize the services of such Persons as the Agent in its sole discretion may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrower.

         16.3. No Liability. Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent or employee thereof, shall be liable for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, may be liable for losses due to its willful misconduct or gross negligence.

         16.4. No Representations. The Agent shall not be responsible for the execution or validity or enforceability of this Credit Agreement, the Notes, the Letters of Credit, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Parent or any of its Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any instrument at any time constituting, or intended to constitute, collateral security for the Notes or to inspect any of the properties, books or records of the Borrower or any of its Subsidiaries. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by a Borrower or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Banks, with respect to the credit worthiness or financial conditions of the Parent or any of its Subsidiaries. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement.

         16.5.  PAYMENTS.

                  16.5.1. Payments to Agent. A payment by a Borrower to the Agent hereunder or any of the other Loan Documents for the account of any Bank shall constitute a payment to such Bank. The Agent agrees promptly to distribute to each

         Bank such Bank's pro rata share of payments received by the Agent for the account of the Banks except as otherwise expressly provided herein or in any of the other Loan Documents.

                  16.5.2. Distribution by Agent. If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

                  16.5.3. Delinquent Banks. Notwithstanding anything to the contrary contained in this Credit Agreement or any of the other Loan Documents, any Bank that fails (a) to make available to the Agent its pro rata share of any Loan or to purchase any Letter of Credit Participation or (b) to comply with the provisions of Section 15 with respect to making dispositions and arrangements with the other Banks, where such Bank's share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Banks, in each case as, when and to the full extent required by the provisions of this Credit Agreement, shall be deemed delinquent (a "Delinquent Bank") and shall be deemed a Delinquent Bank until such time as such delinquency is satisfied. A Delinquent Bank shall be deemed to have assigned any and all payments due to it from a Borrower, whether on account of outstanding Loans, Unpaid Reimbursement Obligations, interest, fees or otherwise, to the remaining nondelinquent Banks for application to, and reduction of, their respective pro rata shares of all outstanding Loans and Unpaid Reimbursement Obligations. The Delinquent Bank hereby authorizes the Agent to distribute such payments to the nondelinquent Banks in proportion to their respective pro rata shares of all outstanding Loans and Unpaid Reimbursement Obligations. A Delinquent Bank shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Loans and Unpaid Reimbursement Obligations of the nondelinquent Banks, the Banks' respective pro rata shares of all outstanding Loans and Unpaid Reimbursement Obligations have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

         16.6. Holders of Notes. The Agent may deem and treat the payee of any Note or the purchaser of any Letter of Credit Participation as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

         16.7. Indemnity. The Banks ratably agree hereby to indemnify and hold harmless the Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent has not been reimbursed by a Borrower as required by Section 17), and liabilities of every nature and character arising out of or related to this Credit Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent's actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent's willful misconduct or gross negligence.

         16.8. Agent as Bank. In its individual capacity, FNBB shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it, and as the holder of any of the Notes and as the purchaser of any Letter of Credit Participations, as it would have were it not also the Agent.

         16.9. Resignation. The Agent may resign at any time by giving sixty
(60) days prior written notice thereof to the Banks and the Parent. Upon any such resignation, the Majority Banks shall have the right to appoint a successor Agent. Unless a Default or Event of Default shall have occurred and be continuing, such successor Agent shall be reasonably acceptable to the Parent. If no successor Agent shall have been so appointed by the Majority Banks and shall have accepted such appointment within thirty (30) days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a financial institution having a rating of not less than A or its equivalent by Standard & Poor's Corporation. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation, the provisions of this Credit Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

                                17. EXPENSES.

         The Parent agree to pay (a) the reasonable costs of producing and reproducing this Credit Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) without duplication to those items set forth in Section 7 and Section 20 (and giving effect to the exclusion therefrom), any taxes (including any interest and penalties in respect thereto) payable by the Agent or any of the Banks (other than Excluded Taxes) on or with respect to the transactions contemplated by this Credit Agreement (the Borrower hereby agreeing to indemnify the Agent and each Bank with respect thereto), (c) the reasonable fees, expenses and disbursements of the Agent's Special Counsel or any local counsel to the Agent incurred in connection with the preparation, administration, syndication or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (d) the fees, expenses and disbursements of the Agent incurred by the Agent in connection with the preparation, administration, syndication or interpretation of the Loan Documents and other instruments mentioned herein, including (e) all reasonable out-of-pocket expenses (including without limitation reasonable attorneys' fees and costs, which attorneys may be employees of any Bank or the Agent, and reasonable consulting, accounting, appraisal, investment banking and similar professional fees and charges) incurred by any Bank or the Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or any of its Subsidiaries or the administration thereof after the occurrence of a Default or Event of Default, including, without limitation, all reasonable out-of-pocket expenese incurred by the Banks or the Agent in connection with the enforcement of the Guaranteed Obligations, and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to any Bank's or the Agent's relationship with a Borrower or any of its Subsidiaries under this Credit Agreement and (f) all reasonable fees, expenses and disbursements of any

Bank or the Agent incurred in connection with UCC searches performed on or prior to the Closing Date or performed after such date in the ordinary course of business; provided, however, in the event the Agent or any Bank is required to pay any Florida documentary stamp tax as a result of the Agent's or such Bank's election to bring its Note into the State of Florida for any reason other than for enforcement or the preservation of its rights hereunder, such tax shall be for the Agent's or such Bank's account. The covenants of this Section 17 shall survive payment or satisfaction of all other Obligations.

                            18. INDEMNIFICATION.

         The Borrowers, ratably in accordance with the aggregate principal amount of their respective Loans, shall indemnify the Agents, the Banks and each affiliate thereof and their respective directors, officers, employees and agents from, and hold each of them harmless against, any and all losses, liabilities, claims or damages to which any of them may become subject, insofar as such losses, liabilities, claims or damages arise out of or result from any actual or proposed use by the Borrower of the proceeds of any extension of credit by any Bank hereunder or breach by any Borrower of this Credit Agreement or any other Loan Document or from any investigation, litigation (including, without limitation, any actions taken by the Agents or any of the Banks to enforce this Credit Agreement or any of the other Loan Document) or other proceeding (including, without limitation, any threatened investigation or proceeding) relating to the foregoing, and the Borrowers shall reimburse the Agents and each Bank, and each affiliate thereof and their respective directors, officers, employees and agents, upon demand for any expenses (including, without limitation, legal fees) incurred in connection with any such investigation or proceeding; but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified. The indemnification provisions (including, without limitation, provisions for default interest, to the extent that this Section 18 might be construed as duplicating the Borrowers' obligations to pay interest at the Default Rate as required elsewhere in this Agreement) set forth in this Section 18 are meant to be without duplication of any other indemnification provisions set forth in this Credit Agreement and without limiting the generality of the foregoing, the costs, expenses and other amounts that are provided for in Sections 4.10. 7.3, 7.6, 7.7, 7.8, 7.10 and 17 hereof shall not be covered by this Section 18, nor shall any costs, expenses or other amounts that are excluded from those Sections be covered by this Section 18.

         If any indemnified party shall have notice of any event or condition for which indemnification will be sought from the Borrowers hereunder, such indemnified party shall give prompt and timely notice of such event or condition to the Parent and shall cooperate fully with the Parent in taking any action with respect to such event or condition. The Parent shall have the right to control any proceedings in connection with any event or condition that is the subject to indemnification hereunder, including, without limitation, the decision to commence or not to commence such proceeding, to defend or not to defend, to discontinue or settle such proceeding or to appeal any decision with respect thereto, so long as the indemnified party is held entirely harmless pursuant hereto and the Parent is not in default in any of its obligations under this Section 18; provided, however, that the Parent may not, in connection with the settlement or disposition thereof, or otherwise, admit or acknowledge liability, fault or wrongdoing on the part of any indemnified party without the express written consent of such indemnified party; provided, further, that any indemnified party shall be entitled to control any aspect of the proceedings against them as to which an adverse outcome could, in the reasonable opinion of such indemnified party, subject such indemnified party to any criminal liability or to any liability, claim or relief not within the scope of the indemnity of the Parent, provided that the Parent shall only be required to pay the costs and expenses associated with one counsel for itself and all parties seeking indemnification hereunder; and provided, further, that if the Majority Banks reasonably object to the selection of counsel in any proceedings described in this sentence, and such objection is made in a sufficiently timely manner so as not to pose a material risk of prejudice to the Parent, its Subsidiaries, the Agent or the Banks with respect to the outcome of the proceeding, the Parent shall select other or additional counsel acceptable to the Majority Banks (which acceptance shall not be unreasonably withheld or delayed).

         Upon the payment of any amounts due to the indemnified parties under this Section 18, the Borrowers shall be subrogated to all of the indemnified party's rights and claims with respect to the subject of such indemnity payment.

                       19. SURVIVAL OF COVENANTS, ETC.

         All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Parent or any of its Subsidiaries pursuant hereto shall be deemed to have been relied upon by the Banks and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Banks of any of the Loans and the issuance, extension or renewal of any Letters of Credit, as herein contemplated, and shall continue in full force and effect so long as any Letter of Credit or any amount due under this Credit Agreement or the Notes or any of the other Loan Documents remains outstanding or any Bank has any obligation to make any Loans or the Agent has any obligation to issue, extend or renew any Letter of Credit, and for such further time as may be otherwise expressly specified in this Credit Agreement. All statements contained in any certificate or other paper delivered to any Bank or the Agent at any time by or on behalf of the Parent or any of its Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Parent or such Subsidiary hereunder.

                      20. ASSIGNMENT AND PARTICIPATION.

         20.1. Conditions to Assignment by Banks. Except as provided herein, each Bank may assign to one or more Eligible Assignees or any of such Bank's affiliates, which affiliate shall not be required to be an Eligible Assignee, all or a portion of its interests, rights and obligations under this Credit Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loans at the time owing to it, the Notes held by it and its participating interest in the risk relating to any Letters of Credit); provided that (a) each of the Agent and, unless a Default or Event of Default shall have occurred and be continuing or such assignment is being made by FNBB within six months of the Closing Date, the Parent shall have given its prior written consent to such assignment, which consent, in the case of the Parent, will not be unreasonably withheld; provided, however, in the event of an assignment by an Bank to its affiliate, the consent of the Agent and the Borrower shall not be required; (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Bank's rights and obligations under this Credit Agreement, and (c) each assignment shall be in an amount that is not less than $10,000,000. The parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined), an Assignment and Acceptance, substantially in the form of Exhibit K hereto (an "Assignment and Acceptance"), together with any Notes subject to such assignment. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, (i) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Bank hereunder, and (ii) the assigning
Bank shall, to the extent provided in such assignment and upon payment to the Agent of the registration fee referred to in Section 20.3, be released from its obligations under this Credit Agreement.

         20.2. Certain Representations and Warranties; Limitations; Covenants. By executing and delivering an Assignment and Acceptance, the parties to the assignment thereunder confirm to and agree with each other and the other parties hereto as follows:

                  (a) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Bank makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or the attachment, perfection or priority of any security interest or mortgage,

                  (b) the assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Parent and its Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations, or the performance or observance by the Parent and its Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations of any of their obligations under this Credit Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto;

                  (c) such assignee confirms that it has received a copy of this Credit Agreement, together with copies of the most recent financial statements referred to in Section 8.4 and Section 9.4 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;

                  (d) such assignee will, independently and without reliance upon the assigning Bank, the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement;

                  (e) such assignee represents and warrants that it is an Eligible Assignee;

                  (f) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Credit Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto;

                  (g) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Credit Agreement are required to be performed by it as a Bank;

                  (h) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance;

                  (i) such assignee acknowledges that it has made arrangements with the assigning Bank satisfactory to such assignee with respect to its pro rata share of Letter of Credit Fees in respect of outstanding Letters of Credit; and

                  (j) such assignee shall not be entitled to receive any greater payment which might otherwise be due such assignee under Sections 4.10, 7.3, 7.6, 7.7, 7.8 or 7.10 than the assignor would have been entitled to receive on such date with respect to the rights transferred to the extent that the circumstances giving rise to such greater payment existed on the date of such transfer, unless such transfer is made by reason of the provisions of Sections 7.6 and 7.7 requiring such Bank to designate a different lending office under certain circumstances, and in any event any costs or expenses associated with an assignment to any assignee (including, without limitation, the Florida documentary stamp tax) shall be for the account of such assignee.

         20.3. Register. The Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register or similar list (the "Register") for the recordation of the names and addresses of the Banks and the Commitment Percentage of, and principal amount of the Revolving Credit Loans owing to and Letter of Credit Participations purchased by, the Banks from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Credit Agreement. The Register shall be available for inspection by the Borrower and the Banks at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Bank agrees to pay to the Agent a registration fee in the sum of $2,500.

         20.4. General. Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment, the Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to the Parent and the Banks (other than the assigning Bank).

         20.5. Participations. Each Bank may sell participations to one or more banks or other entities in all or a portion of such Bank's rights and obligations under this Credit Agreement and the other Loan Documents; provided that (a) each such participation shall be in an amount of not less than $10,000,000, (b) any such sale or participation shall not affect the rights and duties of the selling Bank hereunder to the Borrowers, (c) no participant shall be entitled to receive any greater payment under this Credit Agreement or any other Loan Document than the Bank selling such participation would have been entitled to receive had such participation not existed and (d) the only rights granted to the participant pursuant to such participation arrangements with respect to waivers, amendments or modifications of the Loan Documents shall be the rights to approve waivers, amendments or modifications that would reduce the principal of or the interest rate on any Loans, extend the term or increase the amount of the Commitment of such Bank as it relates to such participant, reduce the amount of any commitment fees or Letter of Credit Fees to which such participant is entitled or extend any regularly scheduled payment date for principal or interest.

         20.6. Disclosure. The Borrowers agree that in addition to disclosures made in accordance with standard and customary banking practices any Bank may disclose information obtained by such Bank pursuant to this Credit Agreement to assignees or participants and potential assignees or participants hereunder; provided that such assignees or participants or potential assignees or participants shall agree (a) to treat in confidence such information unless such information otherwise becomes public knowledge, (b) not to disclose such information to a third party, except as required by law or legal process and (c) not to make use of such information for purposes of transactions unrelated to such contemplated assignment or participation.

         20.7. Assignee or Participant Affiliated with the Parent. If any assignee Bank is an Affiliate of the Parent, then any such assignee Bank shall have no right to vote as a Bank hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or other modifications to any of the Loan Documents or for purposes of making requests to the Agent pursuant to Section 14.1 or
Section 14.2, and the determination of the Majority Banks shall for all purposes of this Agreement and the other Loan Documents be made without regard to such assignee Bank's interest in any of the Loans. If any Bank sells a participating interest in any of the Loans or Reimbursement Obligations to a participant, and such participant is the Parent or an Affiliate of the Parent, then such transferor Bank shall promptly notify the Agent of the sale of such participation. A transferor Bank shall have no right to vote as a Bank hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or modifications to any of the Loan Documents or for purposes of making requests to the Agent pursuant to Section 14.1 or Section 14.2 to the extent that such participation is beneficially owned by the Parent or any Affiliate of the Parent, and the determination of the Majority Banks shall for all purposes of this Agreement and the other Loan Documents be made without regard to the interest of such transferor Bank in the Loans to the extent of such participation.

         20.8. Miscellaneous Assignment Provisions. Any assigning Bank shall retain its rights to be indemnified pursuant to Section 17 with respect to any claims or actions arising prior to the date of such assignment. If any assignee Bank is not incorporated under the laws of the United States of America or any state thereof, it shall, prior to the date on which any interest or fees are payable hereunder or under any of the other Loan Documents for its account, deliver to the Parent and the Agent certification as to its exemption from deduction or withholding of any United States federal income taxes. Anything contained in this Section 20 to the contrary notwithstanding, any Bank may at any time pledge all or any portion of its interest and rights under this Credit Agreement (including all or any portion of its Notes) to any of the twelve Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or the enforcement thereof shall release the pledgor Bank from its obligations hereunder or under any of the other Loan Documents.

         20.9. Assignment to Borrowers. The Borrowers shall not assign or transfer any of its rights or obligations under any of the Loan Documents without the prior written consent of each of the Banks.

                              21. NOTICES, ETC.

         Except as otherwise expressly provided in this Credit Agreement, all notices and other communications made or required to be given pursuant to this Credit Agreement or the Notes or any Letter of Credit Applications shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by telegraph, telecopy, facsimile or telex and confirmed by delivery via courier or postal service, addressed as follows:

                  (a) if to any Borrower, at 951 Yamato Road, Boca Raton, Florida, Attention: Chief Financial Officer, or at such other address for notice as the Parent shall last have furnished in writing to the Person giving the notice;

                  (b) if to the Agent, at 100 Federal Street, Boston, Massachusetts 02110, USA, Attention: Jay L. Massimo, Vice President, or such other address for notice as the Agent shall last have furnished in writing to the Person giving the notice; and

                  (c) if to any Bank, at such Bank's address set forth on
         Schedule 1 hereto, or such other address for notice as such Bank shall have last furnished in writing to the Person giving the notice.

         Any such notice or demand shall be deemed to have been duly given or made and to have become effective (a) if delivered by hand, overnight courier or facsimile to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer or the sending of such facsimile and
(b) if sent by registered or certified first-class mail, postage prepaid, on the third Business Day following the mailing thereof.

                             22. GOVERNING LAW.

         THIS CREDIT AGREEMENT AND, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID STATE OF NEW YORK (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON A BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN Section 21. THE BORROWERS HEREBY WAIVE ANY OBJECTION THAT ANY OF THEM MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

                                23. HEADINGS.

         The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

                              24. COUNTERPARTS.

         This Credit Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Credit Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

                         25. ENTIRE AGREEMENT, ETC.

         The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Credit Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in Section 27.

                          26. WAIVER OF JURY TRIAL.

         The Borrowers hereby waive their right to a jury trial with respect to any action or claim arising out of any dispute in connection with this Credit Agreement, the Notes or any of the other Loan Documents, any rights or obligations hereunder or thereunder or the performance of which rights and obligations. Except as prohibited by law, the Borrowers hereby waive any right any of them may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. The Borrowers (a) certify that no representative, agent or attorney of any Bank or the Agent has represented, expressly or otherwise, that such Bank or the Agent would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledge that the Agent and the Banks have been induced to enter into this Credit Agreement, the other Loan Documents to which it is a party by, among other things, the waivers and certifications contained herein.

                   27. CONSENTS, AMENDMENTS, WAIVERS, ETC.

         Any consent or approval required or permitted by this Credit Agreement to be given by all of the Banks may be given, and any term of this Credit Agreement, the other Loan Documents or any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Parent or any of its Subsidiaries of any terms of this Credit Agreement, the other Loan Documents or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Borrower and the written consent of the Majority Banks. Notwithstanding the foregoing, the rate of interest on the Notes, the term of the Notes, the amount of the Commitments of the Banks, and the amount of facility fee or Letter of Credit Fees hereunder, any scheduled payment date for principal, interest, fees, any Reimbursement Obligation, any extension of a Letter of Credit not provided for in Section 5, the release of the guarantor hereunder, any changes to this Section 27, waivers of Section 12 hereof or any other provision expressly requiring the consent of all the Banks may not be changed without the written consent of the Borrowers and the written consent of each Bank affected thereby; the definition of Majority Banks may not be amended without the written consent of all of the Banks; and the amount of the Agent's Fee or any Letter of Credit Fees payable for the Agent's account and Section 16 may not be amended without the written consent of the Agent. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Agent or any Bank in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon a Borrower shall entitle any Borrower to other or further notice or demand in similar or other circumstances.

                              28. SEVERABILITY.

         The provisions of this Credit Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Credit Agreement in any jurisdiction.

         IN WITNESS WHEREOF, the undersigned have duly executed this Credit Agreement as a sealed instrument as of the date first set forth above.

                          SENSORMATIC ELECTRONICS
                          CORPORATION




                          By: /s/ Garrett Pierce
                              -----------------------------
                              Name:
                              Title:



                          THE FIRST NATIONAL BANK OF BOSTON,
                          individually and as Agent




                          By: /s/ Jay L. Massimo
                              ------------------------------
                              Name: Jay L. Massimo
                              Title: Vice President

                          SUN TRUST BANK, SOUTH FLORIDA, N.A.




                          By: /s/ Russell E. Burnette
                              --------------------------
                              Name:  Russell E. Burnette
                              Title: Vice President

                           CITIBANK, N.A.




                           By: /s/ Carolyn R. Bodmer
                               ------------------------
                               Name:  CAROLYN R. BODMER
                               Title: Vice President

                           THE FUJI BANK LIMITED, NEW YORK
                           BRANCH





                           By: /s/ Toshiaki Yakura
                               ----------------------------
                               Name:  Toshiaki Yakura
                               Title: Senior Vice President

                           CIBC, INC.




                           By: /s/ Roger Golden
                               ------------------
                               Name: Roger Golden
                               Title: Director

                           NATIONSBANK, N.A.




                           By: /s/ Andrew M. Airheart
                               ----------------------------
                               Name:  Andrew M. Airheart
                               Title: Senior Vice President

                           UNION BANK OF SWITZERLAND, NEW
                           YORK BRANCH




                           By: /s/ Alfred W. Imholz
                               ------------------------
                               Name:  Alfred W. Imholz
                               Title: Managing Director




                           By: /s/ Jan Buettgen
                               ------------------------
                               Name:  Jan Buettgen
                               Title: Vice President
                                      Corporate Banking

                                   SCHEDULE 1

                                BANKS/COMMITMENTS



                                                 Revolving                          Commitment
                                                Credit Loan         Percentage of Revolving Credit Loans and
                  Banks                         Commitment                     Letters of Credit
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
The First National Bank of Boston              $85,000,000                           34%
Domestic Lending Office:
100 Federal Street
Boston, Massachusetts 02110
Attn: Joseph L. Massimo, Vice President
Eurodollar Lending Office:
Same as above
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
NationsBank, N.A.                              $85,000,000                           34%
Domestic Lending Office:
NationsBank Corporate Center
100 North Tryon Street
Charlotte, NC 29255
Attn: Andrew Mike Airheart,
Eurocurrency Lending Office:
Same as above
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
CIBC Inc.                                      $20,000,000                            8%
Domestic Lending Office:
Two Paces West, Suite 1200
2727 Paces Ferry Road
Atlanta, Georgia 30330
Attn: Richard Popp, Vice President
Eurocurrency Lending Office:
Same as above
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
Citibank N.A.                                  $15,000,000                            6%
Domestic Lending Office:
c/o Citicorp USA, Inc'
400 Perimeter Center Terrace
Suite 600
Atlanta, Georgia 30346
Attn: Kirk Lakeman, Vice President
Eurodollar Lending Office:
Same as above
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
Union Bank of Switzerland                      $15,000,000                            6%
Domestic Lending Office
299 Pak Avenue
New York, New York 10171
Attn: Jan Buettgen, Vice President
Eurocurrency Lending Office:
Same as above
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
The Fuji Bank, Limited                         $15,000,000                            6%
Domestic Lending Office:
New York Branch
Domestic Lending Office:
Two World Trade Center
New York, New York 10048
Attn: Chigusa Tada, Assistant Vice
President
Eurocurrency Lending Office:
Same as above
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
Suntrust Bank                                  $15,000,000                            6%
Domestic Lending Office:
501 East Los Olas Blvd.
Fort Lauderdale, Florida 33301
Attn: Russell E. Burnette
Eurocurrency Lending Office:
Same as above
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
                           Totals:            $250,000,000                           100%
----------------------------------------------------------------------------------------------------------------